Exhibit 10.3

LOAN AGREEMENT

dated as of May 15, 2023

among

ORION GROUP HOLDINGS, INC. and

CERTAIN OF ITS SUBSIDIARIES from time to time party hereto as BORROWERS,

THE ENTITIES FROM TIME TO TIME PARTY HERETO,
as Lenders,

WHITE OAK COMMERCIAL FINANCE, LLC,
as Administrative Agent and Collateral Agent

TABLE OF CONTENTS

Page

ARTICLE I CERTAIN DEFINED TERMS; CERTAIN RULES OF CONSTRUCTION1

SECTION 1.01 CERTAIN DEFINED TERMS.1

SECTION 1.02 CERTAIN RULES OF CONSTRUCTION.50

ARTICLE II Credit Extensions53

SECTION 2.01 LOANS.53

SECTION 2.02 INTEREST.56

SECTION 2.03 PAYMENT AND PREPAYMENT OF PRINCIPAL.59

SECTION 2.04 CERTAIN FEES.63

SECTION 2.05 LETTERS OF CREDIT.64

SECTION 2.06 MANNER OF PAYMENTS.66

SECTION 2.07 INCREASED COSTS.67

SECTION 2.08 PAYMENTS FREE OF TAXES.68

SECTION 2.09 SHARING OF PAYMENTS.71

SECTION 2.10 PAYMENTS GENERALLY.72

SECTION 2.11 MITIGATION OBLIGATIONS; REPLACEMENT OF LENDERS.73

SECTION 2.12 NATURE AND EXTENT OF LIABILITY.74

ARTICLE III [RESERVED]77

ARTICLE IV CONDITIONS TO EFFECTIVENESS77

SECTION 4.01 CONDITIONS PRECEDENT TO INITIAL LOAN.77

SECTION 4.02 CONDITIONS PRECEDENT TO ALL CREDIT EXTENSIONS.80

ARTICLE V REPRESENTATIONS AND WARRANTIES81

SECTION 5.01 CORPORATE EXISTENCE AND POWER.81

SECTION 5.02 CORPORATE AUTHORIZATION; NO CONTRAVENTION.81

SECTION 5.03 GOVERNMENTAL AUTHORIZATION; COMPLIANCE WITH LAWS.81

SECTION 5.04 BINDING EFFECT.82

SECTION 5.05 LITIGATION.82

SECTION 5.06 NO DEFAULTS.82

SECTION 5.07 EMPLOYEE BENEFIT PLANS.82

SECTION 5.08 USE OF PROCEEDS.83

SECTION 5.09 TITLE TO ASSETS.83

SECTION 5.10 TAXES.84

SECTION 5.11 FINANCIAL CONDITION.84

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SECTION 5.12 ENVIRONMENTAL MATTERS.84

SECTION 5.13 MARGIN REGULATIONS; REGULATED ENTITIES.85

SECTION 5.14 LOCATION OF INVENTORY AND EQUIPMENT; CHIEF EXECUTIVE OFFICE; ELIGIBLE EQUIPMENT.85

SECTION 5.15 INTELLECTUAL PROPERTY.85

SECTION 5.16 EQUITY INTEREST HELD BY LOAN PARTIES; EQUITY INTERESTS IN BORROWERS.86

SECTION 5.17 INSURANCE.86

SECTION 5.18 COLLATERAL AND COLLATERAL DOCUMENTS.86

SECTION 5.19 LABOR RELATIONS.86

SECTION 5.20 SOLVENCY.87

SECTION 5.21 [RESERVED].87

SECTION 5.22SANCTIONS; ANTI-CORRUPTION LAWS; ANTI-MONEY LAUNDERING LAWS.87

SECTION 5.23 [RESERVED].87

SECTION 5.24 FULL DISCLOSURE.87

ARTICLE VI AFFIRMATIVE COVENANTS88

SECTION 6.01 FINANCIAL STATEMENTS AND COLLATERAL REPORTING.88

SECTION 6.02 CERTIFICATES; OTHER INFORMATION.91

SECTION 6.03 NOTICES.92

SECTION 6.04 PAYMENT OF CERTAIN OBLIGATIONS.94

SECTION 6.05 PRESERVATION OF EXISTENCE, ETC.94

SECTION 6.06 MAINTENANCE OF PROPERTIES.94

SECTION 6.07 MAINTENANCE OF INSURANCE.94

SECTION 6.08 COMPLIANCE WITH LAWS.95

SECTION 6.09 BOOKS AND RECORDS.95

SECTION 6.10 INSPECTION RIGHTS; LENDER MEETINGS.96

SECTION 6.11 USE OF PROCEEDS.97

SECTION 6.12 COLLATERAL ACCOUNTS AND EXCLUDED ACCOUNTS.97

SECTION 6.13 FINANCIAL COVENANTS.97

SECTION 6.14 PROTECTION OF INTELLECTUAL PROPERTY RIGHTS.98

SECTION 6.15 LITIGATION COOPERATION.98

SECTION 6.16 ERISA COMPLIANCE.98

SECTION 6.17 MATERIAL CONTRACTS.98

SECTION 6.18 FURTHER ASSURANCES.99

SECTION 6.19 POST-CLOSING COVENANT.100

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SECTION 6.20 ENVIRONMENTAL.100

SECTION 6.21 LANDLORD AND STORAGE AGREEMENTS.100

SECTION 6.22 AFTER ACQUIRED PROPERTY.100

ARTICLE VII NEGATIVE COVENANTS101

SECTION 7.01 LIENS.101

SECTION 7.02 INVESTMENTS.103

SECTION 7.03 DEBT.105

SECTION 7.04 FUNDAMENTAL CHANGES.106

SECTION 7.05 DISPOSITIONS.107

SECTION 7.06 RESTRICTED PAYMENTS; CERTAIN PAYMENTS OF DEBT.108

SECTION 7.07 CHANGES RELATING TO DEBT.110

SECTION 7.08 TRANSACTIONS WITH AFFILIATES.110

SECTION 7.09 BURDENSOME AGREEMENTS.111

SECTION 7.10 MARGIN STOCK.112

SECTION 7.11 CERTAIN GOVERNMENTAL REGULATIONS.113

SECTION 7.12 DISQUALIFIED EQUITY INTERESTS.113

SECTION 7.13 FLEET EQUIPMENT MATTERS.113

SECTION 7.14 ORION CERTIFICATE OF INCORPORATION.113

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES114

SECTION 8.01 EVENTS OF DEFAULT.114

SECTION 8.02 RIGHTS AND REMEDIES.117

SECTION 8.03 EQUITY CURE.123

ARTICLE IX AGENTS125

SECTION 9.01 APPOINTMENT AND AUTHORIZATION OF AGENTS.125

SECTION 9.02 RIGHTS AS A LENDER.125

SECTION 9.03 EXCULPATORY PROVISIONS.125

SECTION 9.04 RELIANCE BY THE AGENTS.126

SECTION 9.05 DELEGATION OF DUTIES.126

SECTION 9.06 RESIGNATION OF THE AGENTS.127

SECTION 9.07 NON-RELIANCE ON AGENT AND OTHER LENDERS.127

SECTION 9.08 NO OTHER DUTIES, ETC.127

SECTION 9.09 EACH AGENT MAY FILE PROOFS OF CLAIM.128

SECTION 9.10 GUARANTY MATTERS.128

SECTION 9.11 COLLATERAL AND OTHER MATTERS.128

ARTICLE X GENERAL PROVISIONS130

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SECTION 10.01 AMENDMENTS, ETC.130

SECTION 10.02 NOTICES; ELECTRONIC COMMUNICATIONS.134

SECTION 10.03 NO WAIVER; CUMULATIVE REMEDIES.136

SECTION 10.04 EXPENSES; INDEMNITY; DAMAGE WAIVER.136

SECTION 10.05 MARSHALLING; PAYMENTS SET ASIDE.138

SECTION 10.06 SUCCESSORS AND ASSIGNS.139

SECTION 10.07 TREATMENT OF CERTAIN INFORMATION; CONFIDENTIALITY.142

SECTION 10.08 RIGHT OF SETOFF.143

SECTION 10.09 INTEREST RATE LIMITATION.144

SECTION 10.10 COUNTERPARTS; INTEGRATION; EFFECTIVENESS.144

SECTION 10.11 SURVIVAL OF REPRESENTATIONS AND WARRANTIES.144

SECTION 10.12 SEVERABILITY.144

SECTION 10.13 PATRIOT ACT NOTICE.145

SECTION 10.14 [RESERVED].145

SECTION 10.15 TIME OF THE ESSENCE.145

SECTION 10.16 GOVERNING LAW; JURISDICTION; ETC.145

SECTION 10.17 WAIVER OF RIGHT TO JURY TRIAL.146

SECTION 10.18 RELEASE.146

SECTION 10.19 TERMINATION.146

SECTION 10.20 ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF AFFECTED FINANCIAL INSTITUTIONS.146

SECTION 10.21 ACKNOWLEDGEMENT REGARDING ANY SUPPORTED QFCS.147

SECTION 10.22 ERRONEOUS PAYMENTS.147

-iv-

SCHEDULES

1.01	Schedule of Documented Vessels and Locations
1.03	Schedule of Titled Vessels and Locations
1.04	Schedule of Undocumented Vessels and Locations
1.05	Schedule of Vessels Eligible for Documentation but not yet Documented
2.01(a)	Schedule of Term Loan Lenders; Term Loan Commitments; Term Loan Percentage Shares
2.01(b)	Schedule of Revolver Lenders; Revolver Loan Commitments; Revolver Loan Percentage Shares
5.05	Schedule of Certain Litigation
5.08	Schedule of Permitted Uses of Proceeds of Loans
5.09(b)	Schedule of Owned Real Property
5.09(c)	Schedule of Leased or Licensed Real Property
5.11	Deviations from GAAP
5.14	Schedule of Locations of Inventory and Equipment
5.16	Schedule of Equity Interests Held by Loan Parties; Equity Interests in Loan Parties
5.17	Schedule of Insurance
5.19	Schedule of Certain Labor Issues
6.12	Schedule of Collateral Accounts and Excluded Accounts
6.19	Schedule of Post-Closing Covenants
7.01	Schedule of Certain Permitted Liens
7.02	Schedule of Certain Investments
7.03	Schedule of Certain Permitted Debt
10.02	Agent's Office; Certain Addresses for Notices

EXHIBITS

AForm of Compliance Certificate

B[Reserved]

CForm of Assignment and Assumption Agreement

DForm of Request for Loan

E-1 - E-4Forms of U.S. Tax Compliance Certificate

FForm of Borrowing Base Report

GForm of Term Loan Note

HForm of Revolver Loan Note

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LOAN AGREEMENT

This Loan Agreement, dated as of May 15, 2023, is entered into by and among ORION GROUP HOLDINGS, INC., a Delaware corporation ("Orion"), certain Subsidiaries of Orion from time to time party hereto as a Borrower (collectively and together with Orion, jointly and severally, the "Borrowers" and each individually a "Borrower"), the several financial institutions from time to time party to this Agreement as Lenders, WHITE OAK COMMERCIAL FINANCE, LLC, a Delaware limited liability company ("WOCF"), as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, "Administrative Agent") and as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, "Collateral Agent").

RECITALS

WHEREAS, the Borrowers have requested that Lenders make available to the Borrowers the extensions of credit referenced herein on the terms and conditions contained herein; and

WHEREAS, Lenders have agreed severally to make such extensions of credit available to the Borrowers on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

ARTICLE I
CERTAIN DEFINED TERMS; CERTAIN RULES OF CONSTRUCTION
SECTION 1.01	CERTAIN DEFINED TERMS.

As used herein:

"ABR Index Rate" means, as of any SOFR Index Adjustment Date, a rate per annum equal to the highest of: (a) the Federal Funds Rate plus 1/2 of 1.00%; (b) the rate of interest last quoted by The Wall Street Journal as the "Prime Rate" in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the "bank prime loan" rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by Administrative Agent), and (c) the Floor.

"Accounts" means, as to any Person, all accounts (as that term is defined in the UCC) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), including:  (a) all accounts (as that term is defined in the UCC), payment intangibles (as that term is defined in the UCC), other receivables, book debts, all other rights to payment and/or reimbursement of every kind and description, including under governmental entitlement programs, and all other forms of obligations (other than forms of obligations evidenced by chattel paper or instruments) (including any such obligations that may be characterized as an account or contract right under the UCC); (b) all of such Person's rights in, to and under all purchase orders or receipts for goods or services; (c) all of such Person's rights to any goods represented by any of the foregoing (including unpaid sellers' rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods); (d) all rights to payment due to such Person for goods or other property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for the use or hire of a vessel under a charter or any other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Person or in connection with any other transaction (whether or not yet earned by performance on the part of such Person); and (e) all collateral security of any kind given by any Account Debtor or any other Person with respect to any of the foregoing.

"Account Debtor" means any Person who is or may become obligated with respect to, or on account of, an Account, Chattel Paper or General Intangible (including a payment intangible (as that term is defined in the UCC)).

"Accounts Formula Amount" means the result of the sum of (i) 90% of the Value of Eligible Accounts, minus (b) the amount, if any, of the Dilution Reserve.

"Acquisition" means the acquisition, whether through a single transaction or a series of related transactions, of (a) a majority of the voting Equity Interests or other controlling ownership interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity or other ownership interest or upon the exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person.

"Administrative Agent" has the meaning set forth in the preamble.

"Administrative Borrower" has the meaning set forth in Section 2.12(g).

"Administrative Detail Form" means an administrative detail form supplied by, or otherwise acceptable to, Administrative Agent.

"Affected Financial Institution" means (a) any EEA Financial Institution or (b) any UK Financial Institution.

"Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, that, none of the Agents, any Lender or any of their respective Affiliates shall be considered an Affiliate of the Borrowers or any Subsidiary thereof; provided, further that for purposes of the definition of Eligible Accounts, if any Person owns directly or indirectly 15% or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 15% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person), then both such Persons shall be Affiliates of each other.

"Agent" means each of Administrative Agent and Collateral Agent, and "Agents" means collectively, Administrative Agent and Collateral Agent.

"Agent Indemnitees" means Administrative Agent, Collateral Agent and each of their respective officers, directors, employees, Affiliates, agents and attorneys.

"Agent's Office" means Administrative Agent's address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as Administrative Agent may from time to time notify Administrative Borrower and each other Lending Party.

"Agreement" means this Loan Agreement, as amended, restated, replaced, supplemented or otherwise modified from time to time.

"ALTA Survey" means a survey reasonably satisfactory to the Agents prepared by a surveyor licensed to perform surveys in the jurisdiction in which such Mortgaged Property is located in accordance with the standards adopted by the American Land Title Association and the National Society of Professional Surveys, known as the "Minimum Standard Detail Requirements of Land Title Surveys (Effective February 23, 2021)", including such table A items as are reasonably required by Agents, and sufficient form to satisfy the requirements of the Title Company to issue the applicable policy of mortgage title insurance without a standard survey exception, with all extended coverage and endorsements reasonably requested by the Agents, and otherwise in form and substance reasonably acceptable to Agents.

"Anti-Corruption Laws" means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries is located or is doing business.

"Anti-Money Laundering Laws" means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries is located or is doing business that relates to money laundering, including the Bank Secrecy Act, as amended by the PATRIOT Act, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

"Applicable Lender" means (i) with respect to the Term Loan Obligations, the Term Loan Lenders and (ii) with respect to the Revolver Obligations, the Revolver Lenders.

"Applicable Level I EBITDA Threshold" means, for the Quarterly Test Period ended June 30, 2023, $3,000,000, for the Semi-Annual Test Period ended September 30, 2023, $11,000,000, for the Tri-Quarterly Test Period ended December 31, 2023, $19,000,000, for the TFQ Test Period ended March 31, 2024, $37,500,000, and for the TFQ Test Period ended June 30, 2024, $57,500,000.

"Applicable Level II/III EBITDA Threshold" means, for the Quarterly Test Period ended June 30, 2023, $1,000,000, for the Semi-Annual Test Period ended September 30, 2023, $8,000,000, for the Tri-Quarterly Test Period ended December 31, 2023, $13,500,000, for the TFQ Test Period ended March 31, 2024, $27,000,000, and for the TFQ Test Period ended June 30, 2024, $41,500,000.

"Applicable Margin" means, as of any date of determination, with respect to any (a) Term Loan, eight percent (8.00%) per annum, and (b) Revolver Loan, the applicable margin set forth in the following table that corresponds to the Average Excess Revolver Availability of Borrowers for the most recently completed month (to be re-determined as of the first day of each month) and either Consolidated EBITDA (prior to the Covenant Toggle Date) or, Consolidated Fixed Charge Coverage Ratio (from and after the Covenant Toggle Date), of Borrowers for the most recently completed Fiscal Quarter for which financial statements and a certified calculation of Consolidated EBITDA and Consolidated Fixed Charge Coverage Ratio have been delivered pursuant to Section 6.01(a) or (b), as applicable, and Section 6.02(a) (to be re-determined as of the first day of each month, commencing with September 1, 2023, following the month in which such financial statements and Compliance Certificate are delivered); provided that (i) for the period from the Closing Date through and including May 31, 2023, the Applicable Margin shall be set at the margin in the row styled "Level II", and (ii)  the row styled "Level I" shall not be available until after delivery of the Compliance Certificate for the Fiscal Quarter ended June 30, 2023, and, prior to such delivery through August 31, 2023, the Applicable Margin shall be set at Level II or Level III, as applicable, based solely on the Average Excess Revolver Availability calculation for the applicable prior month

Level	Average Excess Revolver Availability, Consolidated EBITDA and Consolidated Fixed Charge Coverage Ratio	Applicable Margin
I

Average Excess Revolver Availability of ≥ $35,000,000 and Consolidated EBITDA (prior to the Covenant Toggle Date) of ≥ the Applicable Level I EBITDA Threshold, and Consolidated Fixed Charge Coverage Ratio (from and after the Covenant Toggle Date) of ≥ 1.20:1.00 (collectively, the "Level I Requirements")

5.25 percentage points
II

Average Excess Revolver Availability of ≥ $20,000,000, and Consolidated EBITDA (prior to the Covenant Toggle Date) of ≥ the Applicable Level II/III EBITDA Threshold and Consolidated Fixed Charge Coverage Ratio (from and after the Covenant Toggle Date) of ≥ 1.00:1.00, and the Level I Requirements are not met

5.50 percentage points
III

Average Excess Revolver Availability of < $20,000,000, Consolidated EBITDA (prior to the Covenant Toggle Date) of < the Applicable Level II/III EBITDA Threshold, or Consolidated Fixed Charge Coverage Ratio (from and after the Covenant Toggle Date) of < 1.00:1.00

5.75 percentage points

Average Excess Revolver Availability shall be calculated by Administrative Agent based on the Borrowing Base Reports delivered by Administrative Borrower during the preceding Fiscal Month, and the Consolidated EBITDA and Consolidated Fixed Charge Coverage Ratio shall be reported by the Borrowers in each Compliance Certificate delivered for a Fiscal Quarter end in accordance with Section 6.02(a); provided, however, that solely for purposes of determining the Applicable Margin, the Consolidated Fixed Charge Coverage Ratio shall be based on a Semi-Annual Test Period.  Any increase or decrease in the Applicable Margin resulting from a change in Average Excess Revolver Availability and/or the Consolidated EBITDA or Consolidated Fixed Charge Coverage Ratio, as applicable, shall become effective as of the first calendar day of each Fiscal Month; provided, that if the Borrowing Base Reports (including any required financial information in support thereof), annual or quarterly financial statements or Compliance Certificates are not delivered when due, then Level III shall apply until such time as such Borrowing Base Reports and supporting information, financial statements and Compliance Certificates, as applicable, are delivered.  In the event that the information regarding the Consolidated EBITDA or the Consolidated Fixed Charge Coverage Ratio contained in any Compliance Certificate delivered pursuant to Section 6.02(a) is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an "Applicable Period") than the Applicable Margin actually applied for such Applicable Period, then (i) Borrowers shall immediately deliver to Administrative Agent a correct Compliance Certificate for such Applicable Period, (ii) the Applicable Margin shall be determined as if the correct Applicable Margin (as set forth in the table above) were applicable for such Applicable Period, and (iii) Borrowers shall immediately deliver to Administrative Agent full payment in respect of the accrued additional interest as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by Administrative Agent to the affected Obligations.  Any adjustment in the Applicable Margin shall be applicable to all Revolver

Loans then existing or subsequently made during the applicable period for which the relevant Applicable Margin applies.

If Borrowers have not received sufficient cash proceeds from Specified Post-Closing Liquidity Transactions to meet any deadline set forth in item 1 of Schedule 6.19 (without giving effect to the grace periods set forth therein), then the Applicable Margin shall be increased by 0.50 percentage points on each of (x) the date of such missed deadline and (y) the first day of every 7 day period after such missed deadline, until the Borrowers having received sufficient cash proceeds from Specified Post-Closing Liquidity Transactions to meet the required threshold for the deadline that was missed, at which time any increases in the Applicable Margin that have occurred as a result of such missed deadline (but not any other missed deadline) shall cease to be effective; provided, that the Applicable Margin shall not be increased by more than 2.00 percentage points in the aggregate at any time as a result of this sentence. Additionally, if Borrowers have not received sufficient cash proceeds from Specified Post-Closing Liquidity Transactions to meet any deadline set forth in item 1 of Schedule 6.19 after giving effect to any applicable grace period set forth therein, then Level III shall apply as of the end of such grace period (or deadline, if no grace period is applicable) until the Borrowers have received sufficient cash proceeds from Specified Post-Closing Liquidity Transactions to meet the required threshold for the deadline that was missed.

"Application Event" means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Administrative Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 8.02(d) of this Agreement.

"Approved Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities, which Person is administered or managed by (a) a Lending Party, (b) an Affiliate of a Lending Party or (c) an entity, or an Affiliate of an entity, that administers or manages a Lending Party; provided, that an "Approved Fund" shall not include any Loan Party or any of its Affiliates.

"Approved Operating Jurisdiction" shall mean the United States and the Bahamas; provided that, upon Administrative Agent's prior written consent, another operating jurisdiction may be approved but only if such jurisdiction provides Administrative Agent with the satisfactory ability to enforce ship mortgages as determined by the Agents in their Permitted Discretion (it being understood that Agents may request customary local counsel legal opinions in making such determination).

"Assignment and Assumption" means an assignment and assumption entered into by a Lending Party and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, substantially in the form of Exhibit C, or such other form as agreed by the Administrative Agent.

"Assignment of Earnings" means that certain Assignment of Earnings given by certain Loan Parties in favor of Administrative Agent, dated as of May 15, 2023, as the same may be amended or modified from time to time.

"Assignment of Insurances" that certain Assignment of Insurances given by certain Loan Parties in favor of Administrative Agent, dated as of May 15, 2023, as the same may be amended or modified from time to time.

"Attributable Debt" means, on any date of determination: (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP; and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

"Audited Closing Financial Statements" means the audited financial statements of Orion, comprised of the balance sheet of Orion as of December 31, 2022, and the related statements of income, stockholder's equity and cash flows for the fiscal year ended December 31, 2022, together with all related notes thereto.

"Auditor" has the meaning set forth in Section 6.01(a).

"Authorized Financial Officer" means, with respect to each Loan Party, the chief executive officer, president, chief financial officer, or any other senior officer in the finance department of such Loan Party.  Any document delivered hereunder that is signed by an Authorized Financial Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Authorized Financial Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

"Average Excess Revolver Availability" means, with respect to any period, the sum of the aggregate amount of Revolver Availability for each Business Day in such period (as calculated by Administrative Agent as of the end of each respective Business Day) divided by the number of Business Days in such period.

"Average Revolver Usage" means, with respect to any period, the sum of the aggregate amount of Revolver Usage for each Business Day in such period (as calculated by Administrative Agent as of the end of each respective Business Day) divided by the number of Business Days in such period.

"Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

"Bail-In Legislation" means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

"Bankruptcy Code" means Title 11 of the United States Code, as in effect from time to time.

"Bankruptcy Laws" means, collectively: (a) the Bankruptcy Code; and (b) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor-relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

"Base Rate" means an interest rate equal to (a) the sum of: (x) the SOFR Index Rate, as adjusted as of each SOFR Index Adjustment Date, plus (y) the Applicable Margin in effect from time to time per annum or (b) with respect to the affected Loans, during the existence of a Market Disruption Event (commencing on the first day of the first month following such Market Disruption Event and for each subsequent month occurring during such Market Disruption Event with respect to any outstanding affected

Loans), the sum (x) of the ABR Index Rate, as adjusted as of each SOFR Index Adjustment Date, plus (y) the Applicable Margin in effect from time to time per annum.

"BHC Act Affiliate" of a party means an "affiliate" (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

"Board of Directors" means, as to any Person, the board of directors (or comparable managers) or other governing Person or body of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

"Books and Records" means, as to any Person, all of such Person's books and records including ledgers, federal and state tax returns, records regarding such Person's assets or liabilities, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

"Borrower" and "Borrowers" have the respective meanings ascribed thereto in the introductory paragraph hereof.

"Borrowing Base " means the Revolver Loan Borrowing Base or the Term Loan Borrowing Base, as applicable.

"Borrowing Base Report" means a report of the Revolver Loan Borrowing Base and the Term Loan Borrowing Base, in the form of Exhibit F (together with such supporting detail attached thereto as is reasonably required by Administrative Agent) or otherwise in form and substance satisfactory to Administrative Agent in its Permitted Discretion.

"Borrowing Request" means a written request for funding of the Loan, substantially in the form of Exhibit D.

"Business Day" means (i) any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York, New York or any city and state where Administrative Agent's Office is located, (ii) any day that any of the Federal Reserve Bank of New York or the New York Stock Exchange is closed, and (iii) any other day included in the recommended holiday schedule of the Loan Syndications and Trading Association for calculating delayed compensation; provided, that, if such day relates to any interest rate settings as to a Loan that is based on SOFR, any fundings, disbursements, settlements, and payments in respect of any Loan accruing interest based upon the SOFR Index Rate, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Loan, the term "Business Day" means any such day that is also a U.S. Government Securities Business Day.

"Capital Expenditures" means, with respect to any Person, all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases that is capitalized on the balance sheet of such Person including in connection with a sale leaseback transaction) by such Person for the acquisition or leasing of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that are required to be capitalized under GAAP on a balance sheet of such Person.  For purposes of this definition, but without duplication: (a) the amount of any Capital Expenditure in connection with the purchase of any of equipment that is purchased simultaneously with the trade-in of existing equipment owned by such Person thereof or with insurance proceeds shall be the result of (i) the gross amount of the purchase price, minus (ii) the credit granted by the seller of such equipment for such equipment being traded in at such time, or the amount of such proceeds, as the case may be; (b) Capital Expenditures shall be offset (but not to an amount less than zero) by the amount of sale proceeds (excluding gains) from the Disposition of fixed or capital assets or additions to equipment (other than any such proceeds of the Specified Sale Leaseback Transactions or any other Specified Asset Disposition) that are not otherwise treated as a credit pursuant to the foregoing clause (a) or attributable to an exclusion from Capital Expenditures pursuant to the following clause (c), and (c) the following shall not constitute "Capital Expenditures": (i) an acquisition to the extent made with the proceeds of a Disposition in accordance with Section 7.05(c), (ii) expenditures to the extent that they are made to effect leasehold improvements to any property leased by such Person as lessee, to the extent that such expenses have been reimbursed in cash by the landlord that is not a Loan Party or a Subsidiary thereof, (iii) expenditures to the extent that they are actually paid for by a third party (excluding any Loan Party or any Subsidiary thereof) and for which no Loan Party or any Subsidiary thereof has provided or is required to provide or incur, directly or indirectly, any consideration or monetary obligation to such third party or any other person (whether before, during or after such period), (iv) [reserved], and (v) expenditures financed with the proceeds of capital contributions to, or issuances of qualified Equity Interests by, Orion that are received by Orion substantially contemporaneously with the making of such expenditure.

"Capital Lease" means any lease which, in accordance with GAAP, is required to be capitalized for financial reporting purposes.

"Cash Dominion Event" means the occurrence of either of the following:  (i) the occurrence and continuance of any Event of Default, or (ii) Liquidity falls below (x) $10,000,000, at any time, (y) $20,000,000, as of the second consecutive date of delivery of a Borrowing Base Certificate reflecting Liquidity of less than $20,000,000, or (z) $20,000,000, at any time, and Borrowers, in their sole and absolute discretion in the case of this clause (z), direct Administrative Agent that a Cash Dominion Event has occurred and a Cash Dominion Period has commenced.

"Cash Dominion Period" means the period commencing after the occurrence of a Cash Dominion Event and continuing until the date when (i) no Event of Default shall exist and be continuing, and (ii) Liquidity is greater than $20,000,000 for 30 consecutive days.

"Cash Equivalents" means any of the following types of property, to the extent owned by Orion or any of its Domestic Subsidiaries that are Loan Parties free and clear of all Liens (other than Permitted Liens):

(a)cash, denominated in Dollars;
(b)readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof, or obligations the timely payment of principal and interest on which are fully and unconditionally guaranteed by the government of the United States or any state or municipality thereof, in each case so long as such obligation has an investment grade rating by S&P and Moody's;
(c)commercial paper rated at least P-1 (or the then equivalent grade) by Moody's and A-1 (or the then equivalent grade) by S&P, or carrying an equivalent rating by a nationally recognized rating agency if at any time neither Moody's nor S&P shall be rating such obligations;
(d)insured certificates of deposit or bankers' acceptances of, or time deposits with any Lender or with any commercial bank that (i) is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in the first portion of clause (c) above, (iii) is organized under the laws of the United States or of any state thereof and (iv) has combined capital and surplus of at least $250,000,000;

(e)readily marketable general obligations of any corporation organized under the laws of any state of the United States of America, payable in the United States of America, expressed to mature not later than twelve months following the date of issuance thereof and rated A or better by S&P or A3 or better by Moody's; and
(f)readily marketable shares of investment companies or money market funds that, in each case, invest solely in the forgoing Investments described in clauses (a) through (f) above.

"CFC" means a controlled foreign corporation within the meaning of Section 957 of the Code in which any Loan Party or direct or indirect owner of a Loan Party is a "United States shareholder" within the meaning of Section 951(b) of the Code; provided however, for the purposes of this Agreement and any other Loan Document, ORION MARINE CONSTRUCTION BAHAMAS, LLC or any Subsidiary thereof, shall not be treated as a CFC.

"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty; (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything to the contrary contained herein: (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or the implementation thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law" regardless of the date enacted, adopted or issued or implemented.

"Change of Control" means that:

(a)an event or series of events by which any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 35% or more of the Equity Interests of Orion entitled (without regard to the occurrence of any contingency) to vote for the election of members of the board of directors or equivalent governing body of Orion on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or
(b)Orion fails to own and control, beneficially and of record, directly or indirectly, 100% of the issued and outstanding Equity Interests of each of its Subsidiaries which constitute Borrowers or other Loan Parties, except pursuant to a transaction expressly permitted pursuant to the terms of the Loan Document.

"Chattel Paper" means, as to any Person, all chattel paper (as that term is defined in the UCC), including electronic chattel paper (as that term is defined in the UCC), now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party).

"Claims" means, collectively, any claim or cause of action based upon or arising out of this Agreement, the other Loan Documents or any of the transactions contemplated hereby or thereby, including contract claims, tort claims, breach of duty claims, and all other common law or statutory claims.

"Closing Date" means May 15, 2023.

"Closing Date Accounts" has the meaning ascribed thereto in Section 6.12(a).

"CME Term SOFR Page" means, as of any time on any SOFR Index Adjustment Date, the display designated as "CME Term SOFR Rates" on the website of CME Group Benchmark Administration Limited at such time on such date (or, if such display is unavailable, then on any successor or substitute page of such service, or any successor to, or substitute for, such service, providing rate quotations comparable to those currently provided on such page of such service, as reasonably determined by the Administrative Agent from time to time for purposes of providing forward-looking term rates for SOFR).

"Code" means the Internal Revenue Code of 1986, as amended.

"Collateral" means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Loan Party or any of their respective Subsidiaries or any Pledgor in or upon which a Lien is granted by such Person in favor of either Agent or the Lenders under any of the Loan Documents; provided that the "Collateral" shall not include Excluded Property or Excluded Real Property.

"Collateral Access Agreement" means a landlord waiver, bailee letter, licensor agreement or acknowledgement agreement between Administrative Agent and any lessor, warehouseman, processor, consignee, licensor of a Loan Party or any of its Subsidiaries (including, without limitation, with respect to any leased Real Property), or any other Person in possession of, having a Lien upon, or having rights or interests in any Loan Party's or any of its Subsidiaries' books and records, Equipment, or Inventory, or Intellectual Property in each case, in form and substance reasonably satisfactory to Administrative Agent.

"Collateral Accounts" means all commodity accounts, deposit accounts and securities accounts (in each case, as defined in the UCC) of any Loan Party, other than the Excluded Accounts.

"Collateral Documents" means, collectively:  (a) this Agreement; (b) each Control Agreement entered into in connection with this Agreement; (c) each Deed of Trust; (d) the Guaranty and Security Agreement; (e) each Copyright Security Agreement; (f) each Patent Security Agreement; (g) each Trademark Security Agreement; (h) each Collateral Access Agreement, (i) each Ship Mortgage, (j) the Maritime Security Documents, (k) any guaranty, guaranty and security agreement or other document similar to the documents referred to in clauses (a) through (j) of this definition executed on or after the Closing Date pursuant to the terms hereof or otherwise in connection with the transactions contemplated hereby; and (k) all financing statements (or comparable documents now or hereafter filed in accordance with the Uniform Commercial Code or other comparable Law) against Borrowers or any other Loan Party or any other Loan Document as debtor in favor of each Agent, for the benefit of itself and each other Lending Party (or any of the foregoing), as secured party.

"Collateralization" and "Collateralize" each means, with respect to Letters of Credit, the deposit by Borrowers in a cash collateral account established and controlled by or on behalf of Administrative Agent of an amount equal to 105% of the aggregate Letter of Credit Usage.

"Collection Account" means a special account established by Borrowers at Regions Bank, or another bank reasonably acceptable to Administrative Agent, over which Administrative Agent has control for withdrawal purposes following the issuance of a notice provided by the Administrative Agent during a Cash Dominion Period.

"Commitment" means for any Lender, the aggregate amount of such Lender's Revolver Commitment and/or Term Loan Commitment.

"Commitments" means the aggregate amount of all Revolver Commitments and Term Loan Commitments.

"Compliance Certificate" means a certificate substantially in the form of Exhibit A.

"Consolidated EBITDA" means, for any applicable Test Period, for Loan Parties and their Subsidiaries on a consolidated basis, the sum for such period of (without duplication): (a) Consolidated Net Income; plus (b) Consolidated Interest Expense (net of interest income) to the extent included in the determination of such Consolidated Net Income; plus (c) all amounts treated as expenses for depreciation and the amortization of intangibles of any kind, but in each case only to the extent included in the determination of such Consolidated Net Income; plus (d) all accrued taxes on or measured by income and distributions for such taxes, but in each case only to the extent deducted in the determination of such Consolidated Net Income; plus (e) fees, charges and expenses incurred by the Loan Parties and their Subsidiaries in connection with the execution, delivery and performance by each Loan Party and their applicable Subsidiaries of the Loan Documents to which they are or are intended to be a party and the funding of Loans thereunder, in an aggregate amount not to exceed $6,000,000, but in each case only to the extent included in the determination of such Consolidated Net Income; plus (f) non-cash charges, expenses and losses (including, without limitation, all of the foregoing incurred in connection with equity based compensation or equity based incentive plan), but in each case only to the extent included in the determination of such Consolidated Net Income; plus (g) all extraordinary, unusual or one-time or non-recurring non-cash losses or expenses so long as not related to a future cash payment, but in each case only to the extent included in the determination of such Consolidated Net Income; plus (h) all extraordinary, unusual, or one-time or non-recurring cash losses or expenses but in each case only to the extent approved by Administrative Agent in writing, and only to the extent included in the determination of such Consolidated Net Income; plus (i) [reserved]; plus (j) fees, costs and expenses incurred by the Loan Parties in connection with amendments, modifications and consents related to the Loan Documents, but in each case only to the extent included in the determination of such Consolidated Net Income; minus (k) non-cash income, gains or profits realized during such period, but in each case only to the extent included in the determination of such Consolidated Net Income; minus (l) cash income, gains or profits related to any Specified Sale Leaseback Transaction and any other Specified Asset Disposition, but in each case only to the extent included in the determination of such Consolidated Net Income, minus (m) cash income, gains or profits in excess of $2,500,000 for any TFQ Test Period (or a pro-rated amount thereof for any shorter Test Period) realized during such period from any other Disposition of Equipment not deducted pursuant to the foregoing clause (l), but in each case only to the extent included in the determination of such Consolidated Net Income.

"Consolidated Fixed Charge Coverage Ratio" means, as of the last day of any TFQ Test Period, in each case determined on a consolidated basis in accordance with GAAP, subject to Section 1.02(f), the ratio of: (a) the result for such period of (without duplication): (i) Consolidated EBITDA; minus (ii) all payments in cash for taxes on or measured by income made by Orion and its Subsidiaries (including any amounts paid as Tax Distributions); minus (iii) Capital Expenditures actually made in cash by Orion and its Subsidiaries (net of any insurance proceeds, condemnation award or proceeds relating to any financing with respect to such expenditures); minus (iv) Restricted Payments (without duplication of Restricted Payments on account of Tax Distributions to the extent already accounted for in clause (ii) above) paid in cash by any Loan Party to any Person that is not a Loan Party to (b) the sum for such period of (without duplication): (i) Consolidated Interest Expense; plus (ii) the aggregate amount of scheduled principal payments actually made or required to be made on the Loans; plus (iii) without duplication, all scheduled principal payments and all principal payments made for future periods made with respect to Capital Leases and other Debt (other than the Obligations).  The Consolidated Fixed Charge Coverage Ratio will be calculated on a pro forma basis in a manner to be mutually and reasonably agreed upon by Agents and Orion to give effect to any redemptions or repayments of Debt as though such redemption or repayment occurred as of the first day of the applicable period.

"Consolidated Interest Expense" means, for any period determined on a consolidated basis, total interest expense (including that attributable to Capital Leases) of Orion and its Subsidiaries for such period with respect to all outstanding Debt of Orion and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptances to the extent such net costs are allocable to such period in accordance with GAAP) net of interest income, calculated on a consolidated basis for Orion and its Subsidiaries for such period in accordance with GAAP.

"Consolidated Net Income" means, for any period, for Orion and its Subsidiaries on a consolidated basis, net income (or loss) for such period, but excluding (without duplication): (a) any income of any Person if such Person is not a Subsidiary, except that a Loan Party's direct or indirect equity in the net income of any such Person for such period shall be included in such computation of net income (or loss) up to the aggregate amount of cash actually distributed by such Person during such period to a Loan Party or a Subsidiary thereof as a dividend or other distribution; (b) net income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is prohibited by operation of the terms of its Organizational Documents or any Contractual Obligation or Laws applicable to such Subsidiary or by which Subsidiary is bound and (c) any unrealized net gains in the fair market value of any arrangements under swap contracts and gains attributable to the early extinguishment or conversion of arrangements under swap contracts or other derivative instruments.

"Contractual Obligation" means, as to any Person, any document or other agreement or undertaking to which such Person is a party or by which it or any of its property is bound.

"Control" means (other than when used in the terms "Change of Control" and "Control Agreement") the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  The terms "Controlling" and "Controlled" have meanings correlative thereto.  Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, the power to vote more than 15% or more of the securities having ordinary voting power for the election of directors, managing general partners, managers or the equivalent or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

"Control Agreement" means any agreement entered into among a depository institution, commodities intermediary or securities intermediary at which a Loan Party maintains a Collateral Account, such Loan Party and Collateral Agent, pursuant to which Collateral Agent obtains control (within the meaning of the UCC) over such Collateral Account, in form and substance reasonably satisfactory to each Agent.

"Conversion Ratio" means, with respect to any fiscal period and with respect to the Borrowers on a consolidated basis, the ratio of (a) all earned but previously unbilled Eligible Retainage Accounts actually billed by a Borrower during the immediately preceding three Fiscal Month period, to (b) the amount of earned and unbilled Eligible Retainage Accounts projected by the Borrowers to be billed during such immediately preceding three Fiscal Month period, as reflected in the applicable Borrowing Base Reports for such monthly periods; provided that the Conversation Ratio shall in no event exceed 100%.

"Copyright License" means, as to any Person, all licenses and other similar rights now provided or hereafter provided to such Person (or in which such Person has rights or the power to transfer rights to a secured party) with respect to any Copyright of another Person.

"Copyrights" means, as to any Person, all of the following now owned or hereafter adopted or acquired by such Person: (a) all copyrights in any original work of authorship fixed in any tangible medium of expression, now known or later developed, all registrations and applications for registration of any such copyrights in the United States or any other country, including registrations, recordings and applications, and supplemental registrations, recordings, and applications in the United States Copyright Office; and (b) all proceeds of the foregoing, including license royalties and proceeds of infringement suits, the right to sue for past, present and future infringements, all rights corresponding thereto throughout the world and all renewals and extensions thereof.

"Copyright Security Agreement" has the meaning ascribed thereto in the Guaranty and Security Agreement.

"Covenant Toggle Date" means the date on which the Compliance Certificate for the Fiscal Quarter ended September 30, 2024) shall have been delivered in accordance with Section 6.02(a).

"Covered Entity" means any of the following:

(a)a "covered entity" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(b)a "covered bank" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(c)a "covered FSI" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

"Covered Party" has the meaning ascribed thereto in Section 10.21.

"Credit Extensions" means all of the following: (a) the Term Loan, (b) the Revolver Loan, (c) all Protective Advances, and (d) all Letters of Credit.

"Credit Outstandings" means, as of any date of determination, the then Outstanding Amount of all Credit Extensions and the Make-Whole Amount (if any, that is due and payable as of such date of determination) owing with respect thereto.

"Curative Equity" means cash proceeds of an equity investment (other than in respect of Disqualified Equity Interests) made by Orion's equityholders to a Borrower in immediately available funds and which is designated "Curative Equity" by such Borrower under Section 8.03 at the time it is contributed.  For the avoidance of doubt, the forgiveness of antecedent debt (whether Debt, trade payables, or otherwise) shall not constitute Curative Equity.

"Debt" means, as to any Person as of any date of determination, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial letters of credit), bankers' acceptances, bank guaranties, surety bonds and similar instruments; (c) the swap termination value (after giving effect to netting) under swap contracts or hedge contracts to which such Person is a party; (d) all obligations of such Person to pay the deferred purchase price of property or services when due and payable (other than trade accounts payable in the ordinary course of business); (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) the amount of

Attributable Debt in respect of all Capital Lease obligations and Synthetic Lease Obligations of such Person, (g) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (h) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances, (i) all Earn-Out Obligations of such Person, other than any Earn-Out Obligation or purchase price adjustment until such obligation (A) becomes a liability on the balance sheet (excluding footnotes thereto) of such Person in accordance with GAAP and (B) has not been paid within 30 days after becoming due and payable, (j) any other Off-Balance Sheet Liability of such Person, (k) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Equity Interest, valued, in the case of a Disqualified Equity Interest that is a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (l) all Guarantees of such Person in respect of any Debt referred to in the immediately preceding clauses (a) through (k).  For all purposes hereof, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer (but solely to the extent that such joint venturer is liable therefor as a result of its ownership interest in such entity), unless such Debt is expressly made non-recourse to such Person. The amount of Debt of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby.

"Deed of Trust" means each mortgage or deed of trust or other similar document executed and delivered to either Agent (or to be executed and delivered to either Agent) pursuant to the terms hereof or otherwise in connection herewith by Borrowers, any Guarantor or any other Loan Party, as security for the Obligations, in form and substance reasonably satisfactory to the Agents, including but not limited to those deeds of trust recorded against the real property located at (i) 1110 Broadway Street, Port Lavaca, TX; (ii) 619 Bayview Drive, Port Lavaca, TX; (iii) 1003 and 1004 Olin Mathieson Road, Pasadena, TX; and (iv) 2705 S Highway 146, Baytown, TX 77520.

"Deed of Trust Related Documents" means, with respect to any Mortgaged Property, the following:  (a) ALTA or TLTA, as applicable, mortgagee title policies (or binder therefor), in form and substance reasonably acceptable to Agents, with such endorsements as are reasonably required by Agents and available in the applicable jurisdiction, insuring Collateral Agent's interest under the Deed of Trust, in an amount equal to the 100% of the Fair Market Value of such Mortgaged Property and issued by a title insurance company reasonably acceptable to Collateral Agent (the "Title Company"), which must be fully paid on such effective date; (b) either (1) an ALTA Survey dated not more than 90 days prior to the date of delivery to Collateral Agent or (2) an existing ALTA Survey with an affidavit of no change, if applicable, in favor of the Title Company, in each case sufficient to allow the Title Company to issue the applicable policy of title insurance without a standard survey exception, with all extended coverage and endorsements reasonably requested by the Agents and available in the jurisdiction where such Mortgaged Property is located, each of the foregoing in form and substance reasonably acceptable to the Agents; (c) all Flood Documentation; (d) an environmental assessment, prepared by licensed environmental engineers reasonably acceptable to Agents, which shall all be in form and substance reasonably satisfactory to the Agents; (e) an environmental indemnity agreement as the Agents may reasonably require; (f) a zoning report sufficient to allow the Title Company to issue the applicable policy of title insurance with a customary zoning endorsement (if a zoning endorsement is available in the applicable jurisdiction), with such report otherwise in form and substance reasonably acceptable to the Agents, (g) an executed legal opinion of local counsel licensed in the jurisdiction in which such Mortgaged Property is located regarding the due execution, power, authority, delivery, and enforceability of such Deed of Trust and such other matters as are reasonably required by Agents, (h) evidence of payment of all expenses and premiums of the Title Company and all other sums required in connection with the issuance of the aforementioned title policies and all recording, mortgage, documentary, and stamp taxes (including, without limitation, mortgage recording and intangible taxes) payable in connection with recording the Deeds of Trust in the applicable real property records, (i) such UCC financing statements and other documents, affidavits, indemnities, and certificates as Collateral Agent may reasonably request with respect to any Mortgaged Property, (j) with respect to any Mortgaged Property that constitutes Real Property leased, subleased, licensed or otherwise occupied by any Loan Party, such comparable deliverables and other customary deliverables as reasonably requested by Collateral Agent, including, without limitation collateral access agreements and landlord's waivers, and (k) any consents necessary for the granting of any Deed of Trust to Collateral Agent pursuant to the terms hereof.

"Default" means any Event of Default or any event or condition that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

"Default Rate" means an interest rate equal to the sum of: (a) the Base Rate then in effect, plus (b) (i) with respect to Term Loans, the Applicable Margin otherwise applicable thereto plus 2.00% per annum and (ii) with respect to Revolver Loans, the Applicable Margin otherwise applicable thereto plus 2.00% per annum.

"Default Right" has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

"Defaulting Lender" means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and Administrative Borrower in writing that such failure is the result of such Lender's determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified Administrative Borrower and the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender's obligation to fund a Loan hereunder and states that such position is based on such Lender's determination that a condition precedent to funding (which condition precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or Administrative Borrower, to confirm in writing to such Agent and Administrative Borrower that it will comply with its prospective funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by such Agent and Administrative Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of any Insolvency Proceeding, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Administrative Borrower and each Lender.

"Defaulting Lender Rate" means (a) for the first three days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Revolver Loans that are Base Rate Loans (inclusive of the Applicable Margin).

"Dilution" means, as of any date of determination, a percentage, determined by Administrative Agent in its Permitted Discretion taking into account the then current timing of rebates, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrowers' Accounts during such period, by (b) Borrowers' billings with respect to Accounts during such period.

"Dilution Reserve" means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts, and Eligible Retainage Accounts of the Borrowers by the extent to which Dilution of such Borrower is in excess of two and one-half percent (2.50%).

"Deposit Account" means any deposit account (as that term is defined in the UCC).

"Disposition" means the sale, assignment, transfer, conveyance, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any transfer of assets by way of division, and any sale, assignment, transfer, conveyance or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.  The term "Dispose" has a meaning correlative thereto.

"Disposition Limit" means, with respect to any Disposition permitted pursuant to Section 7.05(a), Section 7.05(c) or Section 7.05(h), $6,000,000 in the aggregate for all such Dispositions in any Fiscal Year, so long as, in each case, no Revolver Overadvance and no Term Loan Overadvance shall exist, in each case before or immediately after giving effect to such Disposition.

"Disqualified Equity Interest" means any Equity Interest of any Person that, by its terms (or by the terms of any Equity Interest or other security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event or circumstance (other than customary asset sale offers and redemptions upon a change of control, in each case, so long as any rights of the holders thereof upon the occurrence of such asset sale or change of control shall be subject to the prior repayment in full of all the Loans and other Obligations that are due and payable and the termination of all Commitments) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires or mandates payments or distributions in cash (other than Tax Distributions), on or prior to the date that is ninety-one days after the Maturity Date, including for the avoidance of doubt, the Series A Preferred Stock authorized by the Organizational Documents of Orion; provided, that if such Equity Interest is issued to any plan for the benefit of any employee, director or manager of Orion or any of its Subsidiaries or by any such plan to such employee, director or manager, in each case, in accordance with this Agreement, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by Orion or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of the termination, death or disability of such employee, director or manager.

"Documented Vessels" means the Fleet Equipment of a Borrower subject to a certificate of documentation issued by the U.S. Coast Guard National Vessel Documentation Center, including, without limitation, the vessels listed on Schedule 1.01.

"Documents" means, as to any Person, all documents (as that term is defined in the UCC) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), wherever located, including all bills of lading, dock warrants, dock receipts, warehouse receipts, and other documents of title, whether negotiable or non-negotiable.

"Dollar" and "$" mean lawful money of the United States.

"Domestic Loan Party" means any Subsidiary that is organized under the laws of any political subdivision of the United States or the District of Columbia (but excluding any territory or possession thereof).

"Domestic Subsidiary" means any Subsidiary of a Loan Party that is organized under the laws of any political subdivision of the United States or the District of Columbia (but excluding any territory or possession thereof).

"Due Diligence Certificate" means the due diligence certificate dated as of the Closing Date in form and substance acceptable to Administrative Agent.

"Earn-Out Obligations" means all obligations of the Loan Parties consisting of earn-outs or other payments related to the enhanced performance of an entity acquired in connection with an Acquisition, calculated in accordance with GAAP as the estimated amount thereof for the applicable Acquisition, which determination shall be made on the date the definitive documentation for the applicable Acquisition is entered into.

"East and West Jones Sale" means the sale of the real property at 1003 and 1004 Olin Mathieson Road, Pasadena, TX.

"EEA Financial Institution" means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

"EEA Member Country" means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

"EEA Resolution Authority" means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

"Electronic Platform" means an electronic system for the delivery of information (including documents), such as IntraLinks On Demand Workspaces™ or DXSyndicate™, that may or may not be provided or administered by Administrative Agent or an Affiliate thereof.

"Eligible Account" means those Accounts (other than Eligible Retainage Accounts and Eligible Unbilled Retainage Accounts) created by any Borrower in the ordinary course of its business, that arise out of such Borrower's sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Administrative Agent in its Permitted Discretion to address the results of any field examination.  Eligible Accounts shall not include the following:

(a)Accounts that (i) with respect to which the Account Debtor is a customer of the marine division of the applicable Borrower, the Account Debtor has failed to pay within ninety (90) days of original invoice date or Accounts that are more than sixty (60) days past due, and (ii) with respect to which the Account Debtor is a customer of the concrete division of the applicable Borrower, the Account Debtor has failed to pay within one hundred twenty (120) days of original invoice date; provided that, with respect to this clause (a)(ii), the aggregate amount of Eligible Accounts for which the Account Debtor has failed to pay for more than ninety (90) days of original invoice date but less than one hundred twenty (120) days of original invoice date shall not exceed $7,500,000;
(b)Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above;
(c)Accounts with respect to which the Account Debtor is an employee or agent of any Borrower or any Affiliate of any Borrower;
(d)Accounts (i) arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, a rebate, or any other terms by reason of which the payment by the Account Debtor may be conditional, or (ii) with respect to which the payment terms are "C.O.D.", cash on delivery or other similar terms;
(e)Accounts that are not payable in Dollars;
(f)Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States or any state thereof, unless (A) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Administrative Agent in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Administrative Agent and is directly drawable by Administrative Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Administrative Agent in its Permitted Discretion;
(g)[reserved];
(h)Accounts with respect to which the Account Debtor is a creditor of any Borrower, has asserted a right of recoupment or setoff, or has disputed its obligation to pay all or any portion of the Account, provided, that any such Account shall be ineligible under this clause (h) only to the extent of such claim, right of recoupment or setoff, or dispute, or Accounts constituting "contra" accounts;
(i)Accounts with respect to an Account Debtor whose total obligations (x) owing to all Borrowers (other than Alston Construction) exceed 25% of all Eligible Accounts, Eligible Retainage Accounts and Eligible Unbilled Retainage Accounts, with respect to all Account Debtors, or (y) owing to all Borrowers by Alston Construction exceed 50% of all Eligible Accounts, Eligible Retainage Accounts and Eligible Unbilled Retainage Accounts, with respect to all Account Debtors, in each case to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, that, in each case, the amount of Accounts that are excluded because they exceed the foregoing percentage shall be determined by Administrative Agent in its Permitted Discretion based on all of the otherwise Eligible Accounts, Eligible Retainage Accounts and Eligible Unbilled Retainage Accounts, prior to giving effect to any eliminations based upon the foregoing concentration limit; provided further, that such percentages, as applied to a particular Account Debtor, shall be subject to reduction by Administrative Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates;

(j)Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which any Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor, provided, that Administrative Agent may, in its Permitted Discretion (but only if evidenced by a writing signed by Administrative Agent), include Accounts from Account Debtors subject to such proceedings or other circumstance if and to the extent that such Accounts are fully covered by credit insurance, letters of credit or other sufficient third-party credit support, or are otherwise deemed by the Administrative Agent in writing signed by Administrative Agent not to pose an unreasonable risk of non-collectability;
(k)Accounts, the collection of which, Administrative Agent in its Permitted Discretion, believes to be doubtful, including by reason of the Account Debtor's financial condition or credit worthiness;
(l)Accounts that are not subject to a valid and perfected first-priority Lien in favor of Administrative Agent or which are subject to priority subrogation rights in favor of surety bond providers;
(m)Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor;
(n)Accounts with respect to which the Account Debtor is a Sanctioned Person;
(o)Accounts (i) that represent deferred revenue or advance billings (including pre-billings and unearned upfront mobilization billings), (ii) that constitute Retainage Accounts, or (iii) that represent the right to receive progress or milestone payments that are due prior to the completion of full performance by any Borrower of the subject contract for goods or services, unless, solely in the case of this clause (o)(iii), such Accounts are owing in accordance with the applicable billing procedures, performance thresholds and other provisions of the subject contract for goods or services, and represent payments owing in respect of performance milestones that have been achieved pursuant to the written terms of such contract;
(p)Accounts that are finance charges billed to Account Debtors;
(q)Accounts that consist of obligations of a Governmental Account Debtor, unless Administrative Agent in its Permitted Discretion has agreed to the contrary in writing and Administrative Agent has received from such Governmental Account Debtor the acknowledgement of Administrative Agent's notice of assignment of such obligation; provided that up to $10,000,000 of Accounts that consist of obligations of a Governmental Account Debtor and that otherwise constitute Eligible Accounts will not be excluded therefrom by virtue of this clause (r) so long as Liquidity exceeds $20,000,000, and
(r)Accounts or any portion of Accounts otherwise deemed ineligible by Administrative Agent in its Permitted Discretion.

An Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account.  Further, with respect to any Account, if Administrative Agent in its Permitted Discretion at any time hereafter determines that the prospect of payment or performance by the Account Debtor with respect thereto is materially impaired for any reason whatsoever, such Account shall cease to be an Eligible Account.

The aggregate amount of Eligible Accounts, Eligible Retainage Accounts and Eligible Unbilled Retainage Accounts shall be reduced to the extent billings in excess of costs exceeds cost in excess of billings.  The amount of such reduction, calculated on a customer by customer basis, shall equal the lesser of (a) the aggregate amount of Eligible Accounts, Eligible Retainage Accounts and Eligible Unbilled Retainage Accounts owing by such Account Debtor, and (b) the amount by which billings in excess of costs is greater than cost in excess of billings for all projects for such Account Debtor.

"Eligible Assignee" means any of the following: (I) with respect to the Term Loans, (a) a Term Loan Lender (other than a Defaulting Lender); (b) an Affiliate of a Term Loan Lender; (c) an Approved Fund of the Term Loan Lenders; (d) any fund or account managed or administered solely by WOABL or any of its Affiliates; and (e) any other Person (other than a natural person) consented to by the Administrative Agent and, so long as no Event of Default is continuing as of the date of any assignment to such Person, Administrative Borrower (such consent not to be unreasonably withheld, conditioned or delayed) and (II) with respect to the Revolver Loans, (a) a Revolver Lender (other than a Defaulting Lender); (b) an Affiliate of a Revolver Lender; (c) an Approved Fund of the Revolver Lenders; (d) any fund or account managed or administered solely by WOCF or any of its Affiliates; and (e) any other Person (other than a natural person) consented to by the Administrative Agent and, so long as no Event of Default is continuing as of the date of any assignment to such Person, Administrative Borrower (such consent not to be unreasonably withheld, conditioned or delayed).

"Eligible Equipment" means Equipment (other than Fleet Equipment) of a Borrower, that complies with each of the representations and warranties respecting Eligible Equipment made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the criteria set forth below; provided, that such criteria may be revised from time to time by Administrative Agent in its Permitted Discretion to address the results of any due diligence information with respect to the Borrowers' business or assets of which Administrative Agent becomes aware, including any field examination or appraisal performed or received by Administrative Agent from time to time after the Closing Date.  An item of Equipment shall only be included in Eligible Equipment if it:

(a)is owned by such Borrower, such Borrower has the right to subject it to a security interest in favor of Collateral Agent and it is subject to a first priority perfected security interest in favor of Collateral Agent;
(b)if held for sale or lease or furnishing under contracts of service, it is (except as Administrative Agent may otherwise consent in writing) free from defects which would, in Administrative Agent's Permitted Discretion, materially affect its market value;
(c)it is located in the United States on a project site, on real property owned by any Borrower, or on real property leased by any Borrower or in a contract warehouse, in each case (with respect to leased locations or contract warehouses), so long as it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, and so long as it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises; provided, however, Administrative Agent may in its Permitted Discretion implement a Term Loan Reserve in an amount reasonably satisfactory to Administrative Agent in lieu of such Collateral Access Agreement;
(d)is not Equipment (A) with respect to which any of the representations and warranties contained in this Agreement relating to Equipment are untrue in any material respect; or (B) which violates any of the covenants of Borrowers contained in this Agreement relating to Equipment; and
(e)with respect to Equipment other than Equipment included in the Term Loan Borrowing Base on the Closing Date, such Equipment has an appraised NOLV of greater than $10,000.

"Eligible Fleet Equipment" means Fleet Equipment of a Borrower, that complies with each of the representations and warranties respecting Fleet Equipment made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Administrative Agent in its Permitted Discretion to address the results of any due diligence information with respect to the Borrowers' business or assets of which Administrative Agent becomes aware, including any field examination or appraisal performed or received by Administrative Agent from time to time after the Closing Date.  An item of Fleet Equipment shall not be included in Eligible Fleet Equipment if it:

(a)it is not subject to a perfected first priority security interest in favor of Collateral Agent;
(b)it is subject to any Lien other than a Permitted Lien;
(c)it is not owned by a Borrower with good, valid, and marketable title thereto;
(d)it is located in (1) any Sanctioned Jurisdiction, (2) any Listed Area as defined by the Joint War Committee, unless Borrowers shall (if not already in place), at their sole cost and expense, obtain and maintain, or cause or procure to be obtained and maintained on such Fleet Equipment, war risks (including war protection and indemnity liability) covering, inter alia, the perils of terrorism, piracy, confiscation, expropriation, seizure and blocking and trapping or (3) any other location other than the United States or an Approved Operating Jurisdiction (provided, however, that Fleet Equipment shall not be ineligible pursuant to this clause (d)(3) as a result of it being engaged in a voyage or route to the United States or an Approved Operating Jurisdiction, so long as such voyage or route is not prohibited by the insurance for such item of Fleet Equipment);
(e)it is in-transit other than in the ordinary course of business;
(f)it is not in good working order and marketable condition (ordinary wear and tear excepted);
(g)it is worn out, obsolete, damaged or defective;
(h)it is leased by a Borrower or it is leased to a Borrower;
(i)it is a Documented Vessel, Titled Vessel, Undocumented Vessel or Vessel Eligible for Documentation with respect to which Borrowers have failed to comply with any representation, warranty or covenant set forth in this Agreement with respect to such vessels, as applicable;
(j)it is in lay-up status or out of class;
(k)from and after the date that is sixty (60) days after the Closing Date, unless (x) otherwise agreed in writing by Administrative Agent in its sole discretion, or (y) it is an Undocumented Vessel previously identified to the Administrative Agent as not able to be documented with the US Coast Guard solely as a result of missing shipyard building documentation; provided, that the NOLV of such Undocumented Vessels included pursuant to this clause (k)(y) shall not exceed $6,000,000 in the aggregate, it is a Vessel Eligible for Documentation but not a Documented Vessel;
(l)from and after the date that is sixty days after the Closing Date, unless otherwise agreed in writing by Administrative Agent in its sole discretion, it is required to be a Titled Vessel (as determined by Administrative Agent in its Permitted Discretion) but is not a Titled Vessel;

(m)it is not flagged in the United States or titled in a State of the United States; or
(n)it is seized by or forfeited to a Governmental Authority or is the subject of an arrest.

"Eligible Real Property" means the real property owned by a Borrower set forth on Schedule 5.09(b) located in the United States, or any other real property owned by a Borrower included as Eligible Real Property from time to time, in each case that complies with each of the representations and warranties respecting real property made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Administrative Agent in its Permitted Discretion to address the results of any information with respect to the Borrowers' business or assets of which Administrative Agent becomes aware, including any field examination or appraisal performed by or received by Administrative Agent from time to time after the Closing Date.  Subject to Schedule 6.19, an item of real property shall not be included in Eligible Real Property unless the Administrative Agent shall have received, with respect to each parcel of real property, each Deed of Trust Related Document, in form and substance reasonably satisfactory to the Administrative Agent, together with such other information, documentation, and certifications as may be reasonably required by the Administrative Agent.

"Eligible Retainage Accounts" means those Retainage Accounts, other than Eligible Accounts, created by each Borrower in the ordinary course of its business, that arise out of such Borrower's sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Retainage Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Administrative Agent in its Permitted Discretion to address the results of any field examination performed by (or on behalf of) Administrative Agent from time to time.  Eligible Retainage Accounts shall not include Retainage Accounts that (a) are not in accordance with the applicable billing procedures, performance thresholds and other provisions of an executed contract or other documentation satisfactory to Administrative Agent in its Permitted Discretion with the applicable Account Debtor, (b) are invoiced more than one hundred twenty (120) days after completion of such Borrower's sale of goods or rendition of services, (c) relate to contracts or other documentation with respect to which performance has not been completed by the applicable Borrower, (d) are not otherwise satisfactory to Administrative Agent in its Permitted Discretion and (e) would not otherwise constitute Eligible Accounts in all respects but for clauses (a), and (o)(ii) of such definition.

The aggregate amount of Eligible Accounts, Eligible Retainage Accounts and Eligible Unbilled Retainage Accounts shall be reduced to the extent billings in excess of costs exceeds cost in excess of billings.  The amount of such reduction, calculated on a customer by customer basis, shall equal the lesser of (a) the aggregate amount of Eligible Accounts, Eligible Retainage Accounts and Eligible Unbilled Retainage Accounts owing by such Account Debtor, and (b) the amount by which billings in excess of costs is greater than cost in excess of billings for all projects for such Account Debtor.

"Eligible Unbilled Retainage Accounts" means those accrued and unbilled Retainage Accounts, accrued by a Borrower and created by such Borrower in the ordinary course of its business, that arise out of such Borrower's sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Unbilled Retainage Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Administrative Agent in its Permitted Discretion to address the results of any field examination performed by (or on behalf of) Administrative Agent from time to time.  Eligible Unbilled Retainage Accounts shall not include Retainage Accounts that (a) are not in accordance with the applicable billing procedures, performance thresholds and other provisions of an executed contract or other documentation satisfactory to Administrative Agent in its Permitted Discretion with the applicable

Account Debtor, (b) are not expected to be billed by the applicable Borrower within the immediately subsequent ninety (90) day period, (c) relate to contracts or other documentation with respect to which performance has not been completed by the applicable Borrower, (d) are otherwise not satisfactory to Administrative Agent in its Permitted Discretion and (f) would otherwise constitute not Eligible Accounts in all respects but for clauses (a), (m) (solely in respect of such amounts having been billed), (o)(ii) and (o)(iii) of such definition.

The aggregate amount of Eligible Accounts, Eligible Retainage Accounts and Eligible Unbilled Retainage Accounts shall be reduced to the extent billings in excess of costs exceeds cost in excess of billings.  The amount of such reduction, calculated on a customer by customer basis, shall equal the lesser of (a) the aggregate amount of Eligible Accounts, Eligible Retainage Accounts and Eligible Unbilled Retainage Accounts owing by such Account Debtor, and (b) the amount by which billings in excess of costs is greater than cost in excess of billings for all projects for such Account Debtor.

"Environmental Claims" means all claims, however asserted, by any Governmental Authority or other Person alleging Environmental Liabilities.

"Environmental Laws" means all Laws relating to pollution, the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials or wastes, air emissions and discharges to waste or public systems.

"Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrowers, any other Loan Party, or any of their respective Subsidiaries directly or indirectly resulting from or based upon:  (a) violation of any Environmental Law; (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials; (c) exposure to any Hazardous Materials; (d) the Release or threatened Release of any Hazardous Materials; or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

"Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities.

"Equipment" means, as to any Person, all equipment (as that term is defined in the UCC) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), wherever located, including any and all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other similar tangible personal property (other than Inventory) of every kind and description, and all parts, accessories and accessions thereto and substitutions and replacements therefor.

"Equipment Formula Amount" means the product of (a) 85%, multiplied by (b) the appraised NOLV of Eligible Equipment (according to appraisals conducted by Gordon Brothers Group, LLC or such other appraisal company acceptable to Administrative Agent in its sole discretion, as such appraisals may be updated from time to time), as such NOLV is adjusted to deduct the amount of book depreciation attributable to such Eligible Equipment for each calendar month, commencing with the first day of the calendar month beginning on May 1, 2023; provided, however, that the Equipment Formula Amount shall be reset (to disregard prior reductions for book depreciation) with each updated appraisal delivered in connection therewith.

"Equity Interests" means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such

Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

"ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with any Loan Party or any Subsidiary thereof within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

"ERISA Event" means any of the following: (a) a Reportable Event with respect to a Pension Plan; (b) the incurrence by any Loan Party or any ERISA Affiliate of any liability with respect to a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a "substantial employer" (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by any Loan Party or any ERISA Affiliate of any liability with respect to a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or the receipt by any Loan Party or any ERISA Affiliate of notification that a Multiemployer Plan is in reorganization, insolvent, or in critical or endangered status, (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; or (h) a failure by any Loan Party or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by any Loan Party or ERISA Affiliate to make any required contribution to a Multiemployer Plan.

"Erroneous Payment" has the meaning ascribed thereto in Section 10.18.

"Erroneous Payment Deficiency Assignment" has the meaning ascribed thereto in Section 10.18.

"Erroneous Payment Impacted Loans" has the meaning ascribed thereto in Section 10.18.

"Erroneous Payment Return Deficiency" has the meaning ascribed thereto in Section 10.18.

"EU Bail-In Legislation Schedule" means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

"Event of Default" has the meaning ascribed thereto in Section 8.01.

"Event of Loss" means, with respect to any property of any Loan Party, any of the following: (a) any loss, destruction or damage of such property; or (b) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property, or confiscation of such property or the requisition of the use of such property.

"Exchange Act" means the Securities Exchange Act of 1934.

"Excluded Accounts" means (i) Deposit Accounts specially and exclusively used for payroll, payroll taxes, withholding tax payments related thereto and other employee wage and benefit payments to or for any Loan Party's employees and accrued and unpaid employee compensation (including salaries, wages, benefits and expense reimbursements) to or for the benefit of any Loan Party's employees, in each case, so long as the funds held or maintained in any such Deposit Account do not exceed the amounts expected to be used for current requirements for such purpose, (ii) Deposit Accounts with a balance which does not exceed $100,000 for all such accounts in the aggregate at any one time, plus, so long as solely for a period of not less than 10 consecutive Business Days at any time, an additional $100,000, (iii) any Deposit Account specifically and exclusively used for sales tax payments so long as the funds held or maintained in any such Deposit Account do not exceed the amounts expected to be used for current requirements for such purpose, (iv) any deposit account that contains only cash collateral in an aggregate amount and subject to a Lien permitted under Section 7.01(f), (o) or (r), (v) any deposit account that is specifically and exclusively used as a trust account or escrow account for the benefit of a Person that is not an Affiliate of Orion or any of its Subsidiaries, (vi) Deposit Accounts, located in foreign jurisdictions, for which the Borrowers have used, subject to Section 6.19, commercially reasonable efforts to obtain a Control Agreement and have been unable to obtain a Control Agreement with respect thereto, so long as the aggregate balance on deposit in all such Deposit Accounts does not exceed $500,000 for all such Deposit Accounts, and (vii) other Deposit Accounts which Administrative Agent may agree in its sole discretion.

"Excluded Property" has the meaning specified therefor in the Guaranty and Security Agreement; provided for the avoidance of doubt, the Equity Interests of any Foreign Subsidiary that is not a CFC, owned directly by a Loan Party, shall not be treated as Excluded Property.

"Excluded Real Property" means (a) any leasehold interests in real property, (b) any fee-owned real property of a Loan Party with a purchase price of less than $250,000, individually, or $500,000 in the aggregate for all such excluded fee owned parcels (unless such real property is contiguous to other owned real property that is or is to be subject to a Deed of Trust pursuant to the terms hereof), and (c) solely until the date that is six months after the Closing Date, 159 Highway 316, South Yard, Port Lavaca Texas 77979.

"Excluded Taxes" means any of the following Taxes imposed on or with respect to a Lending Party or required to be withheld or deducted from a payment to a Lending Party: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits taxes, in each case (i) imposed as a result of such Lending Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) which are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loans or its Commitments pursuant to applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loans or its Commitments (other than pursuant to an assignment request by any Loan Party pursuant to Section 2.11) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 2.08, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office; (c) United States Taxes attributable to such Person's failure to comply with Section 2.08(f); and (d) any withholding Taxes imposed under FATCA.

"Existing Letters of Credit" means (i) that certain letter of credit issued by Regions Bank to Signal Mutual Indemnity Association, Ltd., as beneficiary thereunder, in an amount equal to $378,222.00, (ii) that certain letter of credit issued by Regions Bank to Liberty Mutual Insurance Company, as beneficiary thereunder, in an amount equal to $670,000.00 and (iii) that certain letter of credit issued by Regions Bank to Bank of America, N.A., as beneficiary thereunder, in an amount equal to $420,000.00.

"Fair Market Value" means, with respect to any asset or any group of assets, as of any date of determination, the value of the consideration obtainable in a sale of such assets at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm's length and arranged in an orderly manner over a reasonable period of time giving regard to the nature and characteristics of such asset.

"FATCA" means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

"Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, then the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, then the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of one-hundredth of one percent (0.01%)) charged to major money center banks on such day on such transactions as determined by the Administrative Agent and (c) if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

"Fee Letter" means that certain Fee Letter, dated as of the Closing Date, by and between Administrative Agent and Borrowers.

"Fiscal Month" means, as of any date of determination with respect to Orion or any Subsidiary thereof, each calendar month occurring during each Fiscal Year.

"Fiscal Quarter" means, as of any date of determination with respect to Orion or any Subsidiary thereof, each calendar quarter occurring during each Fiscal Year.

"Fiscal Year" means, as of any date of determination with respect to Orion or any Subsidiary thereof, a calendar year which ends on December 31 of each calendar year.

"Fleet Equipment" shall mean all vessels now or hereafter owned by the Loan Parties, including dredges, barges, motor vessels, dry docks, flexi floats and miscellaneous watercraft and shall include but not be limited to all Documented Vessels, Titled Vessels and Undocumented Vessels.

"Fleet Equipment Formula Amount" means the product of (a) 85%, multiplied by (b) the appraised NOLV of Eligible Fleet Equipment (according to appraisals conducted by North American Marine Consultants, LLC or such other appraisal company acceptable to Administrative Agent in its sole discretion, as such appraisals may be updated from time to time), as such NOLV is adjusted to deduct the amount of book depreciation attributable to such Eligible Fleet Equipment for each calendar month, commencing with the first day of the calendar month beginning on May 1, 2023; provided, however, that the Fleet Equipment Formula Amount shall be reset (to disregard prior reductions for book depreciation) with each updated appraisal delivered in connection therewith.

"Flood Documentation" means, with respect to any Mortgaged Property (or Real Property to which Agents have a right to a mortgage with respect thereto), (a) a completed "Life-of-Loan" Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each such Mortgaged Property in the United States (together with a notice about special flood hazard area status and flood disaster assistance, which, if applicable, shall be accompanied by a flood notice about special flood hazard area status and flood disaster assistance duly executed by the applicable Loan Party or Subsidiary thereof relating to such Mortgaged Property), (b) if such Mortgaged Property is in an area determined by the Federal Emergency Management Agency to have special flood hazards, evidence of such flood insurance as may be required under Applicable Law, including Regulation H of the FRB, and otherwise in form and substance reasonably satisfactory to Agents, and (c) and a copy of or a certificate as to coverage under, along with a declaration page relating to, such flood insurance policies, each of which (1) shall be endorsed or otherwise amended to name the Agents as mortgagee and loss payee, (2) shall (i) identify the addresses of each Mortgaged Property located in a special flood hazard area, (ii) indicate the applicable flood zone designation, the flood insurance coverage, and the deductible relating thereto, and (iii) provide that the insurer will give the Agents thirty (30) days' written notice of cancellation or non-renewal, and (3) shall otherwise be in form and substance reasonably satisfactory to the Agents.

"Floor" means, with respect to Revolver Loans, a rate of interest equal to 2.50% per annum and, with respect to Term Loans, a rate of interest equal to 4.00%.

"Foreign Lender" means any Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code).

"FRB" means the Board of Governors of the Federal Reserve System of the United States.

"GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

"Goodwill" means, as to any Person, all goodwill, trade secrets, proprietary or confidential information, technical information, procedures, formulae, quality control standards, designs, operating and training manuals, customer lists, and distribution agreements now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party).

"Governmental Authority" means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, department, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supra-national bodies such as the European Union or the European Central Bank).

"Guarantee" means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, whether direct or indirect:  (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation; (b) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation; (c) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation; or (d) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term "Guarantee" as a verb has a corresponding meaning.

"Guarantors" means, collectively, each Person who, on or following the date hereof pursuant to the terms of any Loan Document, has executed or is required to execute a Guaranty of all or any portion of the Obligations or a third-party pledge agreement (or similar document), as pledgor or in a pledgor capacity, in favor of each Agent or the Lending Parties with respect to all or any portion of the Obligations; provided that no CFC or CFC Holdco or any direct or indirect Subsidiary of a CFC or CFC Holdco shall become a Guarantor.

"Guaranty" means any guaranty or third party pledge agreement (or similar document), in form and substance reasonably satisfactory to each Agent, made by a Person for the benefit of the Lending Parties or an Agent on behalf of the Lending Parties and includes the guaranty set forth in the Guaranty and Security Agreement.

"Guaranty and Security Agreement" means a guaranty and security agreement, dated as of the date of this Agreement, in form and substance satisfactory to each Agent, executed and delivered by each of the Loan Parties to each Agent.

"Hawaii Project" means an installation of pile shoring wall for the United States Government for the construction of a new drydock at their facility in Honolulu, Hawaii.

"Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

"Hedge Agreement" means a "swap agreement" as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

"Increased Reporting Period" means the Initial Increased Reporting Period and, thereafter, the period commencing after the continuance of an Increased Reporting Event having been reported on two consecutive Borrowing Base Reports, and continuing until the date on which the Increased Reporting Exit Conditions have been satisfied.

"Increased Reporting Event" means the occurrence of either of the following:  (i) the occurrence and continuance of any Event of Default, or any other event or condition that, with the giving of notice, the passage of time, or both, would constitute an Event of Default that has been continuing for three (3) Business Days, in respect of a failure to comply with any requirement of Section 6.01 or Section 6.02(a), or five (5) Business Days in respect of any other such Default, or (ii) Liquidity falls below $25,000,000 for five (5) consecutive Business Days.

"Increased Reporting Exit Conditions" means (i) no Default or Event of Default shall have occurred and be continuing and (ii) Liquidity shall be equal to or greater than $25,000,000 for 30 consecutive days.

"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

"Indemnitees" means, collectively, each Lending Party and each Related Party of any of the foregoing Persons.

"Information" has the meaning ascribed thereto in Section 10.07.

"Initial Increased Reporting Period" means the period from the Closing Date through and including the later of the end of the eighth full week ending after the Closing Date and the date on which the Initial Increased Reporting Exit Conditions have been satisfied.

"Initial Increased Reporting Exit Conditions" means (i) no Default or Event of Default shall have occurred and be continuing and (ii) Liquidity is not less than $25,000,000.

"Insolvency Proceeding" means any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

"Intellectual Property" means, as to any Person, all Copyrights, Licenses, Patents, Trademarks, inventions (whether or not patentable), designs, trade secrets, know-how, confidential information, domain names, data and database, customers lists, other proprietary rights, whether registered or not, now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), wherever located.

"Intercompany Subordination Agreement" means an intercompany subordination agreement, dated as of the date of this Agreement, executed and delivered by Orion, each of its Subsidiaries, and each Agent, the form and substance of which is satisfactory to each Agent.

"Interest Payment Date" means: (a) with respect to the Revolver Loans, the last Business Day of each Fiscal Month during the term hereof during which Revolver Loans are outstanding commencing with the last Business Day of April, 2023; (b) with respect to the Term Loans, the last Business Day of each Fiscal Month during the term hereof commencing with the last Business Day of April, 2023, and (c) with respect to all Loans, the applicable Maturity Date.

"Intracompany Master Service Agreement" means that certain Intracompany Master Service Agreement, dated as of October 1, 2013, (as amended by that certain Intracompany Master Service Agreement First Amendment, dated as of October 1, 2013, that certain Intracompany Master Service Agreement Second Amendment, dated as of October 1, 2014, that certain Intracompany Master Service Agreement Third Amendment, dated as of December 21, 2017, that certain Intracompany Master Service Agreement Fourth Amendment, dated as of February 3, 2023, and as further amended, amended and restated, supplemented or modified from time to time).

"Inventory" means, as to any Person, all inventory (as that term is defined in the UCC) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), wherever located, including all inventory, merchandise, goods and other personal property that are held by or on behalf of such Person for sale or lease or are furnished or to be furnished under a contract of service or that constitute raw materials, work in process, finished goods, returned goods or materials or supplies of any kind.

"Investment" means, as to any Person, any direct or indirect acquisition or investment by such Person in another Person, whether by means of: (a) an Acquisition with respect to another Person or (b) a loan, advance or capital contribution to, Guarantee or assumption of Debt of, or purchase or other acquisition of any other debt or Equity Interests in, another Person, including any partnership, limited liability company or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Debt of such other Person.  For purposes of covenant compliance, the amount of any Investment (i) shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person), (ii) if made by the transfer or exchange of property other than cash, shall be deemed to be the original principal or capital amount equal to the fair market value of such property at the time of such transfer or exchange, and (iii) if made in the form of a Guarantee or acquisition or assumption of Debt, shall be deemed the maximum principal amount of such Debt or maximum value of the obligation Guaranteed when made, as applicable.

"Investment Property" means, as to any Person, all investment property (as that term is defined in the UCC) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), wherever located.

"IRS" means the United States Internal Revenue Service or, as applicable, any successor agency.

"Issuing Bank" has the meaning ascribed thereto in the definition of "Letter of Credit Agreement" contained in this Section 1.01.

"Laws" means, collectively, all international, foreign, federal, state and local laws, statutes, treaties, rules, authorities, guidelines, regulations, ordinances, codes and administrative or judicial precedents or judgments, orders, decrees, permits and other governmental restrictions, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations, concessions, grants, franchises and permits of, and agreements with, any Governmental Authority.

"Lender" means, initially, each Person designated on Schedule 2.01(a) or Schedule 2.01(b) as a "Lender" and, thereafter, each Person that has a Commitment or that has an outstanding Loan.

"Lending Office" means, as to any Lender, the account or office of such Lender described as such in such Lender's Administrative Detail Form, or such other account, office or offices as a Lender may from time to time notify Administrative Borrower and Lending Parties.

"Lending Parties" means, collectively, each Agent and the Lenders.

"Licenses" means, as to any Person, all Copyright Licenses, Patent Licenses, Trademark Licenses or other licenses of Intellectual Property rights or interests now held or hereafter acquired by such Person.

"Letter of Credit Agreement" means the collective reference to any and all agreements from time to time entered into by Administrative Agent and a bank acceptable to Administrative Agent (each, an "Issuing Bank") pursuant to which an Issuing Bank issues Letters of Credit for the account of Borrowers in accordance with the terms of this Agreement.

"Letter of Credit Disbursement" means any payment made by Issuing Bank pursuant to a Letter of Credit.

"Letter of Credit Request" has the meaning ascribed thereto in Section 2.05(b).

"Letter of Credit Rights" means, as to any Person, all letter of credit rights (as that term is defined in the UCC) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), including rights to payment or performance under a letter of credit, whether or not such Person, as beneficiary, has demanded or is entitled to demand payment or performance thereunder.

"Letter of Credit Sublimit" means $5,000,000.

"Letter of Credit Usage" means, as of any date of determination, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit, plus (b) the aggregate amount of outstanding reimbursement obligations with respect to Letters of Credit which remain unreimbursed or which have not been paid through a Revolver Loan.

"Letters of Credit" mean all letters of credit issued for the account of Borrowers under Section 2.05 and all amendments, renewals, extensions or replacements thereof.

"Letter of Direction" means that certain Lender of Direction, dated as of the date hereof, by and among the Borrowers and Administrative Agent.

"Licensor" means any Person from whom Loan Party obtains the right to use any Intellectual Property.

"Lien" means any mortgage, deed of trust, deed to secure debt, assignment of leasehold interest or rents, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), option, right of first offer, right of first refusal, easement, encroachment, title defect, claim, restriction, charge, limitation or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any easement, right of way or other encumbrance on title to real property).

"Liquidity" shall mean, as of any date of determination, the sum of (a) the aggregate Revolver Availability on such date, plus (b) the amount of Qualified Cash as of such date.

"Loan" means any Term Loan, Revolver Loan or Protective Advance made (or to be made) hereunder.

"Loan Account" has the meaning ascribed thereto in Section 2.01(b)(v).

"Loan Documents" means, collectively, this Agreement, each Letter of Credit, each Fee Letter, the Letter of Direction, each Note, each Guaranty, each Collateral Document, the Due Diligence Certificate, the Intercompany Subordination Agreement, any Subordination Agreement, and all other present or future documents entered into by any Loan Party for the benefit of Lending Parties (or any of them), in connection with this Agreement.

"Loan Parties" means, collectively, Borrowers and each Guarantor.

"Loss and Disposition Threshold Amount" has the meaning specified therefor in Section 2.03(c)(i).

"Lockbox" means a postal box rented in Revolver Lender's name or its designee to be used for collection of remittances received in payment of accounts receivable.

"Make-Whole Amount" means in connection with any Prepayment Event, in each case, with respect to (x) all or any portion of the outstanding principal balance of the Term Loan: (a) if such event occurs (i) prior to the first anniversary of the Closing Date, the Term Loan Minimum Interest Amount; (ii) on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, two percent (2.0%) of the amount of the Term Loans subject to such Prepayment Event; (iii) on or after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date, one half of one percent (0.5%) of the amount of the applicable Term Loans subject to such Prepayment Event; and (iv) on or after the third anniversary of the Closing Date, no Make-Whole Amount is applicable and (y) any reduction or termination of the Revolver Commitments: (a) if such event occurs (i) prior to the first anniversary of the Closing Date, the Revolver Minimum Interest Amount; (ii) on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, two percent (2.0%) of the amount of the Revolver Commitments subject to such Prepayment Event; (iii) on or after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date, one half of one percent (0.5%) of the amount of the Revolver Commitments subject to such Prepayment Event; and (iii) on or after the third anniversary of the Closing Date, no Make-Whole Amount is applicable.

"Maritime Reserves" shall mean reserves established by Administrative Agent for preferred maritime liens, obligations owing to subcontractors for work performed on Fleet Assets and liens for crew wages, repairs, fuel, maintenance, dockage and other necessaries that may have priority over Collateral Agent's Lien on the Collateral.

"Maritime Security Documents" shall mean the Ship Mortgages, the Assignment of Earnings and the Assignment of Insurances.

"Market Disruption Event" means any of the following: (a) any Lender notifies Administrative Agent that the SOFR Index Rate does not adequately and fairly reflect the cost to such Lender of funding its respective Loans, or any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to the SOFR Index Rate or to determine or charge interest rates based upon such SOFR Index Rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing; or (b) the circumstances set forth in Section 2.02(e)(i) exist or the Scheduled Unavailability Date has occurred, and no SOFR Successor Rate has been determined in accordance with Section 2.02(e).

"Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), or financial condition of Orion and its Subsidiaries, taken as a whole; (b) a material adverse effect on the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents or of any Lending Party's ability to enforce the Obligations or realize upon the Collateral (other than as a result of as a result of an action taken or not taken that is solely in the control of either Agent); (c) a material adverse effect on the legality, validity, binding effect or enforceability of, or the rights or benefits available to (or remedies of) Agents or the Lenders under the Loan Documents; or (d) a material impairment of the enforceability or priority of any Agent's Liens with respect to a material portion of the Collateral.

"Material Contract" means, with respect to any Loan Party and its Subsidiaries, each contract or agreement, or series of contracts or agreements (irrespective of whether related to the same subject matter and including any related purchase orders), to which such Loan Party or any of its Subsidiaries is a party involving aggregate consideration or revenues under all such contract(s) and agreement(s) payable to such Loan Party or any of its Subsidiaries by a specific Person or such Person's Affiliates, or by such Loan Party or any of its Subsidiaries to a specific Person or such Person's Affiliates, as applicable, in excess of $50,000,000 in any calendar year (and, with respect to contracts involving amounts payable to a Loan Party or any Subsidiary, such amount shall be determined based upon the remaining estimated consideration or revenue to be recognized as set forth in the executive WIP report delivered pursuant to Section 6.01(l)).

"Material Intellectual Property" means Intellectual Property that is material to the business of the Borrowers and their Subsidiaries, taken as a whole.

"Maturity Date" means (a) in the case of the Term Loan Obligations, the Term Loan Maturity Date or (b) in the case of the Revolver Obligations, the Revolver Commitment Termination Date.

"Maximum Rate" means, at any time, the maximum rate of non-usurious interest permitted by applicable Laws.

"Mortgaged Property" means all Real Property owned by or leased, subleased, licensed or otherwise occupied by any of the Loan Parties over which a Mortgage has been granted, or is to be granted, or to which the Agents have a right to a Deed of Trust pursuant to Section 6.22 herein.

"Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

"Net Proceeds" means:

(a)100% of the cash proceeds actually received by the Loan Parties or any Subsidiary from any Disposition, Event of Loss, or settlement of any claim, net of:
(i)attorneys' fees, accountants' fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations that are secured by the applicable asset or property (including without limitation principal amount, premium or penalty, if any, interest and other amounts) (other than pursuant to the Loan Documents), other expenses and brokerage, consultant and other fees actually incurred in connection therewith;
(ii)in the case of any Disposition, any escrow or reserve for any indemnification payments (fixed or contingent) attributable to the seller's indemnities and representations and warranties to the purchaser in respect thereof (provided that, upon release of any such escrow or reserve, the amount released shall constitute Net Proceeds); and
(iii)taxes paid or reasonably estimated to be payable as a result thereof (provided that, if the amount of any such estimated taxes exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition or Event of Loss, the aggregate amount of such excess shall constitute Net Proceeds at the time such taxes are actually paid); and
(b)100% of the cash proceeds from the incurrence, issuance or sale by any Loan Party or Subsidiary of any Debt or by Orion of any Equity Interests, net of all taxes paid or reasonably estimated to be payable as a result thereof and fees (including investment banking fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale; provided that, if the amount of any estimated taxes exceeds the amount of taxes actually required to be paid in cash, the aggregate amount of such excess shall constitute Net Proceeds at the time such taxes are actually paid;

provided that for purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to any Loan Party or any Affiliate thereof (other than reasonable and documented out-of-pocket expenses) shall be disregarded.

"NOLV" means, as of any date of determination, in respect of Eligible Equipment or Eligible Fleet Equipment, as applicable, the net orderly liquidation value thereof as determined by a third-party appraiser satisfactory to Administrative Agent in the most recent appraisal of such Equipment satisfactory to Administrative Agent that has been obtained by Administrative Agent.

"Non-Consenting Lender" means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 10.01 and (b) has been approved by the Required Lenders.

"Non-Defaulting Lender" means each Lender other than a Defaulting Lender.

"Note" means each promissory note (if any) executed and delivered by each Borrower in favor of a Lender evidencing that portion of the Credit Extensions owed to such Lender, such note being substantially in the form of Exhibit G or Exhibit H, as applicable.

"Obligations" means with respect to the Term Loans, the Term Loan Obligations and with respect to the Revolver Loans, the Revolver Obligations.

"OFAC" means the United States Department of the Treasury’s Office of Foreign Assets Control.

"Off-Balance Sheet Liability" of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called "synthetic lease" transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person (other than operating leases).

"Ordinary Course of Business" means as to any Person, the ordinary course of business of such Person or if stated otherwise, such other Person, undertaken in good faith and consistent with applicable Laws.

"Organizational Documents" means: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction) of such Person; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent comparable documents with respect to any non-U.S. jurisdiction) of such Person; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction) of such Person; and (d) any agreement, instrument, filing or notice with respect thereto (other than routine filings as to registered agent, annual statements and similar notices and filings) filed in connection with such Person's formation, governance,  or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such Person.

"Orion" shall have the meaning set forth in the introductory paragraph of this Agreement.

"Orion COI" means that certain Amended and Restated Certificate of Incorporation of Orion dated as of May 19, 2016 and filed as of June 28, 2016, as the same has been and may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

"Other Connection Taxes" means, with respect to any Lending Party, Taxes imposed as a result of a present or former connection between such Lending Party and the jurisdiction imposing such Tax (other than connections arising from such Lending Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

"Other Taxes" means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment or participation by a Lender of an interest in a Loan or Commitment after the date hereof (other than such an assignment pursuant to Section 2.11 or another request by a Loan Party).

"Outstanding Amount" means, as of any date of determination, (a) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to prepayments or repayments of such Loans or the making of such Loans, as the case may be, occurring on such date, and (b) with respect to any Letters of Credit, the aggregate Letter of Credit Usage.

"Paid in Full" or "Repaid in Full" (or any variation thereof, such as "payment in full" or "repayment in full") means, with respect to any Obligations, the payment in full of such Obligations (other than Unasserted Obligations) in cash (or otherwise to the written satisfaction, in such holder's discretion, of the holder thereof), and, in the event any such Obligations are paid over time or modified pursuant to Section 1129 of the Bankruptcy Code (or any similar provision of any other applicable Bankruptcy Law), shall further mean that the holder thereof shall have received the final payment due on account of such Obligations and, in the case of contingent reimbursement obligations with respect to Letters of Credit, providing cash collateral in respect thereof pursuant to Section 2.05.  For purposes of the foregoing, the "holder" of any applicable Obligations shall be deemed to be the Person entitled to receipt of payment thereof.  Notwithstanding the foregoing, the Obligations shall not be deemed to have been "Paid in Full" until all Commitments have expired or been terminated in accordance with their terms.

"Participant" has the meaning ascribed thereto in Section 10.06(d).

"Participant Register" has the meaning ascribed thereto in Section 10.06(d).

"Patent License" means, as to any Person, all licenses and other similar rights now provided or hereafter provided to such Person (or in which such Person has rights or the power to transfer rights to a secured party) with respect to any Patent of another Person.

"Patent Security Agreement" has the meaning ascribed thereto in the Guaranty and Security Agreement.

"Patents" means, as to any Person, all of the following in which such Person now holds or hereafter acquires any interest:  (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country, including registrations, recordings and applications filed with the United States Patent and Trademark Office or in any similar office or agency of any other country; and (b) all reissues, reexaminations, divisionals, continuations, continuations-in-part or extensions thereof and foreign counterparts thereof.

"PATRIOT Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act, Title III of Pub. L. 107 56 (signed into law October 26, 2001)).

"Payment Conditions" means, at the time of determination (but only from and after the date that is 180 days after the Closing Date, except with respect to not more than $2,000,000 in the aggregate of prepayments of Debt made in accordance with the terms of Section 7.06(c)(iii)) with respect to a proposed payment to fund a Specified Transaction, that:

(a)no Event of Default, and no other Default that has been continuing for three (3) Business Days, in respect of a failure to comply with any requirement of Section 6.01 or Section 6.02(a), or five (5) Business Days in respect of any other any event or condition that, with the giving of notice, the passage of time, or both, would constitute an Event of Default, then exists or would arise as a result of the consummation of such Specified Transaction,
(b)both
(i)Liquidity (x) at all times during the 30 consecutive days immediately preceding the date of such proposed payment and the consummation of such Specified Transaction, calculated on a pro forma basis as if such proposed payment was made, and the Specified Transaction was consummated, on the first day of such period, (y) after giving effect to such proposed payment and Specified Transaction, and (z) as projected on a month end basis for each of the 6 consecutive Fiscal Months immediately succeeding the date of the proposed payment and the consummation of such Specified Transaction, based on Borrower's projections reasonably acceptable to Administrative Agent, in each case, is not less than $20,000,000, and
(ii)the Loan Parties are in compliance, on a pro forma basis, with the then applicable financial covenant set forth in Section 6.13(a) or 6.13(d), as applicable, for the Test Period most recently ended for which financial statements are required to have been delivered to Administrative Agent pursuant to Section 6.01(a) or Section 6.01(b) of this Agreement (and, in the case of Section 6.13(a), calculated on a pro forma basis as if such proposed payment is a Fixed Charge made on the last day of such Test Period (it being understood that such proposed payment shall also be a Fixed Charge made on the last day of such Test Period for purposes of calculating the Consolidated Fixed Charge Coverage Ratio under this clause (ii) for any subsequent proposed payment to fund a Specified Transaction)), and
(c)Administrative Borrower has delivered a certificate to Administrative Agent certifying that all conditions described in clauses (a) and (b) above have been satisfied.

"Payoff Letter" means that certain payoff letter, dated on or about May 12, 2023, by and between Orion and Regions Bank, N.A.

"PBGC" means the Pension Benefit Guaranty Corporation.

"Pension Plan" means any employee pension benefit plan (as that term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

"Percentage Share" means, as to any Lender, at any time, subject to the terms hereof, with respect to all Loans, payments, indemnification and reimbursement obligations, computations and other matters relating to (a) the Revolver Commitment, the Revolver Loan of any Lender, the Letter of Credit Usage of any Lender, and indemnification obligations of any Revolver Lender with respect to the Administrative Agent, the percentage (expressed as a decimal carried out to the ninth decimal place) obtained by dividing (i) the Revolver Commitment or the Revolver Exposure of that Lender, by (ii) the aggregate Revolver Commitment or Revolver Exposure of all Lenders, and (b) the Term Loan Commitment, the Term Loan of any Lender and indemnification obligations of any Term Loan Lender with respect to the Administrative Agent, the percentage (expressed as a decimal carried out to the ninth decimal place) obtained by dividing (i) the Term Loan Commitment or Term Loan Exposure of that Lender, by (ii) the aggregate Term Loan Commitment or Term Loan Exposure of all Lenders.  The initial Percentage Share of each Lender with respect to the Revolver Commitment or the Revolver Loan or the Term Loan Commitment or Term Loan, as applicable, is set forth opposite the name of such Lender on Schedule 2.01(a) or Schedule 2.01(b), as applicable, or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as applicable.

"Permit" means any permit, approval, authorization, certification, license, consent, exemption, variance, accreditation or permission required from or issued or granted by a Governmental Authority under any applicable Law or any accrediting organization.

"Permitted Discretion" means a determination made in good faith and in the exercise of reasonable credit judgment (from the perspective of a senior secured, asset-based lender).

"Permitted Liens" has the meaning ascribed thereto in Section 7.01.

"Permitted Protest" means the right of any Loan Party or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes, or rental payment; provided, that (a) a reserve with respect to such obligation is established on such Loan Party's or its Subsidiaries' books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Loan Party or its Subsidiary, as applicable, in good faith, and (c) Administrative Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Agents' Liens.

"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

"Plan" means any employee benefit plan (as such term is defined in Section 3(3) of ERISA) established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate or with respect to which any Loan Party as an obligation to make a contribution, in each case other than a Multiemployer Plan.

"Post-Petition Interest" means any interest, fee or charge that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any one of more of the Loan Parties (or would accrue but for the operation of applicable bankruptcy or insolvency laws) whether or not such interest, fee or other charge is allowed or allowable as a claim in any proceeding.

"Pro Forma Adjustment" means, for the purposes of calculating Consolidated EBITDA for any Test Period, if at any time during such Test Period Orion or any of its Subsidiaries shall have made an Investment or Disposition permitted hereunder, Consolidated EBITDA for such Test Period shall be calculated after giving pro forma effect thereto as if any such Investment or Disposition permitted hereunder occurred on the first day of such Test Period, including with respect to any Disposition, exclusion of the actual historical results of operations of the disposed of Person or line of business or assets during such Test Period.

"Pro Rata" means (a) with respect to any Revolver Lender, a percentage (rounded to the ninth decimal place) determined by dividing the amount of such Revolver Lender's Revolver Commitment by the aggregate outstanding Revolver Commitments; and (b) with respect to any Term Loan Lender, a percentage (rounded to the ninth decimal place) determined by dividing the amount of such Term Loan Lender's Term Loan Commitment and Term Loan by the aggregate outstanding Term Loan Commitment and Term Loans.

"Proceeds" means proceeds (as that term is defined in the UCC).

"Protective Advances" has the meaning ascribed thereto in Section 8.02(c).

"Public Lender" has the meaning ascribed thereto in Section 10.02(b)(ii).

"QFC" has the meaning assigned to the term "qualified financial contract" in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

"QFC Credit Support" has the meaning specified therefor in Section 10.21.

"Qualified Cash" means, as of any date of determination, the lesser of (a) $5,000,000 of Cash and Cash Equivalents of the type described in the following clause (b), and (b) the aggregate amount of unrestricted Cash and Cash Equivalents of the Loan Parties on such date that is in a Deposit Account, which is subject to a Control Agreement in favor of Collateral Agent and that is not subject to any Lien in favor of any Person (other than (i) Liens in favor of Collateral Agent under the Loan Documents and (ii) Liens permitted under Section 7.01(k)).

"Quarterly Test Period" means, for any date of determination under this Agreement, the most recent period as of such date of one (1) Fiscal Quarter of Orion and its Subsidiaries for which financial statements have been delivered (or were required to have been delivered) pursuant to Section 6.01(b).

"Real Property" means all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned, leased, subleased, licensed or otherwise operated or occupied by any Loan Party, including all easements, rights-of-way, and similar rights appurtenant thereto.

"Real Property Formula Amount" means 60% of the appraised forced liquidation value of Eligible Real Property (according to an appraisal conducted by CBRE, Inc. or such other appraisal company acceptable to Administrative Agent in its sole discretion); provided, that any such appraisal shall include a six (6) month sale process for such valuation, net of any liens, deeds of trust, or other property interests paid off by Administrative Agent, minus any amortization schedule determined by Administrative Agent in its sole discretion.

"Register" means a register for the recordation of the names and addresses of Lenders and, as applicable, the Commitments of, and Credit Outstandings owing to (including principal and stated interest), each Lender pursuant to the terms hereof from time to time.

"Related Business" means any business that is the same, similar or otherwise reasonably related, ancillary or complementary to the business of Orion on the Closing Date.

"Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, members, directors, officers, employees, agents, trustees, administrator, managers, advisors, consultants, service providers and representatives of such Person, and specifically includes, in the case of the Lending Parties, WOCF in its capacity as Administrative Agent.

"Release" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, indoor air, surface water, groundwater, land surface or subsurface strata).

"Remedial Action" means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

"Rent and Charges Reserve" means the aggregate of (a) all past due rent and other amounts owing by an obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) a reserve of up to three months' rent and other charges that could be payable to any such Person as determined by Administrative Agent in its Permitted Discretion, unless it has executed a Collateral Access Agreement.

"Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty day notice period has been waived.

"Required Lenders" means the Required Revolver Lenders and the Required Term Lenders.

"Requested Notice" means that the Administrative Agent shall endeavor to provide at least three (3) Business Days' prior written notice to the Administrative Borrower (which may be by email), which notice shall include a reasonably detailed description of any Reserve being established or eligibility standard being changed (during which period (a) the Administrative Agent shall, if requested, discuss any such Reserve or change with the Borrower and (b) the Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or change no longer exists or exists in a manner that would result in the establishment of a lower Reserve or result in a lesser change to eligibility standards, in each case in a manner and to the extent reasonably satisfactory to the Administrative Agent); provided that a non-willful failure of Administrative Agent to so notify Administrative Borrower shall not be a breach of this Agreement and shall not cause such establishment or increase of any such Reserve to be ineffective.

"Required Revolver Lenders" means Revolver Secured Parties holding more than 50% of, (i) the aggregate outstanding Revolver Commitments or (ii) after termination of the Revolver Commitments, the aggregate outstanding Revolver Loans or, upon Payment in Full of all Revolver Loans, the aggregate remaining Revolver Obligations; provided, however, that Revolver Commitments, Revolver Loans and other Revolver Obligations held by a Defaulting Lender and its Affiliates shall be disregarded in making such calculation, but any related Fronting Exposure shall be deemed held as a Revolver Loan by the Revolver Lender that funded the applicable Revolver Loan.

"Required Term Loan Lenders" means Term Loan Secured Parties holding more than 50% of (a) the aggregate outstanding Term Loans; or (b) upon Payment in Full of all Term Loans, the aggregate remaining Term Loan Obligations.

"Reserves" means, collectively, Revolver Availability Reserves and Term Loan Reserves.

"Resolution Authority" means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

"Responsible Officer" means, with respect to each Loan Party, the chief executive officer, president, chief financial officer, treasurer, controller or assistant treasurer, assistant secretary or any vice president of such Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

"Restricted Payment" means, as to any Person: (a) any declaration or payment of any dividend or the making of any other payment or distribution, directly or indirectly, (whether in cash, securities or other property) with respect to any Equity Interests (including, for the avoidance of doubt, preferred equity interests) of such Person; (b) any payment, purchase, redemption, making of any sinking fund or similar payment, or other acquisition or retirement for value (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interest of such Person (whether pursuant to put right or otherwise); (c) any making of any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of such Person now or hereafter outstanding; (d) any payment of principal or interest or any purchase, redemption, retirement, acquisition or defeasance with respect to any Debt of such Person which is subordinated to the payment of the Obligations; (e) the acquisition for value by such Person of any Equity Interests issued by such Person or any other Person that Controls such Person; (f) payment of any management, consulting, servicing or other similar fees payable by any Loan Party to any shareholder or other Affiliate thereof; (g) reimbursement of out-of-pocket costs and expenses incurred by any shareholder or other Affiliate of Loan Party in rendering, or in connection with, the management, transactional, financial or other corporate advisory services provided to Orion and/or its Subsidiaries, (h) the fees and expenses of any third-party advisors and expenses associated with any business-related travel, or any indemnification payments or reimbursements to such shareholder or other Affiliate providing such services; and (i) any payment of any Earn-Out Obligation.

"Retainage Accounts" means amounts withheld from Accounts pursuant to the terms of the contract or other arrangement between a Borrower and the applicable Account Debtor the payment of which is conditioned upon the applicable Borrower's completion of the performance or services required under the contract or other arrangement and the satisfaction of other conditions specified in the contract or other arrangement.

"Retainage Accounts Formula Amount" means the result of the sum of (i) 90% of the Value of Eligible Retainage Accounts, minus (b) the amount, if any, of the Dilution Reserve.

"Revolver Availability" means the Revolver Borrowing Base minus Revolver Usage.

"Revolver Availability Reserve" means the sum (without duplication, and without duplication of a Term Loan Reserve) of (a) the Rent and Charges Reserve; (b) the aggregate amount of liabilities secured by Liens that are senior to Collateral Agent's Liens, such as Liens or trusts in favor of carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (c) reserves to reflect the amount of all book overdrafts of the Loan Parties in excess of historical practices with respect thereto and past-due account payables (unless Administrative Agent otherwise agrees at its sole option), including such amounts owing to material vendors and subcontractors, or sums that any Loan Party or its Subsidiaries are required to pay under any Section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, Environmental Liabilities or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, and (d) such additional reserves, in such amounts and with respect to such matters, as Administrative Agent may elect in its Permitted Discretion to impose from time to time, including, without limitation, (i) the aggregate amount of any mandatory prepayment required to be paid under Section 2.03(c), (ii) the amount of any insurance claims that may be senior to the Revolver Obligations, (iii) obligations in respect of performance bonds (other than surety bonds), state and local compliance bonds and similar obligations, and (iv) the cost of repair of any physical injury to the whole or any other goods to which any accession, which is included in the Revolver Borrowing Base, may be a part, and to account for any declines in underlying commodity prices; provided that any such reserve shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve.  The Revolver Availability Reserve may be applied to the Revolver Loan Borrowing Base and not the maximum aggregate amount of the Revolver Commitments.  The Administrative Agent shall provide the Requested Notice to the Administrative Borrower in accordance with the terms thereof of any new categories of reserves that may be established after the date hereof and will be available to consult with the Administrative Borrower in connection with the basis for such new categories of Reserves.

"Revolver Borrowing Base" means on any date of determination, the result of (i) an amount equal to the lesser of (A) the aggregate Revolver Commitments and (B) the sum of (1) the Accounts Formula Amount, plus (2) the lesser of (x) $25,000,000 and (y) the sum of the Retainage Accounts Formula Amount plus the Unbilled Retainage Accounts Formula Amount, plus (3) the Specified Overadvance, minus (ii) the Revolver Availability Reserve.

"Revolver Commitment" means, as to any Revolver Lender at any time, its obligation to make a Revolver Loan to Borrowers on or after the Closing Date in an aggregate principal amount equal to the amount set forth opposite such Revolver Lender's name on Schedule 2.01(b) under the heading Revolver Commitment. As of the Closing Date, the aggregate Revolver Commitment is $65,000,000.

"Revolver Commitment Termination Date" means the earliest to occur of (a) May 15, 2026; (b) the date on which the Revolver Commitments are permanently reduced to zero pursuant to Section 2.01(b); and (c) the date on which the Revolver Commitments are terminated pursuant to Section 2.01(b)(iii).

"Revolver Exposure" means, with respect to any Revolver Lender, as of any date of determination (a) prior to the termination of the Revolver Commitments, the amount of such Lender's Revolver Commitment, and (b) after the termination of the Revolver Commitments, the aggregate outstanding principal amount of the Revolver Loans of such Lender.

"Revolver Lender" means each Lender which has a Revolver Commitment or, if the Revolver Commitments have terminated, each Lender having any Revolver Usage outstanding.

"Revolver Loan" means any loan made pursuant to Section 2.01(b).

"Revolver Loan Turnover Ratio" means, as of the last day of any Quarterly Test Period, determined on a consolidated basis in accordance with GAAP, subject to Section 1.02(f), the ratio of: (a) aggregate collections and other amounts received by the Loan Parties from any Account Debtor during such Fiscal Quarter to (b) Average Revolver Usage for such Fiscal Quarter.

"Revolver Minimum Interest Amount" means, as of any date of determination, an amount equal to the aggregate amount of interest  which would have otherwise been payable on Revolver Loans if the Average Revolver Usage calculated from the Closing Date through the date of the occurrence of the Prepayment Event had been outstanding from the date of the occurrence of the Prepayment Event until the first anniversary of the Closing Date.

"Revolver Obligations" means all (a) principal of and premium, if any, on the Revolver Loans, (b) interest, expenses, fees, indemnification obligations and other amounts payable to Administrative Agent, Revolver Lenders and/or any Revolver Secured Party by the Loan Parties (or any of them) under Loan Documents, (c) obligations in respect of Letters of Credit, and (d) other Debts, obligations and liabilities of any kind owing by the Loan Parties (or any of them) to Administrative Agent, Revolver Lenders, Issuing Bank and/or any Revolver Secured Party pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, including Post-Petition Interest, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

"Revolver Overadvance" has the meaning set forth in Section 2.01(b)(iv).

"Revolver Secured Parties" means Administrative Agent, each Issuing Bank and Revolver Lenders.

"Revolver Usage" means the aggregate amount of outstanding Revolver Loans plus the Letter of Credit Usage.

"Sanctioned Jurisdiction" shall mean any country or territory that is itself the subject of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk, and Luhansk regions of Ukraine).

"Sanctioned Person" means, at any time a Person (a) that is a target of Sanctions, including any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC's consolidated Non-SDN list, or any other Sanctions-related list maintained by any Governmental Authority with jurisdiction over any Loan Party, (b) located, organized, or resident in a Sanctioned Jurisdiction, or (c) any Person directly or indirectly owned or controlled 50% or more by, or acting on behalf of, any such Person or Persons described in clauses (a) or (b) where the effect of such ownership or control would be to render dealings with such Person to be restricted.

"Sanctions" means any economic sanctions, financial sanctions, sectoral sanctions, secondary sanctions, or trade embargoes imposed, administered, or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) HM's Treasury of the United Kingdom, or (d) any other Governmental Authority with jurisdiction over any Loan Party or any of their respective Subsidiaries.

"Scheduled Unavailability Date" has the meaning ascribed thereto in Section 2.02(b).

"SEC" means the United States Securities and Exchange Commission and any successor thereto.

"Secured Parties" means the Term Loan Secured Parties and the Revolver Secured Parties.

"Semi-Annual Test Period" means, for any date of determination under this Agreement, the most recent period as of such date of two (2) Fiscal Quarters of Orion and its Subsidiaries for which financial statements have been delivered (or were required to have been delivered) pursuant to Section 6.01(b).

"Ship Mortgages" means, collectively, each of the First Preferred Fleet Mortgages with respect to Documented Vessels, dated as of the Closing Date, executed by the relevant Borrower in favor of the Agent, as such agreement may be amended, supplemented, modified or restated from time to time.

"SOFR" means, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

"SOFR Index Adjustment Date" means (a) the Closing Date and (b) thereafter, the last Business Day of each calendar month with respect to Term Loans and the last Business Day of each calendar month with respect to Revolver Loans as long as any Obligations remain outstanding.

"SOFR Index Rate" means, as of any SOFR Index Adjustment Date, the greater of (a) the Floor, and (b) the sum of (i) the rate per annum for the forward-looking term rate for SOFR for a period one (1) month, which appears on the CME Term SOFR Page on or about 5:00 a.m. on the date which is the last Business Day prior to such SOFR Index Adjustment Date with respect to Term Loans and on such SOFR Index Adjustment Date with respect to the Revolver Loans; provided, that, to the extent that the rate described in this clause (b)(i) is not ascertainable pursuant to the foregoing provisions of this definition, then the rate described in this clause (b)(i) shall be the interest rate per annum determined by the Administrative Agent in its reasonable discretion in accordance with Section 2.02(e) plus (ii) the SOFR Spread Adjustment.

"SOFR Screen Rate" means the SOFR quote on an applicable screen page that the Administrative Agent designates to determine SOFR pursuant to Section 2.02 (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

"SOFR Spread Adjustment" means 11.448 basis points per annum.

"SOFR Successor Rate" has the meaning specified therefor in Section 2.02(e).

"SOFR Successor Rate Conforming Changes" means, with respect to any proposed SOFR Successor Rate, any conforming changes to the definition of Base Rate, SOFR Index Rate, ABR Index Rate, SOFR Screen Rate, CME Term SOFR Page, SOFR Spread Adjustment, Business Day, U.S. Government Securities Business Day, or any related, similar or analogous definitions, timing and frequency of determining rates, making payments of interest, the applicability and length of lookback periods, and other technical, administrative and operational matters as may be appropriate, in the reasonable discretion of the Administrative Agent, in consultation with Administrative Borrower, to reflect the adoption of such SOFR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such SOFR Successor Rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement.

"Software" means, as to any Person, all software (as that term is defined in the UCC) now owned or hereafter acquired by such Person (or in which such Person has rights or the power to transfer rights to a secured party), including all computer programs and all supporting information provided in connection with a transaction related to any program.

"Solvent" means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person's debts (including contingent liabilities) is less than all of such Person's assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is "solvent" or not "insolvent", as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

"Specified Asset Dispositions" means, collectively, one or more sales or other dispositions of Equipment constituting "yellow iron" Equipment or Fleet Equipment (but specifically excluding any dredge) or Real Property of Borrowers (including in each case pursuant to a sale leaseback transaction), from and after the Closing Date and on or prior to the six month anniversary thereof.

"Specified Closing Liquidity Transactions" means, collectively, but solely to the extent such cash proceeds were received by Borrowers on or prior to the Closing Date, (i) one or more sales or other dispositions of Equipment entered into by a Borrower which have been disclosed to the Administrative Agent and resulted in Net Cash Proceeds to the Borrowers of not less than $900,000, (ii) an insurance buyout transaction that has been disclosed to the Administrative Agent and resulted in net cash proceeds to the Borrowers of not less than $622,000, (iii) the Cape Lisburne claim that has been disclosed to the Administrative Agent and resulted in net cash proceeds to the Borrowers of not less than $1,100,000, and (iv) one or more sale leaseback transactions for Equipment entered into by a Borrower with Gordon Brothers and/or with Mobilease, which have been disclosed to the Administrative Agent and resulted in Net Cash Proceeds to the Borrowers in the aggregate of not less than $12,378,000.

"Specified Materials" means, collectively, all written materials provided by or on behalf of any Loan Party relating to the Loan Parties (or any of them) or their respective Affiliates or any other materials or matters relating to the Loan Documents (including any amendments or waivers of the terms thereof or supplements thereto).

"Specified Overadvance" means an amount equal to $11,500,000, from and after the Closing Date through the date that is thirty days after the Closing Date, and $7,500,000 from and after the date that is thirty days after the Closing Date.

"Specified Period" means, for any date of determination under this Agreement, the most recent period as of such date of one (1), two (2), three (3) or four (4) consecutive Fiscal Quarters of Orion and its Subsidiaries having elapsed from and after the Closing Date for which financial statements have been delivered (or were required to have been delivered) pursuant to Section 6.01(b), beginning with the Fiscal Quarter ended March 31, 2023.

"Specified Post-Closing Liquidity Transactions" means, without duplication, the Net Cash Proceeds received by Borrowers resulting from Specified Asset Dispositions entered into on the Closing Date in an amount equal to $1,993,543.80 and any Specified Asset Disposition entered into after the Closing Date and on or prior to the six month anniversary thereof, the issuance of any Equity Interest of Orion other than Disqualified Equity Interests after the Closing Date and on or prior to the six month anniversary thereof, or from the settlement of the claims previously disclosed to Administrative Agent and referred to as the Cumby claim and/or the Titus Claim, after the Closing Date and on or prior to the six month anniversary thereof.

"Specified Sale Leaseback Transactions" means, collectively, the Specified Closing Liquidity Transaction described in clause (iv) of the definition thereof, together with one or more sale leaseback transactions for Equipment or Real Property entered into by a Borrower after the Closing Date and on or prior to the six month anniversary thereof.

"Specified Transaction" means any prepayment of Debt or Restricted Payment (or declaration of any prepayment or Restricted Payment).

"Subordination Agreement" means any written subordination agreement with respect to subordinated obligations by and among Administrative Agent, the holder(s) of such subordinated obligations and the Loan Parties, which agreement subordinates payments under such subordinated obligations to Payment in Full of all Obligations and is otherwise on subordination terms reasonably satisfactory to Administrative Agent.

"Subsidiary" of a Person means any other Person of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of a Loan Party.

"Supported QFC" has the meaning specified therefor in Section 10.21.

"Synthetic Lease Obligation" means the monetary obligation of a Person under either: (a) a so called synthetic, off-balance-sheet or tax retention lease; or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

"Tax Distributions" means with respect to any taxable year, a Borrower or other Loan Party is a member of (or treated as a disregarded entity of a member of) a consolidated, combined, or unitary tax group for federal, state, and local income tax purposes (a "Tax Group"), payments, dividends or distributions by such Loan Party, for further distribution to any direct or indirect parent company that is responsible under applicable law for the income taxes of such Loan Party ("Tax Group Parent"), in order to permit Tax Group Parent to pay consolidated or combined federal, state or local income taxes for which Tax Group Parent is liable with respect to the taxable income of such Loan Party; provided however, the aggregate amount of such payments, dividends, or distributions for any taxable period shall not exceed the amounts of federal, state, and local income taxes such Loan Parties would have paid if they solely filed such a consolidated, combined, or  unitary tax return for a Tax Group made up of solely themselves for that taxable year and any prior taxable years.

"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to taxes or penalties applicable thereto.

"Term Loan" has the meaning set forth in Section 2.01(a).

"Term Loan Amount" means $38,000,000.

"Term Loan Borrowing Base" means on any date of determination, the result of (i) an amount equal to the lesser of (A) the aggregate Term Loan Amount, and (B) the sum of (1) the Equipment Formula Amount, plus (2) the Fleet Equipment Formula Amount, plus (3) the Real Property Formula Amount, minus (ii) the Term Loan Reserve.

"Term Loan Commitment" means, as to any Term Loan Lender at any time, its obligation to make a Term Loan to Borrowers on the Closing Date in an aggregate principal amount equal to the amount set forth opposite such Term Loan Lender's name on Schedule 2.01(a) under the heading Term Loan Commitment; provided that, following the making by any Term Loan Lender of its Term Loan on the Closing Date in accordance with the provisions hereof, the Term Loan Commitment of such Term Loan Lender shall be zero.

"Term Loan Exposure" means, with respect to any Lender as of any date of determination: (a) prior to the funding of the Term Loan, the amount of that Lender's Term Loan Commitment; and (b) after the funding of the Term Loan, the Outstanding Amount of the Term Loan of that Lender.

"Term Loan Lender" means each Lender having a Term Loan Commitment.

"Term Loan LTV Ratio" means, as of the last day of any Test Period, determined on a consolidated basis in accordance with GAAP, subject to Section 1.02(f), the ratio of: (a) the Outstanding Amount of the Term Loans to (b) the sum of (i) the appraised NOLV of Eligible Equipment (according to appraisals conducted by Gordon Brothers Group, LLC or such other appraisal company acceptable to Administrative Agent in its sole discretion, as such appraisals may be updated from time to time), plus, (ii) the appraised NOLV of Eligible Fleet Equipment (according to appraisals conducted by North American Marine Consultants, LLC or such other appraisal company acceptable to Administrative Agent in its sole discretion, as such appraisals may be updated from time to time), plus (iii) the appraised forced liquidation value of Eligible Real Property (according to an appraisal conducted by CBRE, Inc. or such other appraisal company acceptable to Administrative Agent in its sole discretion); provided, that any such appraisal shall include a six (6) month sale process for such valuation, net of any liens, deeds of trust, or other property interests paid off by Administrative Agent, minus, (iv) without duplication, Term Loan Reserves.

"Term Loan Maturity Date" means the earlier of (i) May 15, 2026 and (ii) the date that all Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

"Term Loan Minimum Interest Amount" means, as of any date of determination, an amount equal to the aggregate amount of interest  which would have otherwise been payable on all or that portion of the Term Loans subject to the Prepayment Event from the occurrence of the Prepayment Event until the first anniversary of the Closing Date.

"Term Loan Obligations" means all (a) principal of and premium, if any, on the Term Loans, (b) interest, expenses, fees, indemnification obligations and other amounts payable by the Loan Parties (or any of them) to any Agent, Term Loan Lenders and/or any Term Loan Secured Party under Loan

Documents, and (c) other Debts, obligations and liabilities of any kind owing by the Loan Parties (or any of them) to any Agent, Term Loan Lenders and/or any Term Loan Secured Party pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, including Post-Petition Interest, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

"Term Loan Overadvance" has the meaning set forth in Section 2.01(a)(v).

"Term Loan Reserve" means the sum (without duplication, and without duplication of any Revolver Availability Reserve) of (a) the Rent and Charges Reserve; (b) the aggregate amount of liabilities secured by Liens that are senior to Collateral Agent's Liens, such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (c) Maritime Reserves and environmental reserves, and (d) such additional reserves, in such amounts and with respect to such matters, as Administrative Agent may elect in its Permitted Discretion to impose from time to time, including, without limitation, (i) the aggregate amount of any mandatory prepayment required to be paid under Section 2.03(c), (ii) the amount of any insurance claims that may be senior to the Term Loan Obligations, and (iii) the cost of repair of any physical injury to the whole or any other goods to which any accession, which is included in the Term Loan Borrowing Base, may be a part; provided that any such reserve shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve.  Administrative Agent shall provide the Requested Notice to the Administrative Borrower in accordance with the terms thereof of any new categories of reserves that may be established after the date hereof and will be available to consult with the Administrative Borrower in connection with the basis for such new categories of Reserves.

"Term Loan Secured Parties" means each Agent and Term Loan Lenders.

"Test Period" means, as applicable, the Quarterly Test Period, Semi-Annual Test Period, the Tri-Quarterly Test Period or the TFQ Test Period.

"TFQ Test Period" means, for any date of determination under this Agreement, the most recent period as of such date of four (4) consecutive Fiscal Quarters of Orion and its Subsidiaries for which financial statements have been delivered (or were required to have been delivered) pursuant to Section 6.01(b).

"Threshold Amount" means $2,000,000.

"Titled Vessels" means the Fleet Equipment of a Loan Party that is titled with a state of the United States, including but not limited to Florida, Texas and Louisiana and is issued a distinct title number, including, without limitation, the vessels listed on Schedule 1.03 and identified as Titled Vessels herein.

"Trademark License" means, as to any Person, all licenses and other similar rights now provided or hereafter provided to such Person (or in which such Person has rights or the power to transfer rights to a secured party) with respect to any Trademark of another Person.

"Trademark Security Agreement" has the meaning ascribed thereto in the Guaranty and Security Agreement.

"Trademarks" means, as to any Person, all of the following now owned or hereafter adopted or acquired by such Person:  (a) all trademarks, trade names, corporate names, business names, trade styles,

service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or Territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all Goodwill associated with or symbolized by any of the foregoing.

"Tri-Quarterly Test Period" means, for any date of determination under this Agreement, the most recent period as of such date of three (3) Fiscal Quarters of Orion and its Subsidiaries for which financial statements have been delivered (or were required to have been delivered) pursuant to Section 6.01(b).

"UCC" means the Uniform Commercial Code as in effect from time to time in the State of New York, except when used in connection with the perfection of the Collateral, in which case, "UCC" means the Uniform Commercial Code as in effect from time to time in the applicable jurisdiction with respect to such affected Collateral.

"UK Financial Institution" means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

"UK Resolution Authority" means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

"Unasserted Obligations" means, at any time, Obligations consisting of obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (except for the principal of and interest on, and fees relating to, any Debt) in respect of which no claim or demand for payment has been made (or, in the case of obligations for indemnification, no notice for indemnification has been issued by the Indemnitee or is otherwise known to the Indemnitee) at such time.

"Unbilled Retainage Accounts Formula Amount" means the result (i) 90% multiplied by (ii)  the Value of Eligible Unbilled Retainage Accounts multiplied by the Conversion Ratio.

"Undocumented Vessels" means the Fleet Equipment of a Loan Party that is neither Documented Vessels nor Titled Vessels, including, without limitation, the vessels listed on Schedule 1.04 and identified as Undocumented Vessels therein.

"Unfunded Pension Liability" means that the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is less than 60%.

"United States" and "U.S." mean the United States of America.

"Unused Line Fee" has the meaning set forth in Section 2.04(a).

"Value" means for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, customer deposits, unapplied cash, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

"Vessel Eligible for Documentation" means the Fleet Equipment of a Loan Party that is either a Titled Vessel or Undocumented Vessel but is eligible for documentation under 46 C.F.R Part 67, including, without limitation, the Vessels listed on Schedule 1.05.

"Vessels" means collectively all of the Documented Vessels, Titled Vessels and Undocumented Vessels.

"U.S. Citizen" means a Person that is a "citizen of the United States" within the meaning of 46 U.S.C. § 50501, and the regulations promulgated thereunder, eligible and qualified to own and operate vessels in the U.S. Coastwise Trade.

"U.S. Coastwise Trade" means the carriage or transport of merchandise and/or other materials and/or passengers in the coastwise trade of the United States of America within the meaning of 46 U.S.C. Chapter 551.

"U.S. Government Securities Business Day" means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

"U.S. Shipowner" shall mean each Loan Party, and each Subsidiary thereof, that is the owner of (i) a Documented Vessel that is documented with the U.S. Coast Guard National Vessel Documentation Center, or (ii) a Titled Vessel or an Undocumented Vessel that is operated in the United States.

"White Oak" means WOABL and WOCF.

"White Oak Indemnitees" means WOABL, WOCF, and their respective officers, directors, employees, Affiliates, agents and attorneys.

"WOABL" has the meaning set forth in the preamble.

"WOCF" has the meaning set forth in the preamble.

"Withholding Agent" means any Loan Party and each Agent.

"Write-Down and Conversion Powers" means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom,  any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02	CERTAIN RULES OF CONSTRUCTION.
(a)General Rules.
(i)Unless the context otherwise clearly requires, the meaning of a defined term is applicable equally to the singular and plural forms thereof.
(ii)The words "hereof," "herein," "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement.
(iii)The word "documents" includes instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.
(iv)The words "include" and "including" are not limiting and, unless the context otherwise clearly requires, the word "or" is not exclusive.
(v)A "Default" or "Event of Default" hereunder referenced as "continuing" (or any variation thereof) shall: (A) with respect to a Default that has not yet matured into an Event of Default, be deemed to be continuing unless and until cured within any applicable cure period set forth in this Agreement; and (B) with respect to an Event of Default, be deemed to be continuing unless and until waived in writing by Required Lenders or all Lenders, as applicable.
(vi)In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding" and the word "through" means "to and including".
(vii)Unless the context otherwise clearly requires, the words "property," "properties," "asset" and "assets" refer to both personal property (whether tangible or intangible) and real property.
(viii)As used herein, "ordinary course of business" means, in respect of any transaction involving any Person, the ordinary course of business of such Person, as undertaken by such Person in accordance with past practices or reasonable extensions of such past practices, as applicable, or otherwise undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.
(ix)Wherever the phrase "to the knowledge of any Loan Party" or words of similar import relating to the knowledge or the awareness of any Loan Party are used in this Agreement or any other Loan Document, unless otherwise indicated, such phrase shall mean and refer to the actual knowledge of a Responsible Officer of any Loan Party.
(x)Unless the context otherwise clearly requires: (A) Article, Section, subsection, clause, Schedule and Exhibit references are to this Agreement; (B) references to documents (including this Agreement) shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document; (C) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation; and (D) or unless prohibited by the terms of any Loan Document, references to any Person shall be deemed to include such Person's successors and assigns.

(b)Time References.  Unless the context otherwise clearly requires, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
(c)Captions.  The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.
(d)Cumulative Nature of Certain Provisions.  This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and shall be performed in accordance with their respective terms.
(e)No Construction Against Any Party.  This Agreement and the other Loan Documents are the result of negotiations among, and have been reviewed by counsel to, the Loan Parties, each Agent and the other Lending Parties and are the products of all parties.  Accordingly, they shall not be construed against any Agent or any other Lending Party merely because of the involvement of any or all of the preceding Persons in their preparation.
(f)GAAP.  Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP applied in a manner consistent with that used in preparing the Audited Closing Financial Statements, except as otherwise specifically prescribed herein.  If at any time any change in GAAP would affect the computation of any financial ratio, financial covenant or other requirement set forth in any Loan Document and either Administrative Borrower or Required Lenders shall so request, Administrative Agent, Lending Parties and Administrative Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Required Lenders); provided that, until so amended: (i) such financial ratio, financial covenant or other requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Loan Parties shall provide or cause to be provided to Administrative Agent and the other Lending Parties financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such financial ratio, financial covenant or other requirement made before and after giving effect to such change in GAAP.  Notwithstanding anything to the contrary contained herein, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Debt at the fair value thereof. Notwithstanding anything to the contrary contained herein, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Debt at the fair value thereof.  Notwithstanding the foregoing or anything other provision of the Loan Documents, financial calculations and other deliverables under this Agreement or any other Loan Document and financial definitions (including the determination of the amount of any obligations under Capital Leases) shall be computed to exclude any change to lease accounting rules from those in effect pursuant to Financial Account Standards Board Account Standards Codification 842 (Leases) and other related lease account guidance as in effect on the Closing Date. For the avoidance of doubt, any obligation of a Person under a lease that is not (or would not be) required to be classified and accounted for as an obligation under a Capital Lease on a balance sheet of such Person under GAAP as in effect on December 31, 2018, shall not be treated as an obligation under a Capital Lease as a result of the adoption of changes in GAAP or changes in the application of GAAP and shall continue to be treated as an operating lease.

(g)Rounding.  Any financial ratios required to be maintained by the Loan Parties or any of them pursuant to the Loan Documents shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number using the common – or symmetric arithmetic – method of rounding (in other words, rounding up if there is no nearest number).
(h)Documents Executed by Responsible Officers.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate or other organizational action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
(i)UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise requires, have the meanings provided by those definitions. Subject to the foregoing, the term "UCC" refers, as of any date of determination, to the UCC then in effect.
(j)Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction's laws): (i) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
(k)The Agents do not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to SOFR or any SOFR Successor Rate, any component definition thereof or rates referenced in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including SOFR or any SOFR Successor Rate), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any SOFR Successor Rate), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, SOFR or any SOFR Successor Rate, prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any SOFR Successor Rate Conforming Changes.  Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of SOFR or any SOFR Successor Rate, any alternative, successor or replacement rate (including any SOFR Successor Rate) or any relevant adjustments thereto and such transactions may be adverse to a Borrower.  Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service. The Agents shall not be liable for any inability, failure or delay on their part to perform any of their duties set forth in this Agreement as a result of the unavailability of SOFR or the applicable SOFR Successor Rate and absence of a designated SOFR Successor Rate, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, including without limitation the Required Lenders, in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement and reasonably required for the performance of such duties.

ARTICLE II
Credit Extensions
SECTION 2.01	LOANS.
(a)Initial Term Loan.
(i)Subject to the terms and conditions set forth herein, each Lender with a Term Loan Commitment agrees (severally, not jointly or jointly and severally) to make a term loan to Borrowers (collectively, the "Term Loan") on the Closing Date in an amount equal to such Lender's Term Loan Commitment; provided, that the aggregate outstanding principal amount of the Term Loan made on the Closing Date shall equal the Term Loan Amount. The Term Loan made on the Closing Date shall be made pursuant to a Borrowing Request, duly completed and given by Administrative Borrower to Administrative Agent not later than 12:00 p.m. (noon) on the second (2nd) Business Day prior to the Closing Date, or such shorter time as Administrative Agent may agree.
(ii)Loans and interest accruing thereon shall be evidenced by the records of Administrative Agent and the applicable Term Loan Lender. At the request of a Term Loan Lender, each Borrower shall deliver promissory note(s) to such Term Loan Lender, evidencing its Term Loans.
(iii)Notwithstanding anything to the contrary contained in this Section 2.01(a), Lenders will not be required and shall have no obligation to make any advances hereunder if a Default or Event of Default then exists and is continuing or would result by virtue of the making thereof.  No Credit Extension (or any portion thereof) that has been repaid or prepaid may be reborrowed.  Notwithstanding anything to the contrary contained herein, in no event shall Lenders be obligated to make to Borrowers, or Borrowers be entitled to borrow or receive from Lenders, any loans, advances or extensions of credit hereunder other than the Term Loan.
(iv)No later than 12:00 p.m. (noon) on the Closing Date, each Lender shall fund its pro rata portion of the Term Loan to Administrative Agent's Office in immediately available funds.  Upon receipt of all requested Term Loan funds, Administrative Agent will make the proceeds of the Term Loan available to Borrowers on the Closing Date by sending such funds, in immediately available funds, as directed by Borrowers pursuant to the Letter of Direction.
(v)If the aggregate Outstanding Amount of the Term Loan exceeds the Term Loan Borrowing Base ("Term Loan Overadvance") at any time, the excess shall be payable by Borrowers promptly upon, and in any event within one Business Day of, demand by Administrative Agent and shall constitute an Obligation secured by the Collateral, entitled to all benefits of the Loan Documents.  Administrative Agent may require Term Lenders to forbear from requiring Borrowers to cure a Term Loan Overadvance without the consent of Required Term Lenders. No funding or sufferance of a Term Loan Overadvance shall constitute a waiver by Administrative Agent or applicable Term Lenders of the Event of Default caused thereby.  Term Loan Overadvances shall not include any Protective Advances made by the Term Loan Lenders.  No Loan Party shall be a beneficiary of this Section 2.01(a)(v) nor authorized to enforce any of its terms.

(b)Revolver Commitment.
(i)Revolver Loans. Each Revolver Lender agrees, severally on a Pro Rata basis up to its Revolver Commitment, on the terms set forth herein, to make Revolver Loans to Borrowers from time to time through the Revolver Commitment Termination Date. The Revolver Loans may be repaid and reborrowed as provided herein. In no event shall Revolver Lenders have any obligation to honor a request for a Revolver Loan if Revolver Usage at such time plus the requested Loan would exceed the Revolver Borrowing Base. The Revolver Loans shall be made pursuant to a Borrowing Request, duly completed and given by Administrative Borrower to Administrative Agent not later than 11:00 a.m. on the requested funding date. If any Revolver Lender shall not remit the full amount that it is required to make available to Administrative Agent in immediately available funds as and when required hereby and if Administrative Agent has made available to Borrowers such amount, then that Revolver Lender shall be obligated to immediately remit such amount to Administrative Agent, together with interest at the Defaulting Lender Rate for each day until the date on which such amount is so remitted. Notices received by the Administrative Agent after the applicable required time shall be deemed received on the next Business Day. Each Borrowing Request shall be irrevocable and shall specify (A) the Borrowing amount, and (B) the requested funding date (which must be a Business Day). Any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other Loan Document with respect to Revolver Obligations, which shall become due, shall be deemed a request for a Revolver Loan as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Revolver Obligation under this Agreement, or any other Loan Document and such request shall be irrevocable.
(ii)Notes. Loans and interest accruing thereon shall be evidenced by the records of Administrative Agent and the applicable Revolver Lender. At the request of a Revolver Lender, Borrowers shall deliver promissory note(s) to such Revolver Lender, evidencing its Revolver Loans.
(iii)Termination or Reduction of Revolver Commitments.
(A)The Revolver Commitments shall terminate on the Revolver Commitment Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least five (5) days' prior written notice to Administrative Agent at any time, Borrowers may, subject to payment of the Make-Whole Amount, if applicable, at their option, terminate all or a portion of the Revolver Commitments provided, that any such partial reduction shall be in a principal amount of not less than $2,500,000, or an integral multiple of $250,000 in excess thereof.  Any notice of termination given by Administrative Borrower shall be irrevocable. On the Revolver Commitment Termination Date, Borrowers shall make Payment in Full of all Revolver Obligations (including any Make-Whole Amount, if applicable).  Notwithstanding anything herein to the contrary, Administrative Borrower may rescind any notice of prepayment under this Section 2.01(b)(iii) if such prepayment would have resulted from a refinancing of the Loans or other contingent transaction, which refinancing or transaction shall not be consummated or shall otherwise be delayed (in which case, a new notice shall be required to be sent in connection with any subsequent termination).
(iv)Revolver Overadvances. If Revolver Usage exceeds the Revolver Borrowing Base ("Revolver Overadvance") at any time, the excess shall be payable by Borrowers on demand by Administrative Agent and shall constitute an Obligation secured by the Collateral, entitled to all benefits of the Loan Documents. Administrative Agent may require Revolver Lenders to fund Revolver Loans that cause or constitute an Revolver Overadvance and to forbear from requiring Borrowers to cure a Revolver Overadvance without the consent of Required Revolver Lenders. In no event shall Loans be required that would cause Revolver Usage to exceed the aggregate Revolver Commitments. No funding or sufferance of a Revolver Overadvance shall constitute a waiver by Administrative Agent or applicable Revolver Lenders of the Event of Default caused thereby. Revolver Overadvances shall not include any Protective Advances made by the Revolver Lenders nor shall Revolver Overadvances include the Permitted Overadvance.  No Loan Party shall be a beneficiary of this Section 2.01(b)(iv) nor authorized to enforce any of its terms.
(v)Maintenance of Loan Account; Statements of Account. Administrative Agent shall maintain an account on its books in the name of Borrowers (the "Loan Account") in which Borrower will be charged with all Revolver Loans made by Revolver Lenders to Borrowers or for Borrowers' account, including Revolver Loans, interest, fees, expenses and any other Revolver Obligations.  The Loan Account will be credited with all amounts received by Administrative Agent from Borrowers or for Borrowers' account, including, as set forth below, all amounts received in the Collection Accounts during a Cash Dominion Period.  Administrative Agent shall send Administrative Borrower a monthly statement reflecting the activity in the Loan Account.  Each such statement shall be an account stated and shall be final, conclusive and binding on Borrowers, absent manifest error.  Borrowers hereby authorize Administrative Agent to charge the Loan Account with the amount of all principal, interest, fees, expenses and other payments to be made hereunder and under the other Loan Documents with respect to Revolver Obligations.  Administrative Agent may, but shall not be obligated to, discharge Borrowers' payment obligations hereunder by so charging the Loan Account.
(vi)Collection of Receivables.  Subject to Schedule 6.19, Administrative Agent shall, at all times have springing dominion and control over the Collection Account and each other deposit account of any Loan Party (other than an Excluded Account), and the Collection Account and each such other deposit account shall be subject to a Control Agreement which shall provide, among other things, that upon notice by the Administrative Agent to the deposit account bank, all amounts in each such deposit account will be forwarded by daily sweep to Administrative Agent. At all times Borrowers shall cause all invoices evidencing accounts receivable to be marked payable to Borrowers at the Lockbox or if payments are made electronically, payable directly to a Collection Account.  All collections and other amounts received by the Loan Parties from any account debtor, in addition to all other cash received by the Loan Parties from any other source, shall upon receipt be forwarded to the Lockbox in the form received or deposited into a Collection Account.  During a Cash Dominion Period, Administrative Agent will credit all payments received by it to the Loan Account, conditional upon final collection; credit will be given only for cleared funds received prior to 2:00 p.m. (New York time) by Administrative Agent; provided, however, that for purposes of calculating interest due to the Revolver Lenders, credit will be given to collections on the date of receipt by Administrative Agent of cleared funds. In all cases, the Loan Account will be credited only with the net amounts actually received in payment of its accounts receivable.  The Loan Parties will not commingle any collections with any of their other funds or property, but will segregate them from their other assets and will hold them in trust and for the account and as the property of Revolver Lenders.  During a Cash Dominion Period, Borrowers hereby agree to, and will cause the other Loan Parties to, endorse any collections upon the request of Administrative Agent. During a Cash Dominion Period, or at any time that an Application Event has not occurred, Administrative Agent may apply all amounts received by it to such of the Revolver Obligations and in such order as it may elect in its sole and absolute discretion.
(vii)[Reserved.]

(viii)Defaulting Lenders. Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments made by a Borrower to Administrative Agent for the Defaulting Lender's benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Administrative Agent shall transfer any such payments (A) first, to Administrative Agent to the extent of any Protective Advances or Revolver Overadvances that were made by Administrative Agent and that were required to be, but were not, paid by Defaulting Lender, (B) second, to each Non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender's portion of a Revolver Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), (C) third, in Administrative Agent's sole discretion, to a suspense account maintained by Administrative Agent, the proceeds of which shall be retained by Administrative Agent and may be made available to be re-advanced to or for the benefit of Borrowers (upon the request of a Borrower and subject to the conditions set forth in Section 4.02) as if such Defaulting Lender had made its portion of Revolver Loans (or other funding obligations) hereunder, and (D) fourth, from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with Section 8.02(d).  Subject to the foregoing, Administrative Agent may hold and, in its discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Administrative Agent for the account of such Defaulting Lender.  Solely for the purposes of voting or consenting to matters with respect to the Loan Documents and for the purpose of calculating the fee payable under Section 2.04(a), such Defaulting Lender shall be deemed not to be a "Lender" and such Lender's Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Section 10.01(i)(A) through (C).  The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, Agent, Issuing Bank, and Borrowers shall have waived, in writing, the application of this Section 2.01(b)(viii) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Administrative Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Administrative Agent, provides adequate assurance of its ability to perform its future obligations hereunder.  The operation of this Section 2.01(b)(viii) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by a Borrower of its duties and obligations hereunder to any Agent or to the Lenders other than such Defaulting Lender.  Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle each Borrower, at its option, upon written notice to Administrative Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Administrative Agent.  In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder.  In the event of a direct conflict between the priority provisions of this Section 2.01(b)(viii) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.01(b)(viii) shall control and govern.
SECTION 2.02	INTEREST.
(a)Interest.  Subject to the provisions hereof (including Sections 2.02(c) and 2.02(e)), the outstanding principal balance of each Loan shall bear interest from the date advanced until such Loan is repaid in full at the Base Rate applicable to such Loan payable in cash.  If a Market Disruption Event occurs, then Administrative Agent shall, as soon as practicable thereafter, use commercially reasonable efforts to give notice thereof in accordance with Section 10.02 to Administrative Borrower and Lenders.
(b)Payment Dates.  Interest on each Loan shall be due and payable in arrears, in cash, on each Interest Payment Date and at such other times as may be specified herein (including on demand if specified herein).  Interest hereunder shall be due and payable in accordance with the terms hereof both before and after judgment, and both before and after the commencement of any proceeding under any Bankruptcy Law.  Subject to the provisions hereof, Borrowers shall pay accrued and unpaid interest under Section 2.02(a) to the Administrative Agent to which such interest relates, for the benefit of the Applicable Lenders, as follows: (i) on a monthly basis in arrears on each Interest Payment Date with respect to Revolver Loans and on a monthly basis in arrears on each Interest Payment Date with respect to Term Loans; (ii) upon payment or prepayment of the principal balance of the Loans or any portion thereof, on the amount so paid or prepaid; and (iii) on the Maturity Date.
(c)Default Rate.  Notwithstanding anything to the contrary contained in Section 2.02(a), at any time that an Event of Default exists, then all (i) (or, in the sole discretion of Administrative Agent, any portion) of the Term Loan Obligations shall automatically bear interest at the applicable Default Rate, such interest to be payable in cash upon demand therefor by Administrative Agent and (ii) (or, in the sole discretion of Administrative Agent, any portion) of the Revolver Obligations shall automatically bear interest at the applicable Default Rate, such interest to be payable in cash upon demand therefor by Administrative Agent.
(d)Compounding.  Subject to the other provisions of this Section 2.02, without affecting any of the Agents' or any Lender's rights and remedies hereunder or in respect hereof, all interest (including interest at the Default Rate) on the Loans that is not paid when due shall, at the election of (i) in the case of the Revolver Obligations, the Administrative Agent (acting at the direction of the Required Revolver Lenders), be added to the outstanding principal balance thereof and thereafter bear interest at the rate then applicable to the outstanding principal balance of the Revolver Loans, or (ii) in the case of the Term Loan Obligations, the Administrative Agent (acting at the direction of the Required Term Loan Lenders), be added to the outstanding principal balance thereof and thereafter bear interest at the rate then applicable to the outstanding principal balance of the Term Loans.
(e)Inability to Determine Rates.
(i)If, in connection with any request for a Loan based on the SOFR Index Rate, (A) Administrative Agent determines, that (x) adequate and reasonable means do not exist for determining the SOFR Index Rate with respect to any such proposed or existing Loan, and (y) the circumstances described in clause (iii)(A) below do not apply (in each case with respect to this clause (i)(A), "Impacted Loans"), or (B) Administrative Agent determines, for any reason, that the SOFR Index Rate with respect to such a proposed Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, Administrative Agent will promptly so notify Administrative Borrower and each Lender, in each case, in writing. Thereafter, (1) the obligation of Lenders to make or maintain Loans based on the SOFR Index Rate shall be suspended (to the extent of the affected Loans), and (2) in the event of a determination described in the preceding sentence with respect to the SOFR Index Rate component of the Base Rate, the utilization of the SOFR Index Rate component in determining the Base Rate shall be suspended, in each case until such Agent revokes such notice in writing. Upon receipt of such notice, Administrative Borrower may revoke any pending request for a Borrowing of Loans based on the SOFR Index Rate (to the extent of the affected Loans).

(ii)Notwithstanding the foregoing, if Administrative Agent has made the determination described in clause (i)(A) above, Administrative Agent, in consultation with Administrative Borrower, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (A) Administrative Agent revokes the notice delivered in writing with respect to the Impacted Loans under clause (i)(A) above, (B) Administrative Agent notifies Administrative Borrower in writing that such alternative interest rate does not adequately and fairly reflect the cost to the Lenders of the Impacted Loans, or (C) any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest, or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing, and provides Administrative Agent, the other Lenders, and Administrative Borrower written notice thereof.
(iii)Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Required Revolver Lenders, the Required Term Loan Lenders or Administrative Agent determines (which determination shall be conclusive absent manifest error) that:
A.adequate and reasonable means do not exist for ascertaining the SOFR Index Rate, including, without limitation, because the SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary;
B.the administrator of the SOFR Screen Rate or a Governmental Authority having jurisdiction over Administrative Agent or any Lender has made a public statement identifying a specific date after which SOFR or the SOFR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the "Scheduled Unavailability Date"); or
C.syndicated loans currently being executed, or that include language similar to that contained in this Section 2.02(e), are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace SOFR;

then, reasonably promptly after such determination by Administrative Agent, Required Revolver Lenders or Required Term Loan Lenders, Administrative Agent, Required Lenders and Administrative Borrower may amend this Agreement to replace SOFR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) (any such proposed rate, a "SOFR Successor Rate"), together with any proposed SOFR Successor Rate Conforming Changes, and any such amendment shall become effective at 5:00 p.m. on the fifth (5th) Business Day after Administrative Agent shall have notified all Lenders and Administrative Borrower of such proposed amendment unless Administrative Borrower or Required Lenders shall have objected thereto by written notice to Administrative Agent prior to such effective time. Such SOFR Successor Rate shall be applied in a manner consistent with market practice; provided, that, to the extent such market practice is not administratively feasible for Administrative Agent, such SOFR Successor Rate shall be applied in a manner as otherwise reasonably determined by Administrative Agent.

(iv)If no SOFR Successor Rate has been determined and either the circumstances under clause (iii)(A) above exist or the Scheduled Unavailability Date has occurred (as applicable), Administrative Agent will promptly so notify Administrative Borrower and each Lender in writing. Thereafter, (x) the obligation of the Lenders to make or maintain Loans based in the SOFR Index Rate shall be suspended (to the extent of the affected Loans), and (y) the SOFR Index Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, Administrative Borrower may revoke any pending request for a Borrowing of Loans based on the SOFR Index Rate (to the extent of the affected Loans).
(v)Notwithstanding anything else herein, any definition of SOFR Successor Rate shall provide that in no event shall such SOFR Successor Rate be less than the Floor for purposes of this Agreement.
SECTION 2.03	PAYMENT AND PREPAYMENT OF PRINCIPAL.

Subject to the provisions hereof:

(a)Payment on Maturity Date.  Borrowers shall repay in full (or Collateralize, as applicable) the Credit Outstandings and all other outstanding Obligations on the Maturity Date.
(b)Voluntary Prepayments.  Borrowers may voluntarily prepay the Outstanding Amount of the Loans, in whole or in part, upon not less than three (3) Business Days' prior irrevocable written notice by Administrative Borrower to the Administrative Agent (or such shorter period as the Administrative Agent, in its sole discretion, may otherwise agree); provided, that any prepayment of the Term Loans shall be in a principal amount of not less than $2,500,000, or an integral multiple of $250,000 in excess thereof (or, if less, the entire Outstanding Amount of the Term Loans).  In connection with any voluntary prepayment of the Term Loans, Borrowers shall pay the sum of: (i) the Outstanding Amount of the Term Loans being paid or prepaid; plus (ii) the Make-Whole Amount (if applicable); plus (iii) accrued and unpaid interest (at the rate then applicable to the applicable Term Loans being prepaid) on the amounts on the Outstanding Amount of the Loans being paid or prepaid.  All prepayments of the Term Loans shall be applied to the Outstanding Amount of the Term Loans.  In connection with any such voluntary prepayment of the Term Loans, each Borrower acknowledges that such prepayment may result in Lenders incurring additional costs, expenses or liabilities, and that, as of the date hereof, it is difficult to ascertain the full extent of such costs, expenses or liabilities.  Accordingly, each Borrower agrees that the Make-Whole Amount payable in connection with any such voluntary prepayment of the Term Loans, to the extent applicable, represents a reasonable estimate of the costs, expenses or liabilities of Lenders in connection with any such prepayment.  Without affecting any of any Lending Party's rights and remedies hereunder or in respect hereof, if a Borrower fails to pay the Make-Whole Amount (if applicable) when due, then the amount thereof shall thereafter bear interest until paid in full at the Default Rate.  Notwithstanding anything herein to the contrary, Administrative Borrower may rescind any notice of prepayment under this Section 2.03(b) if such prepayment would have resulted from a refinancing of the Loans or other contingent transaction, which refinancing or transaction shall not be consummated or shall otherwise be delayed (in which case, a new notice shall be required to be sent in connection with any subsequent prepayment).  For the avoidance of doubt, no Make-Whole Amount or other prepayment premium or penalty shall be payable in connection with voluntary prepayments of Revolver Loans except to the extent accompanied by a corresponding reduction in Revolver Commitments.  Notwithstanding the foregoing, no voluntary prepayments in respect of the Term Loans shall be permitted to be made under this clause (b) prior to the date that the Specified Prepayment has been made, and thereafter solely if the Payment Conditions are satisfied.
(c)Mandatory Prepayments.
(i)Loss and Disposition Payments.  In the event that Net Proceeds resulting from

(A)any Event of Loss or Disposition or series of Dispositions by Orion or any Subsidiary thereof (other than any Disposition pursuant to Sections 7.05(b), (c), (d), (f), (g), (i), (j), and (k)) and (i) such Net Proceeds (other than Net Proceeds of any Event of Loss) exceed, in the aggregate for all such Dispositions during the term of this Agreement, and taken together with (but without duplication) all of the Net Proceeds received from the Specified Sale Leaseback Transactions, $60,000,000 (the "Aggregate Loss and Disposition Threshold Amount") and (ii) such Net Proceeds within any Fiscal Year exceed, in the aggregate for all such Events of Loss and Dispositions in such Fiscal Year, $500,000 (the "Annual Loss and Disposition Threshold Amount" and, together with the Aggregate Loss and Disposition Threshold Amount, the "Loss and Disposition Threshold Amounts"), promptly upon, and in any event within five (5) Business Days of, receipt of such Net Proceeds, Borrowers shall prepay the Loans in an amount equal to the sum of: (1) 100% of such Net Proceeds that exceed both Loss and Disposition Threshold Amounts (in the case of the Annual Loss and Disposition Threshold Amount, in such Fiscal Year), plus (2) solely with respect to Net Proceeds resulting from Dispositions (or series of Dispositions) to the extent applied to prepay the Term Loans, the Make-Whole Amount, if applicable, that would apply if such Net Proceeds were used by Borrowers to make a voluntary prepayment of the Term Loans pursuant to Section 2.03(b).  Such repayments shall be applied (i) first, to repay Term Loans, until the Term Loan LTV Ratio, calculated on a Pro Forma Basis to give effect to such Disposition or Event of Loss, is less than or equal to 60%, (ii) second, to repay outstanding Revolver Loans so long as Liquidity is, or at any time during the immediately preceding 60 consecutive calendar day period was, less than $20,000,000, until Liquidity is equal to $20,000,000 and (iii) third, to repay Term Loans, until the Term Loan LTV Ratio, calculated on a Pro Forma Basis to give effect to such Disposition or Event of Loss, is less than or equal to 40%, and (iv) fourth, any then-remaining sums shall be paid to the Borrowers. So long as (u) the Term Loan LTV Ratio, calculated on a Pro Forma Basis to give effect to such Disposition or Event of Loss, is less than or equal to 60%, (v) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (w) Administrative Borrower shall have given Administrative Agent prior written notice (which shall include a description of the planned reinvestment and certification by Administrative Borrower that such plan is realizable within three hundred and sixty-five (365) days after the initial receipt of such monies) of the applicable Loan Parties' intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such Disposition or Event of Loss or the cost of purchase or construction of other assets useful in the business of Loan Parties, (x) the monies are held in a Deposit Account in which Collateral Agent has a perfected first-priority Lien until applied in accordance with this proviso, (y) the Loan Parties complete such replacement, purchase, or construction within three hundred and sixty-five (365) days after the initial receipt of such monies, and (z) the aggregate amount of any planned reinvestments do not exceed when taken together with any other reinvestments made during such Fiscal Year, $2,500,000 in the aggregate in any Fiscal Year, then the Loan Party whose assets were the subject of such Disposition shall have the option to apply such monies to the costs of replacement of the assets that are the subject of such Disposition or Event of Loss or the costs of purchase or construction of other assets useful in the business of such Loan Party unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, any amounts remaining in the Deposit Account referred to in clause (y) above shall be paid to Agents and applied in accordance with this Section 2.03(c)(i)).  Nothing contained in this Section 2.03(c)(i) shall permit Loan Parties to sell or otherwise Dispose of any assets other than in accordance with Section 7.05.  In connection with any such prepayment of the Term Loans pursuant to this Section 2.03(c)(i) requiring the payment of the Make-Whole Amount, each Borrower acknowledges that such prepayment may result in Lenders incurring additional costs, expenses or liabilities, and that, as of the date hereof, it is difficult to ascertain the full extent of such costs, expenses or liabilities.  Accordingly, each Borrower agrees that any applicable Make-Whole Amount payable in connection with any such prepayment represents a reasonable estimate of the costs, expenses or liabilities of Lenders in connection with any such prepayment.  Without affecting any of any Lending Party's rights and remedies hereunder or in respect hereof, if a Borrower fails to pay the Make-Whole Amount when due, then the amount thereof shall thereafter bear interest until paid in full at the Default Rate.  The Administrative Borrower shall deliver to Administrative Agent a Borrowing Base Report to the extent the assets subject to the Event of Loss or Disposition giving rise to the mandatory prepayment had a value of $350,000 or more, either individually or in the aggregate (based on the fair market value, or in the case of Real Property, forced liquidation value, of the assets so disposed) and were included in the most recently delivered Borrowing Base Report.  For the avoidance of doubt no Make-Whole Amount or other prepayment premium or penalty shall be payable in connection with mandatory prepayments of Revolver Loans pursuant to this Section 2.03(c)(i).
(B)any Specified Post-Closing Liquidity Transaction or other Event of Loss, or any other issuance of any Equity Interest of Orion after the Closing Date, solely in the event the Term Loan LTV Ratio, calculated on a Pro Forma Basis to give effect to such Specified Post-Closing Liquidity Transaction, Event of Loss or issuance of Equity Interests, is greater than 60%, within five (5) Business Days of receipt of such Net Proceeds, Borrowers shall prepay the Term Loans in an amount equal to the amount of such Net Proceeds required to result in the Term Loan LTV Ratio, calculated on a Pro Forma Basis to give effect to such Specified Post-Closing Liquidity Transaction, Event of Loss or other issuance of Equity Interests, to be less than or equal to 60%.
(ii)[Reserved]
(iii)Payments in respect of Debt.  Within five (5) Business Days after the date of receipt by Loan Parties or their Subsidiaries of the Net Proceeds of any Debt incurred (other than Debt permitted under Section 7.03), Borrowers shall prepay the Loans in an amount equal to the sum of (A) the lesser of (1) 100% of such Net Proceeds received and (2) the Outstanding Amount of the Loans plus (B) to the extent that such Net Proceeds are applied to prepay the Term Loans, the Make-Whole Amount (if applicable) that would apply with respect to such prepayment if such Net Proceeds were used by a Borrower to make a voluntary prepayment of the Term Loans pursuant to Section 2.03(b).  In connection with any such prepayment of the Term Loans pursuant to this Section 2.03(c)(iii) requiring the payment of the Make-Whole Amount, each Borrower acknowledges that such prepayment may result in Lenders incurring additional costs, expenses or liabilities, and that, as of the date hereof, it is difficult to ascertain the full extent of such costs, expenses or liabilities.  Accordingly, each Borrower agrees that the Make-Whole Amount payable in connection with any such prepayment represents a reasonable estimate of the costs, expenses or liabilities of Lenders in connection with any such prepayment.  Without affecting any of any Lending Party's rights and remedies hereunder or in respect hereof, if a Borrower fails to pay the Make-Whole Amount when due, then the amount thereof shall thereafter bear interest until paid in full at the Default Rate.  Such repayments shall be applied (w) first, to repay Term Loans, until the Term Loan LTV Ratio is less than or equal to 60%, (x) second, to repay outstanding Revolver Loans, so long as Liquidity is, or at any time during the immediately preceding 60 consecutive calendar day period was, less than $20,000,000, until Liquidity is equal to $20,000,000 (z) third, to repay Term Loans, until the Term Loan LTV Ratio is less than or equal to 40%, and (z)) then-remaining sums shall be paid to the Borrowers.  The provisions of this Section 2.03(c)(iii) shall not be deemed to be implied consent to any incurrence of Debt otherwise prohibited by the terms of this Agreement.  For the avoidance of doubt no Make-Whole Amount or other prepayment premium or penalty shall be payable in connection with mandatory prepayments of Revolver Loans pursuant to this Section 2.03(c)(iii).
(iv)Curative Equity.  On the date of receipt by a Borrower of the proceeds of any Curative Equity pursuant to Section 8.03, such Borrower shall prepay an aggregate principal amount of the Loans in an amount equal to 100% of such proceeds of Curative Equity to be applied by Administrative Agent (x) first, to the outstanding Term Loans and (y) second, to the Revolver Loans.  For the avoidance of doubt, no Make-Whole Amount or other prepayment premium or penalty shall be due and owing in connection with mandatory prepayments of Revolver Loans pursuant to this Section 2.03(e)(iv).
(v)Overadvance.  If a Revolver Overadvance exists at any time, each Borrower shall, subject to Section 2.01(b)(iv), on the sooner of Administrative Agent's demand or the first Business Day after such Borrower has knowledge thereof, repay Revolver Loans and/or Collateralize outstanding Letters of Credit (or any combination thereof) in an amount sufficient to reduce Revolver Usage to the then current Revolver Borrowing Base.
(vi)Term Loan Overadvance.  If a Term Loan Overadvance exists at any time, each Borrower shall, subject to Section 2.01(a)(v), on the sooner of Administrative Agent's demand or the first Business Day after such Borrower has knowledge thereof, repay the Term Loans in an amount sufficient to reduce the Outstanding Amount of the Term Loan to the then current Term Loan Borrowing Base.
(vii)Specified Prepayment.  On or prior to the earlier of (i) the date that is 210 days from the Closing Date and (ii) the date that is three (3) Business Days after (and in any event, promptly) after receipt of Net Proceeds in respect of the East and West Jones Sale, the Borrowers shall make one or more mandatory prepayments of the Term Loans (collectively, the "Specified Prepayment") designated by Borrowers to be in respect of the prepayment required by this Section 2.03(c)(vii) (and not in respect of any other mandatory prepayment required by this Section 2.03(c)) in increments of not less than $1,000,000 for any Specified Prepayment, and in an aggregate amount for all Specified Prepayments equal to $15,000,000 (which shall not be subject to the payment of the Make-Whole Amount).
(d)[Reserved.]
(e)Payments Under Certain Circumstances.  Notwithstanding anything to the contrary contained herein, upon the (i) prepayment of all or any part of the principal balance of the Term Loan pursuant to Section 2.03(b), (ii) prepayment of all or any part of the principal balance of the Term Loan pursuant to Section 2.03(c)(i), (ii), (iii), (iv) or (vi), or (iii) any reduction or the termination of the Revolver Commitments, (iv) in the event of any payment of principal on the Revolver Loans made, required to be made or deemed to be made in connection with any repricing, refinancing or replacement of any Revolver Loans through any waiver, consent or amendment, in each case prior to the Revolver Commitment Termination Date, or (v) the acceleration of the Obligations or any portion thereof prior to the Maturity Date as a result of or upon the occurrence of an Event of Default, including in the event that the Obligations or any portion thereof are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by other similar means (each of clauses (i) through (v) referred to herein as a "Prepayment Event"; provided that the foregoing clauses (i) through (iv) shall only be deemed to be a Prepayment Event to the extent the aggregate principal amount of the Term Loans and Revolving Commitments has been reduced to less than $55,000,000, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such Prepayment Event, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Lenders, each Borrower agrees to pay to Administrative Agent, for the pro rata benefit of all of the Lenders entitled to a portion of the principal amount of the Term Loan subject to such Prepayment Event, and each Borrower agrees to pay to the Administrative Agent, for the pro rata benefit of the Revolver Lenders entitled to a portion of the principal amount of the Revolver Loans subject to such Prepayment Event, in immediately available funds, measured as of the date of the occurrence of such Prepayment Event, the applicable Make-Whole Amount.  The Make-Whole payable in accordance with the immediately preceding sentence shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination, and each Borrower agrees that it is reasonable under the circumstances.  Without limiting the generality of the foregoing, it is understood and agreed that, as set forth in clauses (iii), (iv) and (v) of the definition of "Prepayment Event", if the Revolver Commitments are reduced or terminated, if all or any portion of the Obligations are accelerated prior to the third anniversary of the Closing Date as a result of or upon the occurrence of an Event of Default, the Make-Whole Amount, determined as of the date of acceleration or the reduction or termination of the Revolver Commitments, as applicable, will also be due and payable as though said Obligations were voluntarily prepaid and the Revolver Commitments were terminated as of such date and shall constitute part of the Obligations.  The Make-Whole Amount shall also be payable in the event the Obligations are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure, or by any other similar means.  Each Borrower expressly agrees that: (A) the Make-Whole Amount is reasonable and is the product of an arm's length transaction between sophisticated parties, ably represented by counsel, (B) the Make-Whole Amount shall be payable notwithstanding the then prevailing market rates at the time payment is made, (C) there has been a course of conduct between Lenders and Borrowers giving specific consideration in this transaction for such agreement to pay the Make-Whole Amount and (D) Borrowers shall be estopped hereafter from claiming differently than as agreed to in this paragraph.  Each Borrower expressly acknowledges that its agreement to pay the Make-Whole Amount as herein described is a material inducement to the Lenders to provide the Commitment and make the Loans.  Without affecting any of any Lender's rights and remedies hereunder or in respect hereof, if a Borrower fails to pay the applicable Make-Whole Amount when due, then the amount thereof shall thereafter bear interest until paid in full at the Default Rate.
(f)[Reserved].
(g)Notice of Payments.  Borrower shall provide written notice of any payments made pursuant to Section 2.03(c) by 12:00 p.m. (noon) one (1) Business Day prior to the proposed prepayment date, which notice shall state pursuant to which paragraph of Section 2.03(c) or (d) the prepayment is being made.
SECTION 2.04	CERTAIN FEES.
(a)Unused Line Fee.  Administrative Borrower shall pay to Administrative Agent, for the ratable account of the Revolver Lenders, an unused line fee (the "Unused Line Fee") in an amount equal to 0.50% per annum times the result of (i) the aggregate amount of the Revolver Commitments, less (ii) the Revolver Usage during the immediately preceding month (or portion thereof), which Unused Line Fee shall be due and payable, in arrears, on the first day of each month from and after the Closing Date up to the first day of the month prior to the date on which the Obligations are paid in full and on the date on which the Obligations are paid in full.
(b)Fees Generally.  Without limiting any other provision set forth in this Agreement, Borrowers shall also pay to Administrative Agent, for its own account, fees in the amounts and at the times specified in the applicable Fee Letters.

(c)Letter of Credit Fees and Expenses.  Borrowers agree to pay to Administrative Agent, for the benefit of Revolver Lenders, as compensation to such Lenders for Obligations in respect of Letters of Credit incurred hereunder, (i) all costs and expenses Administrative Agent or any Revolver Lender is required to reimburse any Issuing Bank in respect of any Letter of Credit and all other reasonable costs and expenses incurred by Administrative Agent or any Revolver Lender on account of such Letter of Credit Obligations, and (ii) for each month during which any Letter of Credit Obligation shall remain outstanding, a fee (the "Letter of Credit Fee") in an amount equal to (A) a per annum rate equal to the Applicable Margin in effect during such month applicable to Revolving Loans multiplied by (B) the maximum amount available from time to time to be drawn under the applicable Letter of Credit for the period of time such Letter of Credit is outstanding; provided, that no Letter of Credit Fee shall accrue for the benefit of a Defaulting Lender described in clauses (a) or (b) of the definition thereof so long as such Revolver Lender shall be a Defaulting Lender.  Such fee shall be paid to Administrative Agent, for the benefit of the Revolver Lenders, in arrears, on the last Business Day of each Fiscal Month.  In addition, Borrowers shall pay to any Issuing Bank, promptly, such customary reasonable fees (including all per annum fees and fronting fees), charges and out-of-pocket expenses of such Issuing Bank in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to, and in accordance with, the application and related documentation under which such Letter of Credit is issued.
SECTION 2.05	LETTERS OF CREDIT.
(a)Subject to the terms and conditions of this Agreement, and during the term of this Agreement, Administrative Agent, upon the request of Administrative Borrower, shall cause an Issuing Bank to issue for the account of any Borrower Letters of Credit of a tenor and containing terms acceptable to Administrative Agent and the applicable Issuing Bank, in a maximum aggregate face amount outstanding at any time not to exceed the Letter of Credit Sublimit; provided that, (i) Administrative Agent shall have no obligation to cause to be issued any Letter of Credit with an expiration date after the Maturity Date or if after giving effect to the requested issuance Letter of Credit Usage would exceed the Letter of Credit Sublimit and (ii) if a Letter of Credit is issued with an expiration date after the Maturity Date, Borrowers shall Collateralize such Letter of Credit in full immediately.  The term of any Letter of Credit shall not exceed three hundred sixty (360) days from the date of issuance, subject to renewal in accordance with the terms thereof, but in no event to a date beyond the Maturity Date.  All Letters of Credit shall be subject to the limitations set forth in Section 2.03(c)(v), and a sum equal to the aggregate Letter of Credit Usage shall be included in calculating outstanding amounts for purposes of determining compliance with Section 2.03(c)(v).  Upon any Letter of Credit Disbursement, the amount of such Letter of Credit Disbursement for all purposes under this Agreement shall become and be deemed to be, without any further action on the part of any Person, a Revolver Loan made by Revolver Lenders on the date of such Letter of Credit Disbursement (but without any requirement for compliance with the conditions precedent to the making of Revolver Loans contained in this Agreement).
(b)Whenever Administrative Borrower desires the issuance of a Letter of Credit, Administrative Borrower shall deliver to Administrative Agent a written notice no later than 9:00 a.m. at least ten (10) Business Days in advance of the proposed date of issuance of a letter of credit request in a form reasonably agreed by Administrative Borrower and Administrative Agent (a "Letter of Credit Request").  The transmittal by Administrative Borrower of each Letter of Credit Request shall be deemed to be a representation and warranty by Borrowers that the Letter of Credit may be issued in accordance with and will not violate any of the requirements of this Section 2.05.  Prior to the date of issuance of each Letter of Credit, Administrative Borrower shall provide to Administrative Agent a precise description of the documents and the text of any certificate to be presented by the beneficiary of such Letter of Credit which, if presented by such beneficiary on or prior to the expiration date of such Letter of Credit, would require the issuing bank to make payment under such Letter of Credit.  Administrative Agent, in its reasonable judgment, may require changes in any such documents and certificates.  No Letter of Credit shall require payment against a conforming draft to be made thereunder prior to the second Business Day after the date on which such draft is presented.
(c)Upon any Letter of Credit Disbursement, (i) Administrative Borrower shall be deemed to have timely given a Borrowing Request to Administrative Agent for a Revolver Loan on the date on which such drawing is honored in an amount equal to the amount of such Letter of Credit Disbursement and (ii) without regard to satisfaction of the applicable conditions specified in Section 4.02 and the other terms and conditions of borrowings contained herein, Revolver Lenders shall, on the date of such drawing, make a Revolver Loan (in accordance with their Percentage Shares) in the amount of such Letter of Credit Disbursement, the proceeds of which shall be applied directly by Administrative Agent to reimburse the applicable Issuing Bank for the amount of such Letter of Credit Disbursement.
(d)By the issuance of a Letter of Credit (or an amendment or extension of a Letter of Credit) and without any further action on the part of Issuing Bank or Revolver Lenders, Issuing Bank shall be deemed to have granted to each Revolver Lender, and each Revolver Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Bank, in an amount equal to its Percentage Share of such Letter of Credit, and each such Revolver Lender agrees to pay to Administrative Agent, for the account of Issuing Bank, such Revolver Lender's Percentage Share of any Letter of Credit Disbursement made by Issuing Bank under the applicable Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolver Lender hereby absolutely and unconditionally agrees to pay to Administrative Agent, for the account of Issuing Bank, such Revolver Lender's Percentage Share of each Letter of Credit Disbursement made by Issuing Bank and not reimbursed by Borrowers in accordance with the terms of this Agreement, or of any reimbursement payment that is required to be refunded (or that Administrative Agent or Issuing Bank elects, based upon the advice of counsel, to refund) to Borrowers for any reason.  Each Revolver Lender acknowledges and agrees that its obligation to deliver to Administrative Agent, for the account of Issuing Bank, an amount equal to its respective Percentage Share of each Letter of Credit Disbursement pursuant to this Section 2.05(d) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 4.  If any such Revolver Lender fails to make available to Administrative Agent the amount of such Revolver Lender's Percentage Share of a Letter of Credit Disbursement as provided in this Section, such Revolver Lender shall be deemed to be a Defaulting Lender and Administrative Agent (for the account of Issuing Bank) shall be entitled to recover such amount on demand from such Revolver Lender together with interest thereon at the Base Rate until paid in full.
(e)As between Borrowers and any Lending Party, Borrowers assume all risks of the acts and omissions of such Lending Party and the applicable Issuing Bank (other than for the gross negligence or willful misconduct of such Lending Party or such Issuing Bank) or misuse of the Letters of Credit by the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, Lending Parties shall not be responsible (i) for the accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under such Letters of Credit even if it should in fact prove to be in any or all respects invalid, inaccurate, fraudulent or forged, (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, (iii) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy or otherwise, whether or not they be in cipher, (iv) for errors in interpretation of technical terms, (v) for any loss or delay in the transmission or otherwise of any document required to make a drawing under any such Letter of Credit, or of the proceeds thereof, (vi) for the misapplication by the beneficiary of any such Letter of Credit, of the proceeds of any drawing honored under such Letter of Credit, and (vii) for any consequences arising from causes beyond the control of the issuing bank or the applicable Lender; provided that, the foregoing shall not release any Lending Party or the applicable Issuing Bank for any liability for its gross negligence or willful misconduct.  None of the above shall affect, impair, or prevent the vesting of any of Lending Parties' rights or powers hereunder.  Any action taken or omitted to be taken by any Lending Party under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct of such Lending Party, shall not create any liability of any Lending Party to Borrowers.
(f)The obligations of Borrowers to reimburse Administrative Agent and Revolver Lenders for drawings honored under the Letters of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, the following circumstances:  (i) any lack of validity or enforceability of this Agreement, any Letter of Credit, any Letter of Credit Agreement or any other agreement or instrument relating thereto; (ii) the existence of any claim, setoff, defense or other right which any Borrower or any Affiliate of any Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Agent, any Lender or any other Person, whether in connection with this Agreement, the other Loan Documents, the transactions contemplated herein or therein or any unrelated transaction; (iii) any draft, demand, certificate or other documents presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect; (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (v) failure of any drawing under a Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of any drawing; or (vi) that a Default or Event of Default shall have occurred and be continuing.
SECTION 2.06	MANNER OF PAYMENTS.
(a)Invoices.  Administrative Agent agrees to provide Administrative Borrower with an invoice setting forth the Outstanding Amount of the Loans and stating the amount of interest due on any Interest Payment Date in reasonable detail; provided that (i) no Agent shall have liability for failing to do so and (ii) any failure by any Agent to provide any such invoice shall not affect Administrative Borrower's (or any other Loan Party's) obligation to pay when due any amounts owing hereunder in accordance with the provisions hereof.
(b)Payments on Business Days.  If any payment hereunder becomes due and payable on a day (including an Interest Payment Date) that is not a Business Day, then such due date shall be extended to the next succeeding Business Day; provided that interest and fees shall continue to accrue during the period of any such extension.
(c)Computations.  All interest and fees owing hereunder shall be computed on the basis of a year of 360 days and calculated in each case for the actual number of days elapsed.
(d)Evidence of Debt.  The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business.  The accounts or records maintained by Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by Lenders to Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrowers hereunder to pay any amount owing with respect to the Obligations.  If any conflict exists between the accounts and records maintained by any Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender, Borrowers shall execute and deliver to such Lender a Note, which shall evidence such Lender's Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
SECTION 2.07	INCREASED COSTS.
(a)Increased Costs Generally.  If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;
(ii)subject any Lending Party to any Taxes (other than (A) Indemnified Taxes or (B) Excluded Taxes) on any Credit Extension made by it, its Commitment or other obligations; or
(iii)impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement and the Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lending Party of making, converting to, continuing or maintaining any Loan or to increase the cost to such Lending Party, or to reduce the amount of any sum received or receivable by such Lending Party hereunder (whether of principal, interest or any other amount), then, upon request of such Lending Party, Borrowers shall pay to such Lending Party such additional amount or amounts as will compensate such Lending Party for such additional costs incurred or reduction suffered.

(b)Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or such Lender's holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Credit Extensions made by such Lender to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then from time to time Borrowers shall pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.
(c)Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 2.07, as well as the basis for determining such amount or amounts, and delivered to Administrative Borrower shall be conclusive absent manifest error.  Administrative shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.
(d)Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.07 shall not constitute a waiver of such Lender's right to demand such compensation, provided that Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 2.07 for any reductions suffered more than nine (9) months prior to the date that such Lender notifies Administrative Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to in this subsection (d) shall be extended to include the period of retroactive effect thereof)

(e)Survival.  All obligations of each Loan Party under this Section 2.07 shall survive termination of the Commitments and the payment in full of all other Obligations.
SECTION 2.08	PAYMENTS FREE OF TAXES.
(a)Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without reduction or withholding for any Taxes, except as required by applicable Laws.  If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Laws and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.08), the applicable Lending Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)Payment of Other Taxes.  Each Loan Party shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or, at the option of any Agent, timely reimburse it for the payment of, any Other Taxes.
(c)Indemnification by Loan Parties.  The Loan Parties shall jointly and severally indemnify each Lending Party, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to the amounts payable under this Section 2.08) payable or paid by such Lending Party or required to be withheld or deducted from a payment to such Lending Party and any reasonable expenses arising therefrom or with respect thereto (including reasonable attorneys' fees and tax advisors' fees and expenses), other than any penalties, interest and expenses resulting solely from the gross negligence or willful misconduct of such Lending Party (as determined by a court of competent jurisdiction by a final and non-appealable judgment), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to a Borrower by any such Lending Party (with a copy to Administrative Agent), or by any Agent on its own behalf or on behalf of such Lending Party, shall be conclusive absent manifest error.
(d)Indemnification by Lenders.  Each Lender hereby agrees to severally indemnify each Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified such Agent for such Indemnified Taxes and without limiting the obligation of any Loan Party to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by an Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes each Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by any Agent to such Lender from any other source against any amount due to such Agent under this Section 2.08(d).
(e)Evidence of Payments; Treatment of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.08, such Loan Party shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such

Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.
(f)Status of Lending Parties.
(i)Any Lender which is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Administrative Agent and Administrative Borrower, at the time or times reasonably requested by Administrative Agent or Administrative Borrower, such properly completed and executed documentation reasonably requested by any Agent or Administrative Borrower as will permit such payments to be made without withholding Tax or at a reduced rate of withholding Tax.  In addition, any Lender, if reasonably requested by any Agent or Administrative Borrower, shall deliver such other documentation prescribed by applicable Laws or reasonably requested by any Agent or Administrative Borrower as will enable Administrative Agent or Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.08(f)(ii)(A), (ii)(B) and (ii)(D)) shall not be required if, in such Lender's reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing:
(A)any Lender that is not a Foreign Lender shall deliver to Administrative Agent and Administrative Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Administrative Agent and Borrower), executed valid copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Administrative Agent and Administrative Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Administrative Agent or Borrower), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (I) with respect to payments of interest under any Loan Document, executed valid copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty and (II) with respect to any other applicable payments under any Loan Document, executed valid copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;
(2)executed valid copies of IRS Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (I) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (II) executed valid copies of IRS Form W-8BEN or W-8BEN-E; or
(4)to the extent a Foreign Lender is not the beneficial owner, executed valid copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Agent and Administrative Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Administrative Agent or Borrower), executed copies of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Laws to permit Administrative Agent and Borrower to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Administrative Agent and Administrative Borrower at the time or times prescribed by law and at such time or times reasonably requested by v Agent or Administrative Borrower such documentation prescribed by applicable Laws (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by any Agent or Borrower as may be necessary for Administrative Agent or Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.
(iii)Administrative Agent and any successor Administrative Agent that is a U.S. Person shall deliver to the Administrative Borrower (in such number as shall be requested by the recipient) executed copies of the Internal Revenue Service Form W-9, or any subsequent versions or successors to such form, certifying that it is exempt from U.S. federal backup withholding.  Administrative Agent and any successor Administrative Agent that is not a U.S. Person shall deliver to Administrative Borrower (in such number as shall be requested by the recipient) executed copies of Internal Revenue Service Form W-8IMY certifying that it is a “U.S. branch” and that the payments are not effectively connected with the conduct of a trade or business in the United States and that it is using such form as evidence of its agreement with the Loan Parties to be treated as a U.S. Person with respect to such payments (and the Loan Parties and the Agent agree to so treat the Agent as a U.S. Person with respect to such payments as contemplated by Treasury Regulations Section 1.1441-1(b)(2)(iv)(A)).

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Agent and Administrative Borrower in writing of its legal inability to do so.

(g)Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.08 (including by the payment of additional amounts pursuant to this Section 2.08), it shall, subject to Section 8.02, pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.08 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party incurred in obtaining such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)Survival.  All obligations of each Loan Party under this Section 2.08 shall survive the resignation or replacement of an Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, and the payment in full of all other Obligations.
SECTION 2.09	SHARING OF PAYMENTS.

If any Lender shall, by exercising any right of setoff, recoupment or counterclaim or otherwise, obtain payment in respect of any Credit Outstandings or accrued and unpaid interest thereon resulting in such Lender receiving payment of a proportion of the Credit Outstandings or accrued and unpaid interest thereon greater than its Percentage Share (or other applicable share) thereof as provided herein, then such Lender receiving such greater proportion shall: (a) notify Administrative Agent of such fact; and (b) purchase (for cash at face value) participations in that portion of the Credit Outstandings or accrued and unpaid interest thereon held by the other Applicable Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with their respective Percentage Shares thereof; provided that: (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this Section 2.09 shall not be construed to apply to: (A) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement; or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any portion of the Credit Outstandings held by it to any assignee or participant, other than to any Loan Party (as to which the provisions of this Section 2.09 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Laws, that any Lender acquiring a participation pursuant to the foregoing arrangements may, except to the extent otherwise specified in such Lender's participation agreement, exercise against such Loan Party rights of setoff, recoupment and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

SECTION 2.10	PAYMENTS GENERALLY.
(a)Payments Generally.  All payments to be made by any Loan Party hereunder shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by any Loan Party hereunder shall be made to Administrative Agent, for the account of Administrative Agent, the Lenders or such other parties to which such payment is owed, at such Agent's Office in Dollars and in immediately available funds not later than 11:00 a.m. on the date specified herein.  In the case of any payment for the account of the Lenders, Administrative Agent will promptly distribute to each Lender its applicable Percentage Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender's Lending Office.  All payments received by Administrative Agent after 11:00 a.m. may, in such Agent's discretion, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.
(b)Clawback Rights.
(i)Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of the making of the Loans that such Lender will not make available to Administrative Agent such Lender's share thereof, such Agent may assume that such Lender has made such share available on such date in accordance with Section 2.01 and may, in reliance upon such assumption, make available to each Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the Loans available to Administrative Agent, then the Applicable Lender, on the one hand, and each Borrower, on the other hand, each severally agrees to pay to such Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from the date such amount is made available to such Borrower to the date of payment to such Agent, at: (A) in the case of a payment to be made by such Lender, the Federal Funds Rate; and (B) in the case of a payment to be made by a Borrower, the interest rate applicable to the Loans.  If Borrowers and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, such Agent shall promptly remit to the applicable Borrower the amount of such interest paid by such Borrower for such period.  If such Lender pays its share of the Loans to such Agent, then the amount so paid shall constitute such Lender's Loans included within all Loans.  Any payment by a Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to such Agent.
(ii)Unless Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due hereunder to such Agent for the account of Lenders that such Borrower will not make such payment, such Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders the amount due.  In such event, if such Borrower has not in fact made such payment, then each Lender severally agrees to repay to such Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from the date such amount is distributed to it to the date of payment to such Agent, at the Federal Funds Rate.  A notice of Administrative Agent to any Lender or a Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)Failure to Satisfy Conditions Precedent.  If any Lender makes available to Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to Borrowers by such Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, then such Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)Obligations of Lenders Several.  The obligations of Lenders hereunder to make Loans and to make payments under Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loans or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loans or to make its payments under Section 10.04(c).
(e)Funding Sources.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
SECTION 2.11	MITIGATION OBLIGATIONS; REPLACEMENT OF LENDERS.
(a)Designation of a Different Lending Office.  If any Lender requests compensation under Section 2.07, or requires the Loan Parties to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.08, then such Lender shall (at the request of the Loan Parties) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.07 or 2.08, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Loan Parties hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)Replacement of Lenders.  If any Lender requests compensation under Section 2.07, or if the Loan Parties are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.08 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with paragraph (a) of this Section, or if any Lender is a Non-Consenting Lender, then the Loan Parties may, at their sole expense and effort, upon notice to such Lender and the Agents, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.07 or Section 2.08) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)the Loan Parties shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06;
(ii)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Loan Parties (in the case of all other amounts), together with the Make-Whole Amount with respect thereto;

(iii)in the case of any such assignment resulting from a claim for compensation under Section 2.07 or payments required to be made pursuant to Section 2.08, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)such assignment does not conflict with applicable Law; and
(v)in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Loan Parties to require such assignment and delegation cease to apply.

SECTION 2.12	NATURE AND EXTENT OF LIABILITY.
(a)Joint and Several Liability.  Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to the Secured Parties, all Obligations and all agreements under the Loan Documents.  Each Borrower agrees that its guaranty obligations under the Loan Documents constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until the Maturity Date, and that such obligations are absolute and unconditional, irrespective of (i) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Loan Party or Subsidiary thereof is or may become a party or be bound; (ii) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by any Agent or any Lender with respect thereto; (iii) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by any Agent or any Lender in respect thereof (including the release of any security or guaranty); (iv) the insolvency of any Loan Party or Subsidiary thereof; (v) any election by any Agent or any Lender in proceeding under Bankruptcy Laws for the application of Section 1111(b)(2) of the Bankruptcy Code or similar provisions under other Bankruptcy Laws; (vi) any borrowing or grant of a Lien by any other Loan Party or Subsidiary thereof, as debtor-in-possession under Section 364 of the Bankruptcy Code or similar provisions under other Bankruptcy Laws, or otherwise; (vii) the disallowance of any claims of any Agent or any Lender against any Loan Party or Subsidiary thereof for the repayment of any Obligations under Section 502 of the Bankruptcy Code, or similar provision under other Bankruptcy Laws, or otherwise; or (viii) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Payment in Full on the Maturity Date.
(b)Waivers.
(i)Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel any Agent or Lenders to marshal assets or to proceed against any Loan Party, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower.  Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Payment in Full.  It is agreed among each Loan Party and the Secured Parties that the provisions of this Section 2.12 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, the Secured Parties would decline to make Loans.  Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(ii)The Secured Parties may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 2.12.  If, in taking any action in connection with the exercise of any rights or remedies, an Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Loan Party or other Person, whether because of any applicable Laws pertaining to "election of remedies" or otherwise, each Borrower consents to such action and waives any claim of forfeiture of such rights or remedies based upon it, even if the action may result in loss of any rights of subrogation that such Borrower might otherwise have had.  Any election of remedies that results in denial or impairment of the right of an Agent or any Lender to seek a deficiency judgment against any Loan Party shall not impair any Borrower's obligation to pay the full amount of the Obligations.  Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower's rights of subrogation against any other Person.  Each Agent may bid all or a portion of the Obligations at any foreclosure or trustee's sale or at any private sale, and the amount of such bid need not be paid by the Agent but shall be credited against the Obligations.  The amount of the successful bid at any such sale, whether an Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 2.12, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which any Agent or any Lender might otherwise be entitled but for such bidding at any such sale.
(c)Extent of Liability; Contribution.
(i)Notwithstanding anything herein to the contrary, each Borrower's liability under this Section 2.12 shall be limited to the greater of (i) all amounts for which such Borrower is primarily liable, as described below, and (ii) such Borrower's Allocable Amount.
(ii)If any Borrower makes a payment under this Section 2.12 of any Obligations (other than amounts for which such Borrower is primarily liable) (a "Guarantor Payment") that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower's Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.  The "Allocable Amount" for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 2.12 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.
(d)Direct Liability.  Nothing contained in this Section 2.12 shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder.

(e)Joint Enterprise.  Each Loan Party has requested that the Secured Parties make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers' business most efficiently and economically.  The Loan Parties' business is a mutual and collective enterprise, and the successful operation of each Loan Party is dependent upon the successful performance of the integrated group.  The Loan Parties believe that consolidation of their credit facility will enhance the borrowing power of each Loan Party and ease administration of the Facility, all to their mutual advantage.  The Loan Parties acknowledge that the Secured Parties' willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Loan Parties and at Loan Parties' request.
(f)Subordination.  Each Loan Party hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Loan Party, howsoever arising, to the Payment in Full on the Maturity Date.
(g)Administrative Borrower. Each Borrower hereby irrevocably appoints Orion as the borrowing agent and attorney-in-fact for all Loan Parties (the "Administrative Borrower"), which appointment shall remain in full force and effect unless and until Administrative Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Loan Party hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Administrative Agent with all notices with respect to Term Loans and Revolver Loans for the benefit of any Loan Party and all other notices and instructions under this Agreement and the other Loan Documents (and any notice or instruction provided by the Administrative Borrower shall be deemed to be given by the Loan Parties hereunder and shall bind each Loan Party), (b) to receive notices and instructions from the Lending Parties (and any notice or instruction provided by any Lending Party to the Administrative Borrower in accordance with the terms hereof shall be deemed to have been given to each Loan Party), (c) entering into any amendment or waiver of any provision of this Agreement or any other Loan Document or any consent to any departure by such Loan Party therefrom, on each Loan Party's behalf, and (d) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loans and the Collateral and the administration of the Loan Documents in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Loan Parties in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that the Agents shall not incur liability to any Loan Party as a result hereof. Each Loan Party expects to derive benefit, directly or indirectly, from the handling of the Loans and the Collateral in a combined fashion since the successful operation of each Loan Party is dependent on the continued successful performance of the integrated group. To induce Administrative Agent and the Lenders to do so, and in consideration thereof, each Loan Party hereby jointly and severally agrees to indemnify each Agent and the Lenders and hold them harmless against any and all liability, expense, loss or claim of damage or injury, made against an Agent by any Loan Party or by any third party whosoever, arising from or incurred by reason of (i) the handling of the Loans and the Collateral and the administration of the Loan Documents of the Loan Parties as herein provided or (ii) the Agents and the Lenders relying on any instructions of the Administrative Borrower.

ARTICLE III
[RESERVED]
ARTICLE IV
CONDITIONS TO EFFECTIVENESS
SECTION 4.01	CONDITIONS PRECEDENT TO INITIAL LOAN.

This Agreement shall become binding on the parties hereto upon, and the obligation of each Lender to make the Loans hereunder is subject to, the satisfaction of the following conditions precedent (provided, that, all Loan Documents and other documents to be delivered to any Agent or any other Lending Party pursuant to this Section 4.01 shall be subject to prior reasonable approval as to form and substance by Lenders, with delivery by a Lender of its signature page to this Agreement evidencing such Person's acknowledgement that the conditions set forth in this Section 4.01 have been satisfied, unless otherwise set forth below or waived in writing):

(a)Receipt of Certain Documents and Assurances.  Administrative Agent shall have received satisfactory evidence or assurances with respect to, and had delivered to it, all of the following, each of which shall be, unless otherwise specified herein or otherwise required by Lenders, originals (or facsimiles or portable document format versions thereof (in either such case, if requested by any Lender, promptly followed by originals thereof)), each, to the extent to be executed by Borrowers, properly executed by a Responsible Officer or, if applicable, an Authorized Financial Officer, of Orion and each other Borrower, each dated the Closing Date (or, in the case of (x) certificates of governmental officials or (y) resolutions or consents of Orion and each other Borrower authorizing action to enter into, or performance under, the Loan Documents, a recent date prior to the Closing Date), all in sufficient number as Administrative Agent shall identify (including, if specified by Administrative Agent, for purposes of the distribution thereof to Administrative Agent, Lenders and each Borrower):
(i)counterparts of each of the following agreements, in each case duly executed and delivered by each of the parties thereto, and in a form reasonably acceptable to Administrative Agent:  (A) this Agreement; (B) the Guaranty and Security Agreement; (C) [reserved], (D) the Intercompany Subordination Agreement; (E) a Borrowing Request attaching the funds flow; (F) the Letter of Direction; (G) each Fee Letter, and (H) the Payoff Letter.
(ii)if requested by any Lender, a Note duly executed by each Borrower in favor of such Lender evidencing any Loans made by such Lender to each Borrower;
(iii)counterparts of each of the other Loan Documents (including all applicable Collateral Documents), duly executed by each of the parties thereto, and, as requested by any Agent:
(A)any certificated securities representing shares of Equity Interests owned by or on behalf of any Loan Party (other than Orion) constituting Collateral as of the Closing Date, together with undated stock powers (or their equivalent) with respect thereto executed in blank;
(B)any promissory notes and other instruments evidencing all loans, advances and other debt owed or owing to any Loan Party constituting Collateral as of the Closing Date, together with undated instruments of transfer with respect thereto executed in blank;

(C)all other documents, including UCC financing statements, required under the terms of the Collateral Documents to be filed, registered or recorded to create or perfect the Liens intended to be created under the Collateral Documents existing on the Closing Date; and
(D)a Due Diligence Certificate with respect to each Loan Party, dated the Closing Date and duly executed by a Responsible Officer of the applicable Loan Party, together with results of a search of the UCC (or equivalent) filings made and tax and judgment lien searches with respect to each of Loan Party in the jurisdictions required by Lenders and copies of the financing statements (or similar documents) disclosed by such searches and evidence reasonably satisfactory to Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 7.01 or have been otherwise appropriately released or terminated on (concurrently with the transactions contemplated hereby) or prior to the Closing Date;

provided, however, that in no event shall any Agent be required to accept a Lien or Deed of Trust on any Real Property prior to the receipt of all Flood Documentation with respect thereto;

(iv)a secretary's certificate from each Loan Party, (A) attaching a true and correct copy of the Organizational Documents of each Loan Party, as amended, modified or supplemented as of the Closing Date, which such Organizational Documents shall be (1) certified by a Responsible Officer of each Loan Party and (2) with respect to Organizational Documents that are charter documents, certified as of a recent date by the appropriate governmental official; (B) certifying to and attaching resolutions, in form and substance reasonably acceptable to Administrative Agent, approving the execution, delivery and performance of the Loan Documents by each Loan Party; (C) attesting to the incumbency and signatures of each Responsible Officer of each Loan Party and (D) attaching a good standing certificate of a recent date from the applicable Loan Party's jurisdiction of organization and any other jurisdiction in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect, evidencing that it is duly organized or formed, and that each Loan Party are validly existing, in good standing or words of like import, as applicable, in each such jurisdiction;
(v)a favorable opinion or opinions of Paul Hastings, counsel to each Loan Party, together with such customary local counsel and specialty counsel (including maritime counsel and real estate counsel) as is reasonably acceptable to Administrative Agent, in each case addressed to Administrative Agent and each Lending Party, as to such matters as are reasonably required by Administrative Agent with respect to each Loan Party, the Collateral and the Loan Documents;
(vi)[reserved];
(vii)a certificate signed by a Responsible Officer of each Borrower certifying as to the matters described in Sections 4.01(c) and 4.01(d);
(viii)a certificate signed by an Authorized Financial Officer of Orion, certifying that the Loan Parties and their Subsidiaries, taken as a whole, are Solvent, after giving effect to the transactions contemplated hereby on the Closing Date;
(ix)(A) evidence in form and substance satisfactory to Administrative Agent that each Loan Party will maintain as of the Closing Date in full force and effect the insurance policies required by Section 6.07, and (B) draft insurance certificates to be issued by each Loan

Party's insurance broker containing such information regarding such policies as Administrative Agent shall request, naming Administrative Agent as an additional insured, lenders loss payee and/or mortgagee, as applicable;
(x)a copies of the financial statements referred to in Section 5.11, in each case, the results of which shall be satisfactory to Administrative Agent or any third party consultant selected by Administrative Agent to review such financial statements;
(xi)evidence that (A) all commitments under any secured facilities, if any not otherwise permitted under Section 7.03 have been or will be terminated not later than the Closing Date, and all outstanding amounts thereunder Paid in Full, (B) all Liens securing obligations under any secured facilities not otherwise permitted under Section 7.03 have been or will be released and terminated not later than the Closing Date, and (C) and all letters of credit issued or guaranteed as part of such Indebtedness shall have been cash collateralized or supported by a Letter of Credit or deemed issued hereunder;
(xii)[reserved];
(xiii)[reserved]; and
(xiv)such other assurances, certificates, documents, consents, reports or opinions as Administrative Agent or any other Lending Party may reasonably require.
(b)No Material Adverse Change.  There shall have been no material adverse change in the business, financial condition, revenues, sales volume, assets, liabilities or operations of Orion, any Loan Party, or with respect to the Collateral since December 31, 2022.
(c)Truth and Correctness of Representations and Warranties; No Default.  The representations and warranties of Orion and each other Loan Party contained in this Agreement or any other Loan Document, or that are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date.  No Default or Event of Default shall exist or shall result, or could reasonably be expected to result, from the use of proceeds of the Loans on the Closing Date.
(d)Payment of Fees.  Borrowers shall have paid (or concurrently with the funding of the Loans hereunder, will pay) (i) all fees required to be paid to Agents and Lenders on or before the Closing Date and (ii) unless any Lending Party shall have agreed in writing to any delay in such payment, all reasonable and documented out-of-pocket fees, charges and disbursements of counsel to Agents to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute such Person's reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude subsequent billing by such Lending Party or White Oak).
(e)Liquidity.  Liquidity shall be not less than $26,500,000; provided that for purposes of this clause (e), clause (a) of the definition of qualified cash shall be deemed to be $15,000,000.

(f)Borrowing Base Report. Administrative Agent shall have received a Borrowing Base Report as of a date not more than seven days prior to the Closing Date.
(g)Appraisals. Administrative Agent shall have completed field examinations and appraisals of the Collateral and all books and records in connection therewith, the results of which shall be satisfactory in form and substance to Administrative Agent in its Permitted Discretion. Administrative Agent shall have completed appraisals of Fleet Equipment owned by the Borrowers, the results of which shall be satisfactory in form and substance to it.
(h)Other Matters.  Administrative Agent shall have received, in form and substance reasonably satisfactory to it, such other assurances, documents or consents related to the foregoing as Administrative Agent or Required Lenders may reasonably require.

For purposes of determining compliance with the conditions specified in this Section 4.01 (but without limiting the generality of the provisions of Section 9.04), each Lending Party that has signed this Agreement shall be deemed to have consented to, approved or accepted or become satisfied with, each document or other matter required hereunder to be consented to or approved by or to be acceptable or satisfactory to a Lending Party unless otherwise waived in writing.

SECTION 4.02	CONDITIONS PRECEDENT TO ALL CREDIT EXTENSIONS.

The Administrative Agent and the Revolver Lenders shall in no event be required to make any credit extension hereunder (including funding any Loan or granting any other accommodation to or for the benefit of Borrowers), unless all of the following conditions shall be satisfied on such date and upon giving effect thereto:

(a)Borrowing Request.  Administrative Agent shall have received a Borrowing Request in form and substance reasonably satisfactory to it.
(b)No Default.  No Default (including, without limitation and for the avoidance of doubt, any Default resulting from a failure to comply with any provision of Section 6.01 during the applicable cure periods set forth in Section 8.01) or Event of Default exists or would occur upon the funding of the transactions contemplated to occur on the applicable funding date.
(c)Truth and Correctness of Representations and Warranties.  The representations and warranties of each Loan Party contained in this Agreement or any other Loan Document, or that are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the applicable funding date (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof).
(d)[Reserved].
(e)Liquidity Triggers.  Liquidity falls below $20,000,000 at any time, and Borrowers shall not have directed Administrative Agent to commence a Cash Dominion Period.
(f)Borrowing Base Report.  With respect to any credit extension (other than during the Initial Increased Reporting Period, any other Increased Reporting Period, or any time that the most recent Borrowing Base Report delivered to Administrative Agent is dated as of a date within 5 (five) Business Days of the Borrowing Request), Administrative Agent shall have received a Borrowing Base Report, together with all supporting documentation requested by Administrative Agent (including details on contra accounts).

Each request (or deemed request) by a Borrower for any credit extension shall constitute a representation by such Borrower that the foregoing conditions are satisfied on the date of such request and on the date of the credit extension.  As an additional condition to a credit extension, Administrative Agent may request any other information, certification, document, instrument or agreement as it deems appropriate.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to each Lending Party that:

SECTION 5.01	CORPORATE EXISTENCE AND POWER.

Each of the Loan Parties and their respective Subsidiaries: (a) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation (subject to such changes after the Closing Date as are permitted under the Loan Documents), except, other than with respect to Subsidiaries that are not Loan Parties, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) has the power and authority and all governmental licenses, authorizations, consents and approvals: (i) to own its assets and carry on its business, except to the extent that any failure to have any of the foregoing could not reasonably be expected to have a Material Adverse Effect; and (ii) to execute, deliver, and perform its obligations under the Loan Documents to which each is a party; and (c) is duly qualified as a foreign corporation, partnership or limited liability company, as applicable, and is licensed and in good standing under the laws of each jurisdiction where its ownership, leasing or operation of property or the conduct of its business requires such qualification or license, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02	CORPORATE AUTHORIZATION; NO CONTRAVENTION.

The execution and delivery by each of the Loan Parties and their respective Subsidiaries (to the extent such Subsidiary is party hereto or to any other Loan Document) of, and the performance by each of the Loan Parties and their respective Subsidiaries of its obligations under, each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not: (a) contravene the terms of any of such Person's Organizational Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.  No Loan Party or any Subsidiary thereof is a party to or is bound by any Contractual Obligation, or is subject to any restriction in any Organizational Document, or any requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

SECTION 5.03	GOVERNMENTAL AUTHORIZATION; COMPLIANCE WITH LAWS.
(a)Governmental Authorizations.  No approval, consent, exemption, authorization, order, or other action by, or notice to, or filing, registration, or qualification with, any Governmental Authority is necessary or required in connection with the execution and delivery by any Loan Party of, or the performance by any Loan Party of its obligations under, any Loan Document to which it is a party, or the other transactions contemplated by this Agreement and the other Loan Documents, other than (i) such as have been obtained or made and are in full force and effect or (ii) filings necessary to perfect Liens created by the Loan Documents.
(b)Compliance with Laws.  Each Loan Party and each Subsidiary thereof are in compliance in all respects with the requirements of all Laws (including the PATRIOT Act) and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
(c)Certain Actions.  No Loan Party is engaged in or has engaged in any course of conduct that could subject any of their respective properties to any Lien, seizure or other forfeiture under any racketeer influenced and corrupt organizations law, whether civil or criminal, or other similar Laws.
(d)Citizenship. Each U.S Shipowner, and each Loan Party and each Subsidiary thereof that operates (i) a Documented Vessel, or (ii) a Titled Vessel or an Undocumented Vessel in the United States, is a U.S. Citizen.
SECTION 5.04	BINDING EFFECT.

This Agreement has been, and each other Loan Document (when delivered hereunder) will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement and each other Loan Document to which any Loan Party is a party constitute the legal, valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws of general application effecting enforcements of creditors' rights or general principles of equity.

SECTION 5.05	LITIGATION.

Except as specifically disclosed on Schedule 5.05, there are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of each Loan Party, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, against any Loan Party or any Subsidiary thereof that: (a) purport to affect or pertain to any Loan Document, or any of the transactions contemplated hereby, or (b) could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for therein not be consummated as therein provided.

SECTION 5.06	NO DEFAULTS.

No Default or Event of Default exists or could reasonably be expected to result from the incurring of any Obligations by any Loan Party or from the grant and perfection of the Liens upon the Collateral in favor of Collateral Agent.

SECTION 5.07	EMPLOYEE BENEFIT PLANS.
(a)Compliance with ERISA Generally.  Unless it could not reasonably be expected, individually or in the aggregate, to result in liabilities in excess of the Threshold Amount or otherwise have a Material Adverse Effect or a Lien under the Code or ERISA on the assets of any Loan Party: (i) each Plan is in compliance with, and has been operated in accordance with, the applicable provisions of ERISA, the Code and other applicable Laws; (ii) each Plan which is intended to qualify under Section 401(a) of the Code either (A) has obtained from the IRS a favorable determination letter from the IRS as to its qualified status under the Code, or the expiration of the requisite period under applicable regulations promulgated by the IRS under the Code or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination has not occurred, or (B) has been established under a prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and nothing has occurred that would cause the loss of such qualification; and (iii) no Loan Party has any liability for a fine, penalty, Tax, or damage with respect to, or arising from the operation of, a Plan or Multiemployer Plan.
(b)No Actions.  Unless it could not reasonably be expected, individually or in the aggregate, to result in liabilities in excess of the Threshold Amount or otherwise have a Material Adverse Effect: (i) there are no pending or, to the knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan and (ii) there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.
(c)Certain Events.  Unless it could not reasonably be expected, individually or in the aggregate, to result in liabilities in excess of the Threshold Amount or otherwise have a Material Adverse Effect or a Lien under the Code or ERISA on the assets of any Loan Party, (i) no ERISA Event has occurred or is reasonably expected to occur, and (ii) no Pension Plan has any Unfunded Pension Liability.  No event or circumstance has occurred or exists that, if such event or circumstance had occurred or arisen after the Closing Date, would create an Event of Default under Section 8.01(i).
SECTION 5.08	USE OF PROCEEDS.

Each Borrower shall use the proceeds of the Loans solely in accordance with Schedule 5.08.

SECTION 5.09	TITLE TO ASSETS.
(a)Each Loan Party and each Subsidiary thereof has (a) good, valid, record and marketable title in fee simple to, or valid leasehold interests in, or valid rights to use (including easements) all Real Property material to the ordinary conduct of their respective businesses or reflected on the most recent financial statements delivered pursuant thereto (but in all events with respect to the Mortgaged Properties), and (b) good and marketable title to all of their respective personal property reflected on the most recent financial statements delivered pursuant hereto, in each of the foregoing cases free and clear of all Liens other than Permitted Liens.
(b)Schedule 5.09(b) sets forth the address (including street address, county and state) of all Real Property that is owned in fee by the Loan Parties and their Subsidiaries as of the Closing Date and identifies the owner thereof.  Each Loan Party and each of its Subsidiaries has good, marketable and insurable fee simple title to the Real Property owned by such Loan Party or such Subsidiary, free and clear of all Liens other than Permitted Liens.
(c)Schedule 5.09(c) sets forth the address (including street address, county and state) of all Real Property that is leased, subleased, or licensed to or by the Loan Parties and their Subsidiaries as of the Closing Date, and contains a true, correct, and complete description of such leases (the "Leases").  Each Loan Party and each of its Subsidiaries has a valid leasehold interest in such Real Properties, which leasehold interest is free and clear of all Liens, other than Permitted Liens.  Neither the Loan Parties nor any of their Subsidiaries are currently in breach under any such Lease or received any notice alleging a default hereof.  Each such Lease is in full force and effect, and such Loan Parties and their

Subsidiaries enjoy peaceful and undisturbed possession under all such Leases.  The consummation of the transactions described herein will not, with or without the giving of notice or the lapse of time or both, violate any such Lease.  No Loan Party or Subsidiary thereof has subleased, licensed, transferred, assigned or, in any material respect, otherwise granted any Person the right to use or occupy any Real Property or portion thereof.
SECTION 5.10	TAXES.

Each Loan Party and each Subsidiary thereof has filed all federal and other material tax returns and reports required to be filed, and has paid prior to delinquency all federal, state (including sales tax) and other Taxes, assessments, fees and other governmental charges shown thereon, and all other material taxes and assessments on it or any of its properties otherwise due and payable, except those that are subject to a Permitted Protest and with respect to which no notice of Lien has been filed in any filing office.  To the knowledge of the Loan Parties, there is no unpaid proposed tax assessment against any Loan Party or any Subsidiary thereof that, if made, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.11	FINANCIAL CONDITION.
(a)Financial Statements.
(i)The Audited Closing Financial Statements: (A) except as set forth in Schedule 5.11 hereof, were prepared in accordance with GAAP consistently applied throughout the period covered thereby; and (B) present fairly in all material respects the financial position, results of operations, cash flows and the assets, liabilities, revenues, expenses and members' equity of Orion as of the dates and for the periods covered thereby.
(ii)The unaudited financial statements of Orion comprised of the balance sheet of Orion for the two (2) month period ended February 28, 2023 and the related statements of income and cash flows for the two (2) month period ended February 28, 2023: (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as set forth therein or in Schedule 5.11 hereof; and (ii) present fairly in all material respects the financial position, results of operations, cash flows and the assets, liabilities, revenues, expenses and members' equity of Orion as of the dates and for the periods covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
(b)No Material Adverse Effect.  Since December 31, 2022, no Material Adverse Effect has occurred.
SECTION 5.12	ENVIRONMENTAL MATTERS.

Except as would not reasonably be expected to result in liability to a Loan Party in excess of the Threshold Amount:

(a)No Loan Party (i) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any applicable Environmental Law with respect to such Loan Party's operations or (ii) has received written notice of any Environmental Claim involving the Loan Party’s operations.
(b)Hazardous Materials have not, to the knowledge of the Loan Parties, been released, discharged or disposed of on any property currently owned or operated by any Loan Party or on any property formerly owned or operated by any Loan Party in a manner that would reasonably expected to result in liability to any Loan Party.
SECTION 5.13	MARGIN REGULATIONS; REGULATED ENTITIES.
(a)No Loan Party nor any Subsidiary thereof is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  No Loan Party nor any Subsidiary thereof nor any Person controlling a Loan Party is an "investment company" required to be registered as such within the meaning of the Investment Company Act of 1940.
SECTION 5.14	LOCATION OF INVENTORY AND EQUIPMENT; CHIEF EXECUTIVE OFFICE; ELIGIBLE EQUIPMENT.

Each Loan Party will, and will cause each of its Subsidiaries to, keep (a) their Inventory (other than in-transit Inventory, Inventory located at project sites and Inventory with a value of less than $500,000 in the aggregate) only at the locations identified on Schedule 5.14 to this Agreement (provided that Borrowers may amend Schedule 5.14 to this Agreement so long as such amendment occurs by written notice to Administrative Agent delivered simultaneously with the Compliance Certificate delivered to Administrative Agent immediately following the date on which such Inventory is moved to such new location, and such new location is within the United States), (b) their Equipment (other than Fleet Equipment, in-transit Equipment, Equipment located at project sites and Equipment with a value of less than $500,000 in the aggregate) only at the locations identified on Schedule 5.14 to this Agreement (provided that Borrowers may amend Schedule 5.14 to this Agreement so long as such amendment occurs by written notice to Administrative Agent delivered simultaneously with the Compliance Certificate delivered to Administrative Agent immediately following the date on which such Equipment is moved to such new location, and such new location is within the United States), (c) their Fleet Equipment (other than in-transit Fleet Equipment, Fleet Equipment located at a project site, and Fleet Equipment with a value of less than $500,000 in the aggregate) only at the locations identified on Schedule 5.14 to this Agreement (provided that Borrowers may amend Schedule 5.14 to this Agreement so long as such amendment occurs by written notice to Administrative Agent delivered simultaneously with the Compliance Certificate delivered to Administrative Agent immediately following the date on which such Fleet Equipment is moved to such new location, and such new location is within the United States), and (d) their respective chief executive offices only at the locations identified on Schedule 7 to the Guaranty and Security Agreement.  Each Loan Party will, and will cause each of its Subsidiaries to obtain Collateral Access Agreements in accordance with Section 6.19 for each of the locations identified on Schedule 7 to the Guaranty and Security Agreement and Schedule 5.14 to this Agreement (other than project sites), in each case, where Collateral with a fair market value in excess of $500,000 is located. As to each item of Equipment that is identified by Borrowers as Eligible Equipment or Eligible Fleet Equipment in a Borrowing Base Report submitted to Administrative Agent, such Equipment is (a) of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Equipment or Eligible Fleet Equipment, as applicable.

SECTION 5.15	INTELLECTUAL PROPERTY.

Each Loan Party and each Subsidiary thereof owns or is licensed, or otherwise has the right to use, all of the material Intellectual Property that is reasonably necessary for the operation of its business.  To the knowledge of each Loan Party, the use of such Intellectual Property by the Loan Parties and their Subsidiaries and the operation of their respective businesses do not infringe any valid and enforceable intellectual property rights of any other Person.  No claim or litigation regarding any of the foregoing is pending or, to the knowledge of each Loan Party, threatened, in writing.

SECTION 5.16	EQUITY INTEREST HELD BY LOAN PARTIES; EQUITY INTERESTS IN BORROWERS.

As of the Closing Date: (a) no Loan Party has Subsidiaries other than those listed on Schedule 5.16; (b) no Loan Party holds Equity Interests in any other Person other than those specifically disclosed on Schedule 5.16; and (c) the holders of all Equity Interests in each Loan Party (other than Orion) are those listed on Schedule 5.16.  All of the outstanding Equity Interests in each Loan Party and in each Subsidiary thereof have been validly issued and are fully paid and non-assessable.

SECTION 5.17	INSURANCE.

The properties of each Loan Party are insured with financially sound and reputable insurance companies that are not Affiliates of any of the Loan Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Party or its Subsidiary operates (including, without limitation, flood insurance with respect to any Real Property located in any area identified by FEMA (or any successor agency) as a Special Flood Zone with such providers, on such terms and in such amounts as required pursuant to the Flood Disaster Protection Act and the National Flood Insurance Act of 1968, and all applicable rules and regulations promulgated thereunder, or as otherwise required by the Agents or any Lender (but no less than the full insurable value of such Mortgaged Property or, if available, the "Probable Maximum Loss" as calculated by a reputable engineer)).  A true and complete listing of such insurance as of the Closing Date, including issuers, coverages and deductibles, is set forth on Schedule 5.17.

SECTION 5.18	COLLATERAL AND COLLATERAL DOCUMENTS.

The provisions of this Agreement and each of the other Collateral Documents, when delivered, are effective to create in favor of Collateral Agent, for the benefit of the Lending Parties, a valid and enforceable security interest or other Lien in all right, title, and interest of each Loan Party that is a party thereto in the Collateral described therein.  Each such security interest or other Lien in favor of an Agent, to the extent the same may be perfected by the filing of a UCC financing statement or the filing of an intellectual property security agreement or by control (within the meaning of the UCC), has, except as otherwise expressly provided in any Collateral Document, been perfected.  Except as otherwise expressly provided herein or in any other Collateral Document, each security interest or other Lien in the Collateral described in any Collateral Document constitutes a perfected, first-priority security interest or other Lien in the subject Collateral (subject to Permitted Liens having priority by operation of law and except to the extent otherwise expressly provided in any Loan Document or expressly agreed to in writing by Administrative Agent), subject to no Liens other than Permitted Liens.

SECTION 5.19	LABOR RELATIONS.

There are no strikes, lockouts or other material labor disputes against any Loan Party or any Subsidiary thereof or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party or any Subsidiary thereof, and no significant unfair labor practice complaint is pending against any Loan Party or any Subsidiary thereof or, to the knowledge of any Loan Party, threatened against any of them before any Governmental Authority that could reasonably be expected to result in a Material Adverse Effect.  Except as set forth on Schedule 5.19:  (a) none of the Loan Parties is a party to any collective bargaining agreements or contracts; and (b) no union representation exists and, to the knowledge of each

Loan Party, no union organizing activities are taking place on any of the properties owned or operated by any Loan Party or any of its Subsidiaries.

SECTION 5.20	SOLVENCY.

The Loan Parties and their respective Subsidiaries, on a consolidated basis, are Solvent.

SECTION 5.21	[RESERVED].
SECTION 5.22	SANCTIONS; ANTI-CORRUPTION LAWS; ANTI-MONEY LAUNDERING LAWS.

No Loan Party nor any of its Subsidiaries nor, to the knowledge of such Loan Party, any director, officer, employee, agent or Affiliate (other than an Affiliate solely by virtue of being a shareholder) of such Loan Party or such Subsidiary, (a) is a Sanctioned Person, (b) has any assets located in a Sanctioned Jurisdiction, or (c) derives revenues from investments in, or transactions with, Sanctioned Persons in violation of Sanctions.  Each of the Loan Parties and its Subsidiaries has policies and procedures reasonably designed to ensure compliance with applicable Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws.  Each of the Loan Parties and its Subsidiaries, and to the knowledge of each such Loan Party, each director, officer, employee, agent, and Affiliate (other than an Affiliate solely by virtue of being a shareholder) of each such Loan Party and each such Subsidiary, is in compliance with applicable Sanctions and Anti-Corruption Laws in all respects, and with Anti-Money Laundering Laws in all material respects.

SECTION 5.23	[RESERVED].
SECTION 5.24	FULL DISCLOSURE.

None of the representations or warranties made by any Loan Party in the Loan Documents to which it is a party as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, written statement or certificate furnished by, or on behalf of, any Loan Party in connection with the Loan Documents (including the written disclosure materials delivered by or on behalf of any Loan Party to Lending Parties (or any of the foregoing Persons) prior to the Closing Date) (other than (i) projections, (ii) other forward-looking information, and (iii) information of a general economic or industry nature), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, taken as a whole, not misleading in any material respect as of the time when made or delivered (after giving effect to all supplements and updates thereto furnished to Lenders and/or Administrative Agent from time to time); provided, that, with respect to any projections and forecasts provided by a Borrower (whether with respect to Borrowers or any other Loan Parties), (a) Borrowers represent only that such projections and forecasts were prepared in good faith based upon assumptions believed to be reasonable at the time of the preparation thereof, and (b) Lending Parties acknowledge that such projections and forecasts are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties' control, that no assurance can be given that any particular financial projections will be realized, and that actual results during the period or periods covered thereby may differ from the projected or forecasted results and that such differences in projected or forecasted results may be material.

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Obligations (other than Unasserted Obligations) have not been Repaid in Full:

SECTION 6.01	FINANCIAL STATEMENTS AND COLLATERAL REPORTING.

The Borrowers shall deliver, or shall cause to be delivered, to Administrative Agent for distribution by Administrative Agent to each Lender, the following, in form and detail reasonably satisfactory to Administrative Agent and Required Lenders:

(a)Annual Financial Statements.  As soon as available, but in any event within one hundred twenty (120) days after the end of each Fiscal Year, commencing with the Fiscal Year ending December 31, 2023: a consolidated balance sheet for Orion and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income or operations, shareholders' (or members') equity and cash flows for such Fiscal Year (setting forth, in each case in comparative form, (A) the figures for the previous Fiscal Year and (B) the figures from Orion's budget for the current Fiscal Year), all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of KPMG, LLP or any other independent certified public accountant of nationally recognized standing reasonably acceptable to Administrative Agent (the "Auditor"), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any "going concern" or like qualification or exception or any qualification or exception as to the scope of such audit (other than any such statement, qualification or exception resulting from or relating to the impending maturity date of any Debt permitted under this Agreement), and accompanied by management's discussion and analysis of financial condition and results of operations, including the Loan Parties' liquidity and capital resources;
(b)Fiscal Quarter Financial Statements.  As soon as available, but in any event within forty-five (45) days after the end of each Fiscal Quarter of each Fiscal Year, unaudited consolidated balance sheets for Orion and its Subsidiaries as at the end of such Fiscal Quarter, and the related consolidated statements of income or operations (including a breakdown of revenue by entity) and cash flows for such Fiscal Quarter and the portion of the Fiscal Year then ended (setting forth, in each case in comparative form, (i) the figures for the corresponding portion of the previous Fiscal Year and (ii) the figures from the corresponding portion of Orion's budget for the current Fiscal Year), all in reasonable detail, such consolidated statements to be certified by an Authorized Financial Officer of Orion as fairly presenting the financial condition, results of operations, shareholders' (or members') equity and cash flows of Orion and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, and accompanied by management's discussion and analysis of financial condition and results of operations, including the Loan Parties' liquidity and capital resources;
(c)Fiscal Month Financial Statements.  As soon as available, but in any event within thirty (30) days after the end of each Fiscal Month thereafter, unaudited consolidated balance sheets for Orion and its Subsidiaries as at the end of such Fiscal Month, and the related consolidated statements of income or operations and cash flows for such Fiscal Month and the portion of the Fiscal Year then ended (setting forth, in each case in comparative form, (i) the figures for the corresponding portion of the previous Fiscal Year and (ii) the figures from the corresponding portion of Orion's budget for the current Fiscal Year), all in reasonable detail, such consolidated statements to be certified by an Authorized Financial Officer of Orion as fairly presenting the financial condition, results of operations, shareholders' (or members') equity and cash flows of Orion and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, and accompanied by a calculation of the financial covenants set forth in Section 6.13;

(d)Forecasts and Budgets.  As soon as available, but in any event no later than January 31 of each Fiscal Year (commencing with January 31, 2024), forecasts prepared by the management of Orion, in form reasonably satisfactory to Administrative Agent, of consolidated balance sheets and statements of income or operations, statements of cash flows, together with Revolver Borrowing Base, Term Loan Borrowing base and Liquidity projections and projected financial covenant calculations for Orion and its Subsidiaries for (i) the then current Fiscal Year and (ii) each Fiscal Month in such year;
(e)[Reserved];
(f)MD&A.  Concurrently with the delivery of the financial statements referred to in subsections (a) and (b) above, management's discussion and analysis of financial condition and results of operations; and
(g)Borrowing Base Report.  Together with each Borrowing Request solely to the extent required pursuant to Section 4.02(e) (but in no event less often than weekly, during the Initial Increased Reporting Period and any subsequent Increased Reporting Period, and on each second week, during any other time), a fully completed and executed Borrowing Base Report as of the last Business Day of the previous week and on or before the 3rd day of each week (during an Increased Reporting Period) or each second week (during any other time), in each case detailing the Eligible Accounts, Eligible Retainage Accounts, Eligible Unbilled Retainage Accounts, Eligible Equipment and Eligible Fleet Equipment, containing a calculation of Revolver Availability Reserves, Term Loan Reserves, and Revolver Availability and reflecting all sales, collections, debit and credit adjustments, and a detailed calculation of those Accounts that are not Eligible Accounts, those Retainage Accounts that are not Eligible Retainage Accounts or Eligible Unbilled Retainage Accounts, and a calculation of Accounts owing directly from Governmental Account Debtors and indirectly from Account Debtors who are not Governmental Account Debtors but that relate to projects for whom the end customer is a Governmental Account Debtor, all which calculations shall be prepared under the supervision of the chief financial officer of each Borrower and certified by such officer.
(h)Accounts Receivable Agings.  Concurrently with the delivery of each Borrowing Base Report, agings of the Borrowers' accounts receivable, in scope and detail satisfactory to Administrative Agent, together with an account roll-forward, in a format acceptable to Agent in its discretion, (A) as of the last day of the preceding week, and (B) concurrently with the delivery of each Borrowing Base Report, if applicable.  Administrative Agent shall have the right at any time, in the name of Administrative Agent, any designee of Administrative Agent or any Loan Party, to verify the validity, amount or any other matter relating to any accounts receivable of the Loan Parties by mail, telephone or otherwise;
(i)Retainage Report.  Concurrently with the delivery of each Borrowing Base Report, a report setting forth a roll-forward for both billed and unbilled retainage, together with a separate aging for billed retainage from the invoice date and unbilled retainage setting forth the expected billing date therefor, together with a calculation of the Conversion Ratio;
(j)Accounts Payable Agings.  Weekly, on or before the 3rd day of each week, a report of the agings of the Borrowers' accounts payable (by vendor, and an aging, by vendor, of any held checks), aged by due date, highlighting accounts payable owed to any subcontractors and material suppliers of any Borrower, and identifying whether any vendors have filed (or are eligible to file, as a result of such unpaid accounts payable) a Lien against the applicable project or are eligible to assert a Lien or other priority right of the type described in the definition of Maritime Reserves;

(k)Fixed Asset Report.  Concurrently with the delivery of each Borrowing Base Report, a report of the Borrowers' Equipment (including Fleet Equipment), specifying the net book value thereof, by category, with additional detail showing additions to and deletions therefrom together with a detailed calculation of Equipment that is not eligible for the Term Loan Borrowing Base;
(l)Executive WIP Report.  Monthly (or more frequently as Administrative Agent may request), not later than the 15th day of each month, an executive WIP report setting forth, on a customer by customer basis, total contract value, changes in the contract value from the prior month, total contract cost, changes in total cost from the prior month, project to date billings, project to date costs, billing in excess of cost, cost in excess of billings, project to date change orders, increase in change orders from the prior month, estimated completion date, project description, and, for all contracts greater than $10,000,000, a management discussion and analysis with respect to the information set forth in the backlog report, including but not limited to details regarding any changes in contract value and total costs estimates;
(m)Reconciliation Reports.  Concurrently with the delivery of the financial statements referred to in subsection (b) and (c), a report in form and substance satisfactory to Administrative Agent, reconciling the accounts receivable aging, together with a reconciliation and supporting documentation for any reconciling items noted, and an account roll-forward, in a format acceptable to Agent in its discretion, tied to the beginning and ending account receivable balances of Borrowers' general ledger, the accounts payable aging, an Equipment (including Fleet Equipment) listing, together with a reconciliation to Borrowers' general ledger, and a detailed fixed asset register reconciliation, billed and earned but unbilled retainage, cost in excess of billings, billings in excess of cost and the accrued expense detail to the general ledger, with a further reconciliation to the balance sheet, and bank account reconciliations to the general ledger with a further reconciliation to the balance sheet.
(n)Utilization Report.  Monthly (or more frequently as Administrative Agent may request), not later than the 15th day of each month, a monthly utilization report, setting forth for each item of Equipment and Fleet Equipment, information substantially consistent with the utilization reports delivered to Administrative Agent prior to the Closing Date, together with such other information (including other asset categories) as to Administrative Agent may reasonably request.
(o)Specified Post-Closing Liquidity Transactions Report.  Monthly, not later than the 5th day of each month, and on the 31st day, 121st day and 181st day after the Closing Date, a report of Specified Post-Closing Liquidity Transactions completed for the prior month or for the applicable period since the Closing Date, as applicable, which report shall be in form and substance satisfactory to Administrative Agent and shall include, without limitation, the date such Specified Post-Closing Liquidity Transaction was consummated, a description of the transaction, including which asset category was involved, the counterparty, a schedule of gross proceeds, line item deductions therefrom (including, without limitation, for taxes and fees) and net proceeds, asset identification numbers (if applicable), and description of relevant contracts related to such Specified Post-Closing Liquidity Transaction.
(p)Cash Flow Reporting.  At any time that Liquidity is below $20,000,000, weekly, on or before the 3rd day of each week, a rolling 13-week cash flow forecast, setting forth on a weekly basis operating receipts, certain expenses, and disbursements, total cash flows, total liquidity and other items included therein, in form and substance satisfactory to, Administrative Agent;
(q)Additional Asset Location Detail. Upon request of Administrative Agent, an updated version of Schedule 5.14 which Schedule includes, for each asset category, detailed location information with respect to Inventory, Equipment (other than Fleet Equipment) and Fleet Equipment located on or at project sites.

(r)Other Information.  Upon request of the any Agent, such other information or items reasonably requested by such Agent.
SECTION 6.02	CERTIFICATES; OTHER INFORMATION.

Orion shall deliver or cause to be delivered to Administrative Agent the following, in form and detail reasonably satisfactory to Administrative Agent and Required Lenders:

(a)Compliance Certificate.  Concurrently with the delivery of the financial statements referred to in subsections (a), (b) and (c) of Section 6.01, a duly completed Compliance Certificate signed by an Authorized Financial Officer of Administrative Borrower;
(b)Cash Balance Access.  At all times, Administrative Agent shall have read-only, electronic access to the Loan Parties' Deposit Accounts and other bank account;
(c)Additional Accountant Reports.  Promptly after any request by any Agent or any other Lending Party, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any Subsidiary thereof, or any audit of any of them; provided that, notwithstanding the foregoing, no Loan Party shall have any obligation to disclose material or information that is protected by attorney client privilege or the disclosure of which would prejudice a Loan Party or its Subsidiaries in current or future litigation with third parties not a party to this Agreement, or violate applicable law or any confidentiality or security obligation of such Loan Party or Subsidiary;
(d)[Reserved];
(e)[Reserved];
(f)Materials from or to Governmental Authorities.  Promptly, and in any event within ten (10) Business Days after receipt thereof (or such later date as the Agents may agree in their sole discretion) by any Loan Party, copies of each material notice or other correspondence received from, or delivered to, any Governmental Authority concerning any investigation or possible investigation or other inquiry by such agency regarding any material financial or other material operational results of any Loan Party or any Subsidiary thereof;
(g)Changes in Officers and Directors. Promptly, and in any event (i) within ten (10) Business Days (or such later day as the Agents may agree in their sole discretion) of a Responsible Officer of any Loan Party becoming aware thereof, written notice (which may be delivered through electronic mail) of any change in the Persons constituting any of the chief executive officer (or equivalent position) or chief financial officer (or equivalent position) of a Loan Party and (ii) concurrently with the delivery of the financial statements referred to in Section 6.01(c), written notice (which may be delivered through electronic mail) of any change in the Persons constituting the board of directors, board of managers or managing member (or equivalent governing body) of a Loan Party; and
(h)Tax Returns.  Promptly upon request of Administrative Agent, (i) copies of the executed and dated state and federal income tax returns of each Loan Party and each of its Subsidiaries and all related schedules, and copies of any extension requests, and (ii) a report detailing any Tax Distributions made by any Loan Party; and

(i)Additional Information.  Promptly upon (but no later than ten (10) Business Days after (or such later date as the Agents may agree in their sole discretion)) request therefor by any Lending Party, such additional information (including budgets, sales projections, operating plans, other financial information, and any information required to be delivered pursuant to the PATRIOT Act) regarding the business or the financial or corporate affairs of any Loan Party or any Subsidiary thereof or any assets thereof or the compliance by any Loan Party or any Subsidiary thereof with the terms of the Loan Documents or any other matter related to the Loan Parties and their Subsidiaries, in each case, as Administrative Agent or any Lending Party may from time to time reasonably request; provided that, notwithstanding the foregoing, no Loan Party shall have any obligation to disclose material or information that is protected by attorney client privilege or the disclosure of which would prejudice a Loan Party or its Subsidiaries in current or future litigation with third parties not a party to this Agreement, or violate applicable law or any confidentiality or security obligation of such Loan Party or Subsidiary.

At the request of Administrative Agent, the Loan Parties shall deliver or shall cause to be delivered all documents required to be delivered pursuant to Section 6.01 or Section 6.02(a) electronically (and in such format(s) as may be specified by such Lending Party (acting reasonably)), including by email.  If such documents are so delivered, they shall be deemed to have been delivered on the date: (i) on which the Loan Parties post such documents, or provide a link thereto on the Loan Parties' website on the Internet at the website address listed on Schedule 10.02; (ii) on which such documents are posted on the Loan Parties' behalf on an Electronic Platform to which each Lending Party has access or (iii) on which the Loan Parties has received a "read" response if sent by email; provided that: (A) the Loan Parties shall also deliver paper copies of such documents to Administrative Agent (or to any Lender upon its request) until such time, if at all, that a written direction to cease delivering paper copies is given by such Agent or such Lender; and (B) the Loan Parties shall notify each Lending Party (by facsimile or electronic mail) of the posting of any such documents and provide to Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  No Agent shall have an obligation to request the delivery of or to maintain paper copies of the documents referred to in this paragraph, and in any event no Agent shall have any responsibility to monitor compliance by the Loan Parties with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 6.03	NOTICES.

Borrowers shall, upon any Responsible Officer of any Loan Party or any Subsidiary thereof becoming aware thereof, promptly (and in any event within five (5) Business Days (or such later date as Administrative Agent may agree in its sole discretion)) notify of such event each Lending Party in writing of:

(a)Defaults.  The occurrence of any Default;
(b)Matters Involving a Material Adverse Effect.  Any matter that, to the knowledge of any Loan Party, has resulted or could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, including any such matter arising from: (i) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority; (ii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws; (iii) the loss of all or any material portion of the Collateral; or (iv) any dispute, litigation, investigation, proceeding;

(c)ERISA Events.  The occurrence of any ERISA Event (together with a copy of any notice to or from the PBGC regarding such ERISA Event) which has resulted or could reasonably be likely to result in liability of a Loan Party in excess of the Threshold Amount;
(d)Labor Controversies.  Any material labor controversy resulting in or that is reasonably likely to result in any material strike, work stoppage, boycott, shutdown or other material labor disruption against or involving any Loan Party or any Subsidiary thereof;
(e)Litigation.  The filing or commencement of any action, suit, litigation, investigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against any Loan Party or any Subsidiary thereof that has resulted in, or could reasonably be expected to result in, liability of such Loan Party or Subsidiary in excess of the Threshold Amount, or (ii) with respect to any Loan Document;
(f)Financial Matters.  Any material change in accounting policies or financial reporting practices by a Borrower or any Subsidiary thereof;
(g)New Subsidiaries.  The acquisition or formation of any Subsidiary by any Loan Party; and
(h)[Reserved.]
(i)Auditor Discharge. The discharge by any Loan Party or Subsidiary thereof of its present Auditors or any withdrawal or resignation by such Auditors.
(j)Collective Bargaining Agreement. Any collective bargaining agreement or other labor contract to which a Loan Party becomes a party, or the application for the certification of a collective bargaining agent;
(k)Liens and Taxes. The filing of any Lien for unpaid Taxes against any Loan Party, and the existence of all unreported vendor Liens since the delivery of the last Borrowing Base Report, to the extent such Liens secure amounts in excess of $750,000 in the aggregate.
(l)Casualty and Insurance Damage. Any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding or if any material portion of the Collateral is damaged or destroyed.
(m)Beneficial Ownership Certification. As soon as practicable following receipt thereof, notify Administrative Agent and each Lender of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certification.
(n)Fleet Equipment Matters.  Any (i) arrest or threatened arrest of any Vessel in which any Lien is asserted against such vessel for loss, damage or expense which is covered by insurance required hereunder, and it is necessary for such Loan Party to obtain a bond or supply other security to prevent arrest of such Vessel on account of such claim or lien, and (ii) actual or constructive total loss of a Vessel or the agreed or compromised total loss of a Vessel, or the arrest capture, condemnation, confiscation, registration, seizure or forfeiture of a Vessel.

(o)Material Notices. Any material notice received with respect to any Collateral that adversely and materially affects the interests of the Secured Parties.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of each applicable Borrower setting forth details of the occurrence referred to therein and stating what action, if any, Borrowers (or the other applicable Person) have taken or propose to take with respect thereto.  Each notice given pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been (or could reasonably be expected to be) breached or violated.

SECTION 6.04	PAYMENT OF CERTAIN OBLIGATIONS.

Each Loan Party shall and shall cause each of its Subsidiaries to pay and discharge prior to delinquency all Tax liabilities, assessments and governmental charges or levies imposed upon them or their respective properties, other than to the extent that the validity of such Tax liability, assessment or governmental charge or levy is the subject of a Permitted Protest, in each case, except where failure to do so would not result in a Material Adverse Effect.

SECTION 6.05	PRESERVATION OF EXISTENCE, ETC.

Each Loan Party shall and shall cause each of its Subsidiaries to: (a) preserve, renew and maintain in full force and effect their respective legal existence and good standing under the Laws of the jurisdiction of their organization except in a transaction expressly permitted by Section 7.04 or Section 7.05 and except, solely with respect to any Subsidiary that is not a Loan Party, where the failure to do so would not result in a Material Adverse Effect; (b) take all reasonable actions to maintain all rights, privileges, Permits, licenses and franchises necessary or material in the normal conduct of their respective businesses; (c) use the standard of care typical in the industry in the operation and maintenance of its facilities, except where failure to do so would not result in a Material Adverse Effect; and (d) preserve or renew all of their respective material registered Intellectual Property.

SECTION 6.06	MAINTENANCE OF PROPERTIES.

Each Loan Party shall and shall cause each of its Subsidiaries to: (a) maintain, preserve and protect all of their respective properties and equipment necessary to the operation of their respective businesses in good working order and condition, ordinary wear and tear and permitted Dispositions hereunder excepted; (b) make all commercially reasonable repairs thereto and renewals and replacements thereof; and (c) use commercially reasonable efforts to operate the facilities owned, leased or operated by such Person now or in the future in a manner believed by such Person to be consistent with prevailing industry standards in the locations where the facilities exist from time to time, in each case except where failure to do so would not result in a Material Adverse Effect  Each Loan Party shall maintain all material records required to be maintained by all applicable Environmental Laws.

SECTION 6.07	MAINTENANCE OF INSURANCE.

Each Loan Party shall and shall cause each of its Subsidiaries to maintain, with financially sound and reputable insurance companies not Affiliates of any Loan Party, insurance with respect to their respective properties and businesses against loss or damage (including, without limitation, (1) business interruption, data breach and cyber policy liability coverage, and (2) flood insurance with respect to any Real Property located in any area identified by FEMA (or any successor agency) as a Special Flood Zone with such providers, on such terms and in such amounts as required pursuant to the Flood Disaster Protection Act and the National Flood Insurance Act of 1968, and all applicable rules and regulations promulgated thereunder, or as otherwise required by Administrative Agent or any Lender (but no less than the full insurable value of such Mortgaged Property or, if available, the "Probable Maximum Loss" as calculated by a reputable engineer)) of the kinds customarily insured against by Persons engaged in a Related Business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.  Subject to Section 6.19, all property policies shall have a lender's loss payable endorsement showing Administrative Agent, for the ratable benefit of the Lending Parties, as sole loss payee (except for the other Agent), and all liability policies shall show Administrative Agent, on behalf of the Lending Parties, or have endorsements showing Administrative Agent, on behalf of the Lending Parties, as an additional insured.  Subject to Section 6.19, business interruption insurance shall be assigned as collateral security to Administrative Agent, for the ratable benefit of the Lending Parties.  All policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall give Administrative Agent, on behalf of the Lending Parties, at least thirty (30) days' notice before canceling, amending, or declining to renew its policy and ten (10) days' notice of any non-payment of premiums.  At any Lending Party's request, Borrowers shall deliver copies of all of the insurance policies of Loan Parties and their Subsidiaries certified as complete and correct copies and that such insurance is in full force and effect.  Upon the occurrence and during the continuance of an Event of Default, Administrative Agent shall have the right, at its election, in the name of any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policy.  If any Loan Party fails to obtain insurance as required under this Section 6.07 or to pay any amount or furnish any required proof of payment to third persons and Lenders, Administrative Agent or Lenders may make all or part of such payments or obtain such insurance policies required in this Section 6.07 and take any action under the policies that Lenders and Administrative Agent deem necessary or prudent.

SECTION 6.08	COMPLIANCE WITH LAWS.

Each Loan Party shall and shall cause each of its Subsidiaries to comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to them or to their respective properties or businesses, except in such instances in which the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect. Each Loan Party will, and will cause each of its Subsidiaries to, comply with all applicable Sanctions and Anti-Corruption Laws in all respects, and with Anti-Money Laundering Laws in all material respects.  Each of the Loan Parties and its Subsidiaries shall maintain policies and procedures reasonably designed to ensure compliance by the Loan Parties and their Subsidiaries with applicable Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws.  Each U.S Shipowner, and each Loan Party and each Subsidiary thereof that operates (i) a Documented Vessel, or (ii) a Titled Vessel or an Undocumented Vessel in the United States, shall remain a U.S. Citizen.

SECTION 6.09	BOOKS AND RECORDS.

Each Loan Party shall and shall cause each of its Subsidiaries to: (a) maintain proper Books and Records, in which full, true and correct (in all material respects) entries in conformity with GAAP in all material respects consistently applied are made of all financial transactions and matters involving their respective properties and businesses; and (b) maintain such Books and Records in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over them, as the case may be.  Orion shall maintain a full, true and correct copy of its Books and Records regarding its marine division at Administrative Borrower's offices located at 12000 Aerospace Avenue, Suite 300, Houston, Texas  77034, and its Books and Records regarding its concrete division at 19319 Oil Center Boulevard, Houston, Texas  77073.

SECTION 6.10	INSPECTION RIGHTS; LENDER MEETINGS.
(a)Each Loan Party shall and shall cause each of their Subsidiaries to permit Administrative Agent from time to time, subject (unless any Event of Default, or any other Default that has been continuing for three (3) Business Days, in respect of a failure to comply with any requirement of Section 6.01 or Section 6.02(a), or five (5) Business Days in respect of any other any event or condition that, with the giving of notice, the passage of time, or both, would constitute an Event of Default, exists) to reasonable prior notice and normal business hours, to visit and inspect any of their properties and assets, including the Collateral, to conduct appraisals of Collateral and to inspect, audit and make extracts from any Loan Party's or Subsidiary's books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Loan Party's or Subsidiary's business, financial condition, assets, prospects and results of operations; provided that unless any Event of Default, or any other Default that has been continuing for three (3) Business Days, in respect of a failure to comply with any requirement of Section 6.01 or Section 6.02(a), or five (5) Business Days in respect of any other any event or condition that, with the giving of notice, the passage of time, or both, would constitute an Event of Default, exists the costs of only one such visit or inspection by Administrative Agent during any 12 month period shall be borne by Borrowers and the costs of such visits or inspections of Administrative Agent shall be limited as set forth in clause (b) below.  Neither the Agents nor any Lender shall have any duty to any Loan Party to make any inspection, nor to share any results of any inspection, appraisal or report with any Loan Party or any of their Subsidiaries.  Each Loan Party acknowledge that all inspections, appraisals and reports are prepared by Agents and Lenders for their purposes, and the Loan Parties shall not be entitled to rely upon them.  Each Loan Party shall cause its senior management to hold meetings with (a) the Agents in person (if requested by Administrative Agent), on a semi-annual basis, and (b) with the Agents by conference call (in addition to the public quarterly earnings calls), on a quarterly basis, in each case, to discuss the Loan Parties' financial performance and projections.
(b)Each Loan Party shall reimburse (i) Administrative Agent for all its reasonable and documented charges, costs and expenses in connection with examinations of Obligors' books and records or any other financial or Collateral matters as it deems appropriate, up to three (3) times during any 12 month period; and (ii) Administrative Agent for all its reasonable and documented charges, costs and expenses in connection with (x) full appraisals of Equipment (other than Fleet Equipment) and Fleet Equipment, in each case up to one (1) time per twelve month period (increasing to two (2) times per twelve month period for each Collateral category if Liquidity falls below $20,000,000 for five (5) consecutive Business Days during such twelve month period), (y) desktop appraisals of Equipment (other than Fleet Equipment) and Fleet Equipment, in each case up to one (1) time per twelve month period, and (z) full appraisals and environmental reviews of Real Property, in each case up to one (1) time per twelve month period; provided, however, that if an examination, appraisal or review is initiated during any Event of Default, or any other Default that has been continuing for three (3) Business Days, in respect of a failure to comply with any requirement of Section 6.01 or Section 6.02(a), or five (5) Business Days in respect of any other any event or condition that, with the giving of notice, the passage of time, or both, would constitute an Event of Default, all such charges, costs and expenses relating thereto shall be reimbursed by Borrowers without regard to such limits.  Borrowers shall pay the Administrative Agent's then standard charges for examination, appraisal and review activities, including charges for its internal examination and appraisal groups, as well as the documented charges of any third party used for such purposes.  No Revolver Borrowing Base or Term Loan Borrowing Base calculation shall include acquired Collateral until completion of applicable field examinations, reviews and appraisals (which shall not be included in the limits provided above) and other diligence required by (and with the results being satisfactory to) Administrative Agent in its Permitted Discretion.

SECTION 6.11	USE OF PROCEEDS.

Borrowers shall use the proceeds of the Loans solely for the purposes set forth on Schedule 5.08; provided that (y) no part of the proceeds of any Loan will be used, directly or, to Borrowers' knowledge, indirectly, to make any payments, fund any investments, loans, or contributions in, or otherwise make such proceeds available to, or fund any operations, activities, or business with, a Sanctioned Person in violation of Sanctions, or in any other manner that would result in a violation of Sanctions by any Party to this Agreement, and (z) that no part of the proceeds of any Loan will be used, directly or, to Borrowers' knowledge, indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, or in any other manner that would result in a violation of Anti-Corruption Laws by any Party to this Agreement.

SECTION 6.12	COLLATERAL ACCOUNTS AND EXCLUDED ACCOUNTS.
(a)Schedule 6.12 sets forth details with respect to all Collateral Accounts and Excluded Accounts of each Loan Party and its Subsidiaries in existence on the Closing Date (the "Closing Date Accounts").
(b)Each Loan Party shall, and shall cause each of its Subsidiaries to, provide Administrative Agent written notice within ten (10) days (or such longer period as Administrative Agent, in its sole discretion, may otherwise agree) of: (i) establishing any new Collateral Account or Excluded Account at or with any bank or other financial institution; or (ii) terminating or otherwise materially modifying any existing Collateral Account.  Subject to Section 6.19 with respect to the Closing Date Accounts (other than Excluded Accounts) and within fifteen (15) days (or such later date as Administrative Agent may agree in its sole discretion) of opening any new Collateral Account, for each Collateral Account that any Loan Party or any of its Subsidiaries at any time maintains, Loan Parties shall (except to the extent specifically not required by Administrative Agent in writing) cause the applicable bank or other financial institution at or with which such Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Administrative Agent's Lien, for the ratable benefit of each Lender, in such Collateral Account in accordance with the terms hereof and the Collateral Documents.
SECTION 6.13	FINANCIAL COVENANTS.
(a)Consolidated Fixed Charge Coverage Ratio.  The Loan Parties and their Subsidiaries, on a consolidated basis, shall maintain, as of the end of each Fiscal Quarter for the applicable Test Period then ended, a Consolidated Fixed Charge Coverage Ratio of not less than 1.10:1.00 for each such period, commencing with the Fiscal Quarter ending September 30, 2024.
(b)Revolver Loan Turnover Ratio.  The Loan Parties and their Subsidiaries, on a consolidated basis, shall maintain, as of the end of each Fiscal Quarter for the Quarterly Test Period then ended, a Revolver Loan Turnover Ratio of not less than 2.50:1.00 for each such period, commencing with the Fiscal Quarter ending June 30, 2023.
(c)Term Loan LTV Ratio.  The Loan Parties and their Subsidiaries, on a consolidated basis, shall maintain, as of the end of each Fiscal Quarter, a Term Loan LTV Ratio of not greater than 60% for each such period, commencing with the Fiscal Quarter ending June 30, 2023.
(d)Minimum EBITDA. The Loan Parties and their Subsidiaries, on a consolidated basis, shall achieve, as of the end of each Fiscal Quarter for the applicable Test Period then ended, EBITDA,

measured for the periods set forth below, of at least the required amount set forth opposite thereto in the following table:
Period	Minimum EBITDA
Quarterly Test Period ended June 30, 2023	$1,039,102
Semi-Annual Test Period ended September 30, 2023	$8,657,960
Tri-Quarterly Test Period ended December 31, 2023	$14,975,675
TFQ Test Period ending March 31, 2024	$29,703,993
TFQ Test Period ending June 30, 2024	$45,857,579

(e)Minimum Liquidity. The Loan Parties and their Subsidiaries shall maintain Liquidity of greater than $15,000,000 at all times.
SECTION 6.14	PROTECTION OF INTELLECTUAL PROPERTY RIGHTS.

Each Loan Party shall and shall cause each of its Subsidiaries to: (a) protect, defend and maintain the validity and enforceability of their respective material Intellectual Property; (b) promptly advise Administrative Agent in writing of material infringements of their respective material Intellectual Property known to any Loan Party or any of its Subsidiaries; and (c) not allow any Intellectual Property that any Loan Party, acting reasonably, believes is material to the business of Orion, any other Borrower or any of their Subsidiaries to be abandoned, forfeited or dedicated to the public without Administrative Agent's written consent.

SECTION 6.15	LITIGATION COOPERATION.

The Loan Parties shall make available to Lending Parties, without expense to Lending Parties, each Loan Party and its officers, employees and agents and such Loan Party's Books and Records, to the extent that any Lending Party may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against any Lending Party with respect to any Collateral the subject of any Collateral Document or relating to such Loan Party; provided that any expense reimbursement with respect thereto shall be governed by Section 10.04 of this Agreement.

SECTION 6.16	ERISA COMPLIANCE.

Except as could not be expected to result in liability to a Loan Party in excess of the Threshold Amount, the Loan Parties shall comply and shall cause each of its Subsidiaries to comply with the provisions of ERISA with respect to any Pension Plans to which a Borrower or any such Subsidiary is a party as employer.

SECTION 6.17	MATERIAL CONTRACTS.

Contemporaneously with the delivery of each Compliance Certificate (or such later date as agreed to by Administrative Agent in its reasonable discretion) pursuant to Section 6.02(a), Borrowers shall provide Administrative Agent with copies of (a) each Material Contract entered into since the delivery of the previous Compliance Certificate, and (b) each material amendment or modification of any Material Contract entered into since the delivery of the previous Compliance Certificate.

SECTION 6.18	FURTHER ASSURANCES.

Promptly upon the written request by Administrative Agent, each Loan Party shall and shall cause each of its Subsidiaries to take such further acts (including the acknowledgement, execution, delivery, recordation, filing and registering of documents) as may reasonably be required from time to time to: (i) carry out more effectively the purposes of this Agreement or any other Loan Document; (ii) subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests covered by any of the Collateral Documents or any other properties, rights or interests (including, without limitation, real property) acquired by any Loan Party or any Subsidiary thereof following the Closing Date, in each case, other than Excluded Property and Excluded Real Property; (iii) perfect and maintain the validity, effectiveness and priority of the Liens created or intended to be created by any of the Loan Documents; and (iv) better assure, convey, grant, assign, transfer, preserve, protect and confirm to Lending Parties the rights, remedies and privileges existing or granted or now or hereafter intended to be granted to such Persons under any Loan Document or other document executed in connection therewith.  Without limiting the generality of the foregoing, as soon as practicable but in any event within thirty (30) days (or such longer period as the Administrative Agent may agree) following any Person becoming a Subsidiary of any Loan Party, or following the reasonable request of Administrative Agent in the case of any Person that is a Subsidiary of any Loan Party on the Closing Date that is not a Loan Party on the Closing Date (other than any Subsidiary that is a CFC or CFC Holdco) cause to be delivered to Administrative Agent each of the following, as applicable:

(a)a Joinder (as defined in the Guaranty and Security Agreement) to the Guaranty and Security Agreement duly executed by such Subsidiary, together with executed counterparts of each other Loan Document reasonably requested by Administrative Agent, including all Collateral Documents and other documents reasonably requested to establish and preserve the Lien of Collateral Agent in all Collateral of such Subsidiary;
(b)(i) Uniform Commercial Code financing statements naming such Person as "Debtor" and naming Administrative Agent for the benefit of the Lenders as "Secured Party," in form, substance and number sufficient in the reasonable opinion of Administrative Agent's counsel to be filed in all Uniform Commercial Code filing offices and in all jurisdictions in which filing is necessary to perfect in favor of Collateral Agent for the benefit of the Lenders the Lien on the Collateral conferred under such security instrument to the extent such Lien may be perfected by Uniform Commercial Code filing, and, once filed, copies of such Uniform Commercial Code financing statements, and (ii) pledge agreements (which pledge, if reasonably requested by Collateral Agent, shall be governed by the laws of the jurisdiction of such Subsidiary), control agreements, Documents and original collateral (including pledged Equity Interests (other than Equity Interests that constitutes Excluded Property), Securities and Instruments) and such other documents and agreements as may be reasonably required by Administrative Agent, all as necessary to establish and maintain a valid, perfected security interest in favor of Collateral Agent for the benefit of the Lending Parties in all Collateral in which such Subsidiary has an interest consistent with the terms of the Loan Documents;
(c)upon the reasonable request of Collateral Agent, an opinion of counsel to each such Subsidiary and addressed to such Agent and the Lenders, in form and substance reasonably acceptable to the such Agent, each of which opinions may be in form and substance, including assumptions and qualifications contained therein, substantially similar to those opinions of counsel delivered pursuant to Section 4.01(a)(v);

(d)current copies of the organization documents of each such Subsidiary, together with minutes of duly called and conducted meetings (or duly effected consent actions) of the Board of Directors, partners, or appropriate committees thereof (and, if required by such organization documents or applicable law, of the shareholders, members or partners) of such Person authorizing the actions and the execution and delivery of documents described in this Section 6.18, all certified by the applicable Governmental Authority or appropriate officer as Administrative Agent may elect; and
(e)within one (1) Business Day prior to becoming a Loan Party, all "know-your-customer" and customer due diligence documentation satisfactory to the Lenders to the extent such information is requested by Administrative Agent or the Lenders reasonably promptly after written notice to such Agent of the proposed joinder of a Loan Party.
SECTION 6.19	POST-CLOSING COVENANT.

The Loan Parties shall perform or cause to be performed each of the conditions subsequent set forth in Schedule 6.19 within the time periods specified therein.

SECTION 6.20	ENVIRONMENTAL.
(a)Except as could not be expected to result in liability to a Loan Party in excess of the Threshold Amount, the Loan Parties shall, and shall cause each of their respective Subsidiaries to (i) keep any property either owned or operated by any Loan Party or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (ii) conduct its operations and keep and maintain its Real Property in compliance with Environmental Laws, (iii) obtain, renew, and comply with all permits necessary for its operations and properties under Environmental Law, and (iv) provide to Administrative Agent documentation of such compliance which Administrative Agent reasonably requests.
(b)The Loan Parties shall, and shall cause each of their respective Subsidiaries to (i) promptly notify Administrative Agent of any material Release of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Loan Party or its Subsidiaries of which any Loan Party has knowledge and (ii) take any Remedial Actions required to abate said Release or otherwise to come into compliance, in all material respects, with applicable Environmental Law.
SECTION 6.21	LANDLORD AND STORAGE AGREEMENTS.

Upon request, provide Agents with copies of all agreements, between a Loan Party and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral, in each case, (i) other than project sites and (ii) other locations with a fair market value in excess of $500,000.

SECTION 6.22	AFTER ACQUIRED PROPERTY.
(a)If any Loan Party acquires a fee interest in any Real Property on or after the Closing Date (other than Excluded Real Property), such Loan Party shall promptly notify the Agents thereof, and the Loan Parties shall be required to provide, within ninety (90) days of any such acquisition (or such longer period as Agents may in their discretion agree) a Deed of Trust and all Deed of Trust Related Documents, including without limitation all Flood Documentation, with respect to such Real Property.  For avoidance of doubt, the Agents shall not be required to accept a Lien or Deed of Trust on any Real Property (whether existing or acquired on or after the Closing Date) if, in its discretion, it chooses not to accept such Lien or

Deed of Trust for any reason, including, without limitation, the failure to receive the Flood Documentation with respect thereto.
(b)Subject to Section 6.19, the delivery of a Deed of Trust and all Deed of Trust Related Documents with respect to each Real Property owned in fee by any Loan Party or their Subsidiaries as of the Closing Date shall be a condition precedent to Closing as set forth in Section 4.01(a) above.
(c)Subject to Section 6.19, the delivery of a Collateral Access Agreement with respect to each Real Property leased, subleased, licensed, or otherwise occupied by any Loan Party or their Subsidiaries as of the Closing Date shall be a condition precedent to Closing as set forth in Section 4.01(a) above.
ARTICLE VII
NEGATIVE COVENANTS

So long as any Obligations (other than Unasserted Obligations) have not been Repaid in Full, no Loan Party shall, nor shall it permit any Subsidiary of a Loan Party directly or indirectly to do any of the following:

SECTION 7.01	LIENS.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than any of the following (collectively, "Permitted Liens"):

(a)any Lien created in favor of any Lending Party under any Loan Document;
(b)customary Liens of a shipyard on a vessel prior to completion of construction or retrofitting thereof;
(c)any Lien existing on the date hereof and listed on Schedule 7.01 (setting forth, as of the Closing Date, the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary party thereto), and any renewals or extensions thereof, provided that: (i) the Lien does not extend to any additional property or assets (except for products and proceeds thereof); (ii) the amount secured or benefited thereby is not increased; (iii) the direct or any contingent obligor with respect thereto is not changed; and (iv) and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);
(d)Liens for unpaid Taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over the Agents' Liens and the underlying Taxes, assessments, or charges or levies are the subject of Permitted Protests for which adequate reserves have been established in accordance with GAAP,
(e)Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet overdue by more than forty-five (45) days, or (ii) are the subject of Permitted Protests; provided such Liens have been waived or subordinated to the Liens of Agents pursuant to Collateral Access Agreements reasonably acceptable to Agents or, if required by Agents, are subject to Reserves acceptable to Agents in their Permitted Discretion;

(f)Liens incurred, and pledges or deposits in the ordinary course of business in connection with, workers' compensation, unemployment insurance, social security legislation or other forms of governmental insurance or benefits, other than any Lien imposed by ERISA;
(g)any easement, right of way, encroachment, restriction or other similar encumbrance affecting real property that is non-monetary in nature and that, when aggregated with all other such Liens on such real property, is not substantial in amount, and that does not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
(h)any Lien securing a judgment for the payment of money not constituting an Event of Default under Section 8.01(h) or securing an appeal or other surety bond related to any such judgment; provided such Lien is junior to the Liens of the Agents;
(i)earnest money deposits with respect to executed letters of intent or purchase agreements with respect to an Equipment purchase in the ordinary course of business;
(j)any Lien securing obligations in respect of a Capital Lease or purchase money transaction on the assets subject to such Capital Lease or purchase money transaction; provided that (i) such Capital Lease or purchase money transaction is permitted by Section 7.03(d), (ii) any such Lien does not at any time encumber any property other than the property financed by the related Debt and proceeds thereof;
(k)any Lien arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that: (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by any Loan Party or any Subsidiary thereof in excess of those set forth by regulations promulgated by the FRB; and (ii) such deposit account is not intended by any Loan Party or any Subsidiary thereof to provide collateral to the depository institution; and;
(l)any Lien described in Section 5(N) of the Ship Mortgages;
(m)in connection with any Disposition of any Equity Interests or other assets in a transaction permitted under Section 7.05, to the extent constituting an encumbrance with respect thereto customary restrictions on the activities of the entity that is the subject of such Disposition contained in agreements relating to such Disposition pending the completion thereof;
(n)Liens cash collateralizing the Existing Letters of Credit and any extension or renewal thereof;
(o)(i) deposits made in the ordinary course of business to secure obligations to insurance carriers and (ii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto; provided, that (A) the aggregate amount of such deposits, together with the amount of premiums financed with respect to such Liens does not exceed $10,000,000 in the aggregate at any time, to the extent the obligations related thereto are subject to a Subordination Agreement, and (B) Agents may include as part of Reserves any amount secured by such Lien which is or becomes prior to the Liens of the Applicable Agent;
(p)[reserved];

(q)any zoning, building code or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of Loan Parties and the other Subsidiaries, taken as a whole;
(r)deposits of cash with the owner or lessor of premises leased and operated by the Loan Parties or any other Subsidiary to secure the performance of its obligations under the lease for such premises, in each case in the ordinary course of business;
(s)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; provided such Liens have been waived or subordinated to the Liens of Agents pursuant to Collateral Access Agreements reasonably acceptable to Agents or, if required by Agents, are subject to Reserves acceptable to Agents in their Permitted Discretion;
(t)[reserved];
(u)any Lien securing Debt that is permitted by Section 7.03(m);
(v)the right of a licensee or sub-licensee under a non-exclusive license agreement entered into by any Loan Party or any Subsidiary thereof, as licensor, in the ordinary course of business for the use of intellectual property or other intangible assets of any Loan Party or any such Subsidiary; and
(w)other Liens as to which the aggregate amount of the obligations secured thereby does not exceed $1,000,000 at any time.
SECTION 7.02	INVESTMENTS.

Make any Investments or enter into any agreement to make Investments, except:

(a)Investments in cash and Cash Equivalents;
(b)Investments arising from transactions by any Loan Party or any Subsidiary thereof with customers or suppliers in the ordinary course of business (provided that, any such Investment with any shareholder or any other Affiliate shall also be conditioned upon compliance with Section 7.08), including Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers and suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;
(c)Investments made for the benefit of employees of any Loan Party or any Subsidiary thereof for the purposes of deferred compensation in the ordinary course of business in accordance with past practices;
(d)Guarantees of Debt permitted by Section 7.03(c);
(e)Investments existing as of the date hereof and disclosed on Schedule 7.02;
(f)prepaid rent and security deposits not exceeding $500,000 in the aggregate with respect to real property leased by any Loan Party or any Subsidiary thereof;
(g)[reserved];

(h)loans or advances to officers, directors, or employees of Orion, any other Borrower or any Subsidiary (i) for travel, entertainment, relocation and analogous ordinary business purposes in the ordinary course of business, (ii) in connection with such Person's purchase of Equity Interests of Orion, provided that no cash is actually advanced pursuant to this clause (ii), and (iii) for purposes not described in the foregoing clauses (i) and (ii); provided that the aggregate amount of Investments at any time outstanding under clauses (i) and (iii) not to exceed $250,000;
(i)Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit and (ii) customary trade arrangements with customers consistent with the Loan Parties' historical practices;
(j)[reserved];
(k)deposits made in the ordinary course of business with respect to capital equipment and construction projects;
(l)Investments resulting from the receipt of promissory notes and other non-cash consideration from a Disposition in compliance with Section 7.05(h);
(m)loans and advances to Orion in lieu of, and not in excess of the amount of (after giving effect to any other such loans, advances or Restricted Payments made to Orion), Restricted Payments permitted to be made to Orion in accordance with Section 7.06; provided that any such loan or advance shall reduce the amount of such applicable Restricted Payment thereafter permitted under Section 7.06 by a corresponding amount for a corresponding period (if such applicable provision of Section 7.06 contains a maximum amount);
(n)Investments constituting intercompany Debt in accordance with Section 7.03(g) or Section 7.03(h), provided, that such Investments by the Loan Parties in any Subsidiary that is not a Loan Party shall not exceed $250,000 at any time;
(o)[reserved];
(p)[reserved];
(q)[reserved];
(r)to the extent constituting Investments, transactions permitted by Section 7.04;
(s)(i) ownership of the Equity Interests of Subsidiaries existing on the Closing Date and (ii) Investments by Loan Parties in other Loan Parties; and
(t)other Investments (other than Acquisitions) in an aggregate amount not to exceed $3,000,000 in any Fiscal Year.

Notwithstanding anything to the contrary contained herein, in no event shall this Section 7.02 permit the Borrowers or any other Loan Party to Dispose of or otherwise transfer, or make any Investment transferring (i) ownership of, or exclusive rights in, any Material Intellectual Property, in or to any Person other than a Loan Party that is a Domestic Subsidiary, or (ii) any of the Equity Interests of any such Person that owns any Material Intellectual Property to any other Person, other than to a Loan Party that is a Domestic Subsidiary, in each case, other than the non-exclusive licensing of Intellectual Property in the ordinary course of business.

SECTION 7.03	DEBT.

Create, incur, assume or suffer to exist any Debt, except:

(a)Debt under the Loan Documents;
(b)Debt outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that: (i) the amount of such Debt is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder; and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Debt, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or Lenders than the terms of any agreement or instrument governing the Debt being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Debt does not exceed the then-applicable market interest rate;
(c)Unsecured Guarantees by any Loan Party or any Subsidiary thereof of Debt or operating leases (including real property leases) of any other Loan Party or any Subsidiary to the extent that the Person that is obligated under such guaranty could have incurred such underlying Debt or such operating leases (including real property leases) to the extent constituting Debt under this Section 7.03;
(d)Debt in respect of Capital Leases and purchase money obligations for fixed or capital assets in an aggregate amount outstanding at any time not to exceed (i) amounts incurred pursuant to the Specified Sale Leaseback Transactions, plus (ii) $30,000,000, plus (iii) an additional $20,000,000 so long as the applicable fixed or capital assets relate to the Hawaii Project, plus (iv) an additional $20,000,000 so long as Liquidity exceeds $20,000,000 both immediately before and after giving effect to such incurrence, plus (v) such other amounts as are approved in writing by Agents in their sole discretion.
(e)[reserved];
(f)Debt in respect of: (i) workers' compensation claims or obligations in respect of health, disability or other employee benefits; (ii) property, casualty or liability insurance or self-insurance; (iii) completion, bid, performance, customs, appeal or surety bonds issued for the account of any Loan Party or any Subsidiary thereof; (iv) taxes, assessments or other government charges not yet delinquent or which are the subject of a Permitted Protest; or (v) bankers' acceptances and other similar obligations not constituting Debt for borrowed money; in each of the foregoing cases, to the extent incurred in the ordinary course of business;
(g)Debt of any Loan Party owing to and held by any other Loan Party; provided, that such Debt must be (i) unsecured and expressly subordinated to the prior payment in full in cash of all Obligations (including, with respect to any Guarantor, its obligations under the Guaranty and Security Agreement), (ii) subject to the terms of the Intercompany Subordination Agreement, and (iii) evidenced by a promissory note pledged to Collateral Agent under the applicable Collateral Document;
(h)Debt of Orion or any of its Subsidiaries owing to and held by Orion or any of its Subsidiaries pursuant to the Intracompany Master Services Agreement;
(i)[reserved];

(j)unsecured Debt in the form of purchase price adjustments, earn-outs, non-competition agreements, indemnification obligations or other arrangements representing acquisition consideration or deferred payments of a similar nature (including seller notes) incurred in connection with any permitted Investment, so long as such unsecured Debt is on terms and conditions reasonably acceptable to Administrative Agent;
(k)(i) Debt owed in respect of any overdrafts and related liabilities, arising from treasury, depository and other cash management services or in connection with any automated clearing-house transfers of funds incurred in the ordinary course; (ii) cash management obligations and other unsecured Debt incurred in respect of netting services, automatic clearinghouse arrangements, overdraft protection, and other like services, in each case, incurred in the ordinary course of business, and (iii) Debt in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called "procurement cards" or "P-cards") or other similar cash management services, in each case, incurred in the ordinary course of business, in an aggregate amount for this clause (iii) not to exceed $1,000,000; provided that if such Debt is secured, such Debt shall be subject to an intercreditor agreement acceptable to the Agents unless the foregoing Debt described in clauses (i) through (iii) above relates solely to Deposit Accounts otherwise subject to a Control Agreement in favor of the Agents in form and substance satisfactory to the Agents;
(l)Debt consisting of the financing of insurance premiums in the ordinary course of business; provided, that (A) the aggregate amount of such Debt, together with the aggregate amount of deposits made in the ordinary course of business to secure obligations to insurance carriers does not exceed $10,000,000 in the aggregate at any time, to the extent the obligations related thereto are subject to a Subordination Agreement, and (B) Agents may include as part of Reserves any amount of such Debt which is not subject to a Subordination Agreement; or
(m)Debt (other than any Debt owed to any Loan Party or Subsidiary or Affiliate thereof) not otherwise permitted by clauses (a) through (l) above in an aggregate outstanding amount not to exceed $5,000,000 at any time outstanding and, if such Debt is secured by a Lien on Collateral, such Debt shall be subject to an intercreditor agreement satisfactory to the Agents.
SECTION 7.04	FUNDAMENTAL CHANGES.
(a)Engage in any material line of business other than a Related Business;
(b)Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all or any material portion of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:
(i)(A) any Loan Party may merge with another Loan Party; provided, that a Borrower must be the surviving entity of any such merger to which it is a party, (B) any Loan Party (other than Orion) may merge with a Subsidiary of such Loan Party that is not a Loan Party so long as such Loan Party is the surviving entity of any such merger, and (C) any Subsidiaries of Loan Parties that are not themselves Loan Parties may merge with each other;
(ii)[reserved]; and
(iii)any Subsidiary of a Loan Party may Dispose of all, or substantially all, of its assets (upon voluntary liquidation or otherwise) to such Loan Party or to another Subsidiary of a Loan Party; provided, that, (x) if the transferor in such a transaction is a Loan Party, then the transferee must be a Loan Party, (y) transferor in such transaction may not be a Borrower, and (z) if the transferor is a Domestic Subsidiary, then the transferee must be a Domestic Subsidiary;
(c)without at least thirty (30) days' prior written notice (or such shorter notice as the Administrative Agent may agree in its sole discretion) to Administrative Agent, in the case of any Loan Party, (i) change its jurisdiction of organization; (ii) change its organizational structure or type; or (iii) change its legal name; or
(d)suspend or cease operating a substantial portion of its or their business, except as permitted pursuant to clause (b) above or in connection with a transaction permitted under Section 7.05.

Notwithstanding the foregoing, in no event shall this Section 7.04 permit Orion, any other Borrower or any other Guarantor to Dispose of or otherwise transfer any Material Intellectual Property or any of the Equity Interests of any Person that owns any Material Intellectual Property to any other Person other than to a Loan Party that is a Domestic Subsidiary, in each case, other than the non-exclusive licensing of Intellectual Property in the ordinary course of business.

SECTION 7.05	DISPOSITIONS.

Make any Disposition, except:

(a)Dispositions of obsolete, surplus or worn out property (other than Intellectual Property), whether now owned or hereafter acquired, in the ordinary course of business, and the abandonment or other Disposition of Intellectual Property that is, in the reasonable judgment of the management of such Loan Party, no longer economically practicable to maintain or useful in the conduct of the business of such Loan Party and its Subsidiaries, taken as a whole, in an aggregate amount for all such Dispositions (taken together with such Dispositions pursuant to clauses (c) and (h) below) not to exceed the Disposition Limit in any Fiscal Year;
(b)Dispositions of inventory in the ordinary course of business;
(c)Dispositions of equipment in an aggregate amount for all such Dispositions (taken together with such Dispositions pursuant to clause (a) above and clause (h) below) not to exceed the Disposition Limit in any Fiscal Year, to the extent that: (i) such property is exchanged for credit against the purchase price of similar replacement equipment; or (ii) the proceeds of such Disposition are reasonably promptly applied to the acquisition of such replacement equipment;
(d)Dispositions permitted by Section 7.04(b);
(e)Specified Asset Dispositions, solely up to an amount necessary to comply with the requirements of item 1 of Schedule 6.19, and the East and West Jones Sale;
(f)Dispositions of cash and Cash Equivalents, in each case in the ordinary course of business;
(g)Dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business; and
(h)Dispositions of property for not less than 75% cash consideration that are not otherwise permitted under this Section 7.05, so long as:

(i)such Disposition is to a Person who is not an Affiliate of any Loan Party;
(ii)(A) immediately prior to and immediately after giving effect to any such Disposition, there does not exist a Default or Event of Default; (B) such Disposition could not reasonably be expected to result in a Default or Event of Default and (C) no Revolver Overadvance and no Term Loan Overadvance shall exist, in each case before or immediately after giving effect to such Disposition; and,
(iii)the aggregate fair market value of all assets subject to Dispositions in reliance on this Section7.05(h) for all such Dispositions (taken together with such Dispositions pursuant to clauses (a) and (c) above) does not exceed the Disposition Limit in any Fiscal Year.
(i)Dispositions constituting (i) Liens permitted by Section 7.01, (ii) Investments permitted by Section 7.02, and (iii) Restricted Payments permitted by Section 7.06;
(j)Dispositions constituting leases or subleases (other than in respect of Eligible Real Property, Eligible Equipment and Eligible Fleet Equipment) entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of any Loan Party or any Subsidiary thereof;
(k)Dispositions of property to any Persons who are Loan Parties and Dispositions of property among non-Loan Parties;
(l)Dispositions of assets subject to an Event of Loss (including dispositions in lieu of condemnation);
(m)[reserved];
(n)[reserved]; and
(o)Other Dispositions in an aggregate amount not to exceed $1,000,000 per Fiscal Year.

provided that all sales, transfers, leases and other dispositions permitted under this Section 7.05 shall (1) except in the case of clauses (d) and (k) above, be made for at least fair value (as determined by such Loan Party or Subsidiary in its good faith, commercially reasonable discretion) and (2) except in the case of clauses (b), (d), (e), and (k) above, be accompanied by the delivery of an updated pro forma Borrowing Base Report to the extent any asset or assets having a value of $500,000 or more, either individually or in the aggregate (based on the fair market value of the assets so disposed) was included in the most recently delivered Borrowing Base Report.  Notwithstanding the foregoing, in no event shall this Section 7.05 permit Orion, any other Borrower or any other Guarantor to Dispose of or otherwise transfer any Material Intellectual Property or any of the Equity Interests of any Person that owns any Material Intellectual Property to any other Person other than to a Loan Party that is a Domestic Subsidiary, in each case, other than the non-exclusive licensing of Intellectual Property in the ordinary course of business.

SECTION 7.06	RESTRICTED PAYMENTS; CERTAIN PAYMENTS OF DEBT.
(a)Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as it is permitted by law,

(i)so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Orion may make (and Subsidiaries of Orion may make distributions to Orion so that Orion may make) cash distributions to current and former employees, officers, or directors of Orion or its Subsidiaries (or any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions of Equity Interests of Orion held by such Persons; provided, that the aggregate amount of such redemptions made by Orion during the term of this Agreement does not exceed $1,500,000 per Fiscal Year,
(ii)payments of dividends or other distributions by Subsidiaries of a Loan Party to such Loan Party;
(iii)Orion may purchase, redeem or otherwise acquire shares of its Equity Interests that are not Disqualified Equity Interests or warrants or options to acquire any such equity interests that are not Disqualified Equity Interests with the proceeds received from the substantially concurrent issue of new shares of its equity interests that are not Disqualified Equity Interests;
(iv)Loan Parties may make Tax Distributions;
(v)Restricted Payments in an aggregate amount not to exceed $1,000,000;
(vi)to the extent constituting Restricted Payments, the Loan Parties and their Subsidiaries may take the actions permitted by Section 7.02, Section 7.04(b), and Section 7.06(b);
(vii)Orion may declare and make dividend payments or other distributions, in each case, which are payable solely by the issuance of Equity Interests of Orion that are not Disqualified Equity Interests of such Person;
(viii)the Loan Parties may reimburse reasonable out-of-pocket costs and expenses incurred by any shareholder or other Affiliate of Loan Party in rendering, or in connection with, the management, transactional, financial or other corporate advisory services provided to Orion and/or its Subsidiaries, and may reimburse the reasonable fees and expenses of any third-party advisors and reasonable expenses associated with any business-related travel, and may undertake reasonable indemnification payments or reimbursements to such shareholder or other Affiliate providing such services, and
(ix)the payment of reasonable severance and director fees to any shareholder or other Affiliate of a Loan Party or one of its Subsidiaries in the ordinary course of business and consistent with industry practice, so long as it has been approved by such Loan Party's or such Subsidiary's board of directors (or comparable governing body) in accordance with applicable law;
(x)other Restricted Payments, in an aggregate amount not to exceed $5,000,000 in any Fiscal Year of Orion, so long as the Payment Conditions are satisfied.
(b)Make any payment on account of, or redemption or acquisition for value of any portion of, any Earn-Out Obligations or any other Debt that has been contractually subordinated to the Obligations, except:
(i)to the extent such payment is permitted at such time under the applicable subordination terms;

(ii)any refinancing of such Debt with the proceeds of other Debt permitted under Section 7.03;
(iii)[reserved]; and
(iv)any payment with respect to any Earn-Out Obligations that is paid solely and exclusively by the issuance of additional Equity Interests of Orion that are not Disqualified Equity Interests.
(c)Make any optional or voluntary prepayment, redemption, defeasance, purchase or other acquisition of any Debt of any Loan Party or its Subsidiaries, including the exercise of any purchase option in respect of any Specified Sale Leaseback Transaction, except:
(i)any refinancing of such Debt with the proceeds of other Debt permitted under Section 7.03;
(ii)any payment of the Revolving Loan Obligations in accordance with this Agreement; and
(iii)other Debt (including any payment of the Term Loan Obligations and the exercise of any purchase option in respect of any Specified Sale Leaseback Transaction) in accordance with the terms of this Agreement or such Debt, as applicable, so long as the Payment Conditions are satisfied.

Notwithstanding the foregoing, in no event shall Orion, any other Borrower or any other Loan Party Dispose or otherwise transfer (whether as an in kind Restricted Payment or otherwise) any Material Intellectual Property or any of the Equity Interests of any Person that owns any Material Intellectual Property to any other Person other than to a Loan Party that is a Domestic Subsidiary, in each case, other than the non-exclusive licensing of Intellectual Property in the ordinary course of business.

SECTION 7.07	CHANGES RELATING TO DEBT.

Directly or indirectly, amend, change, supplement or otherwise modify any agreement, instrument, document, indenture or other writing evidencing or concerning any Debt that has been contractually subordinated to the Obligations, if such modification would breach an applicable subordination agreement or other subordination terms applicable to such Debt.

SECTION 7.08	TRANSACTIONS WITH AFFILIATES.

Enter into any transaction of any kind with any Affiliate of a Loan Party, irrespective of whether in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to such Loan Party or Subsidiary of such Loan Party as would be obtainable by such Person at the time in a comparable arm's length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to:

(a)any indemnity provided for the benefit of directors (or comparable managers) of a Loan Party or one of its Subsidiaries so long as it has been approved by such Loan Party's or such Subsidiary's board of directors (or comparable governing body) in accordance with applicable law,
(b)the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of a Loan Party or one of its Subsidiaries in the ordinary course of business and consistent with industry practice so long as it has been approved by such Loan Party's or such Subsidiary's board of directors (or comparable governing body) in accordance with applicable law;
(c)(i) transactions solely among the Loan Parties, and (ii) transactions solely among Subsidiaries of Loan Parties that are not Loan Parties,
(d)Restricted Payments and Investments permitted hereunder and Debt permitted under Section 7.03(g);
(e)Guarantees permitted by Section 7.03(c);
(f)transactions pursuant to the Loan Documents or any amendment thereto to the extent such amendment, individually or in the aggregate with any other amendments thereto, is not adverse to the Lender or any Loan Party when taken as a whole in any material respect;
(g)[reserved]; and
(h)payment of customary out-of-pocket costs and expenses of any future or current officers, directors, employees, or managers of Orion, the other Borrowers and the other Subsidiaries.
SECTION 7.09	BURDENSOME AGREEMENTS.
(a)Enter into any Contractual Obligation that limits the ability: (A) of any Subsidiary of a Loan Party to make Restricted Payments to such Loan Party or to otherwise transfer property to such Loan Party; (B) of any Loan Party or Subsidiary of a Loan Party to Guarantee the Debt of a Borrower; (C) of any Loan Party or any Subsidiary thereof to create, incur, assume or suffer to exist Liens on property of such Person or (D) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; provided that the foregoing shall not apply to:
(i)any negative pledge incurred or provided in favor of any holder of Debt under Section 7.03(b), Section 7.03(d) or Section 7.03(t) solely to the extent that any such negative pledge relates to the property financed by or the subject of such Debt and proceeds of, and after-acquired property that is affixed or incorporated into, such assets;
(ii)restrictions imposed by law or contained in this Agreement or any Loan Documents;
(iii)restrictions contained in any agreement or instrument relating to Debt permitted under Section 7.03(d), but solely to the extent such restrictions relate to the property financed by or the subject of such Debt and proceeds and products of, and after-acquired property that is affixed or incorporated into, such assets;
(iv)customary provisions in leases, licenses and other agreements restricting the assignment thereof and of the property or assets subject thereto;
(v)restrictions on cash and other deposits contained in any agreements entered into in the ordinary course of business;

(vi)restrictions contained in any agreement in connection with any Disposition permitted by Section 7.05, provided that such restrictions apply only to the assets or Subsidiaries that are the subject of such Disposition;
(vii)restrictions contained in any agreement or instrument relating to Debt of any Subsidiary that is not a Loan Party permitted under Section 7.03, provided that such restrictions apply only to such Subsidiary and its Subsidiaries;
(viii)any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary and the restriction or condition set forth in such agreement does not apply to Orion, any other Borrower or any other Subsidiary;
(ix)agreements, instruments, deeds or leases that prohibit the granting of a Lien on such agreement, instrument, deed or lease, or the assets that are the subjects thereof if and for so long as such assets constitute Excluded Property or Excluded Real Property;
(x)restrictions imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of the assets of, or ownership interests in, such partnership, limited liability company, joint venture or similar Person;
(xi)restrictions which arise in connection with cash or other deposits permitted under Sections 7.01 and 7.02 and limited to such cash or deposit;
(xii)customary provisions in agreements with clearing houses or other similar agreements entered into in the ordinary course of business;
(xiii)customary restrictions in respect of intellectual property contained in licenses or sublicenses of, or other grants of rights to use or exploit, such intellectual property;
(b)amend, supplement, modify, waive or alter (or agree to do so) its Organizational Documents, in each case to the extent such amendment, modification or waiver could reasonably be expected, either individually or in the aggregate, to be adverse in any material respect to the interests of the Lenders; or
(c)pay excessive or unreasonable salaries, bonuses, commissions, consultant fees or other compensation to any officer, director, management-level employee, equity holder or consultant of any Loan Party or any of its Subsidiaries, or any family member of any of the foregoing.
SECTION 7.10	MARGIN STOCK.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

SECTION 7.11	CERTAIN GOVERNMENTAL REGULATIONS.

Fail to provide documentary and other evidence of any Loan Party's identity as may be requested by any Lending Party at any time to enable such Lending Party to verify any Loan Party's identity or to comply with any applicable Law, including Section 326 of the PATRIOT Act, the Investment Company Act, and the FCPA.

SECTION 7.12	DISQUALIFIED EQUITY INTERESTS.
(a)Issue any Disqualified Equity Interests, or (b) be or become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of any Equity Interests of any Loan Party or any Subsidiary.
SECTION 7.13	FLEET EQUIPMENT MATTERS.
(a)Transfer or change the flag of or change the name or vessel number of, any of the Documented Vessels without the prior written consent of Administrative Agent; provided, that any such consent, once obtained shall not be construed to be a waiver of this provision with respect to any subsequent proposed transfer or change of flag, or change in the name or vessel number of such vessel, or any other Documented Vessels; provided further, that, upon notice to Administrative Agent, any Loan Party or Subsidiary of a Loan Party shall be permitted to document any Titled Vessel or Undocumented Vessel so that such vessel becomes a Documented Vessel.
(b)Permit any Vessel that is Eligible Fleet Equipment to be flagged in any jurisdiction other than the United States;
(c)(i) Cause or permit any Vessel to be operated in any manner contrary to Law; (ii) engage in any unlawful trade or violate any law or expose any Vessel to penalty or forfeiture, except where any such operation, engagement, violation or exposure could not reasonably be expected to have a Material Adverse Effect; or (iii) do, or suffer or permit to be done, anything which can or may injuriously affect, in any material respect, the registration, documentation or trade endorsement of a Documented Vessel or Titled Vessel under the laws and regulations of the United States or such other jurisdiction governing the documentation or registration of such Documented Vessel or Titled Vessel;
(d)(i) Do or permit or willingly allow to be done any act to cause any insurance required by the terms of this Agreement or any Ship Mortgage to be suspended, impaired or cancelled, and (ii) permit or allow any Vessel to undertake any voyage or run any risk or transport any cargo or passengers which may not be permitted by the policies in force, without having first insured such Vessel by additional coverage for such voyages, risks, passengers or cargos; and
(e)Move any Fleet Equipment that is Eligible Fleet Equipment outside of the United States, unless (i) pursuant to a binding contract for a project, and (ii) having first delivered to the Administrative Agent a certificate duly executed by an executive officer of Orion that describes the intended geographic location of the Fleet Equipment, which shall be an Approved Operating Jurisdiction, and duration of the project.
SECTION 7.14	ORION CERTIFICATE OF INCORPORATION.

Each Loan Party agrees to the maximum extent not prohibited by applicable law that, absent the express prior written consent of Administrative Agent to the contrary, (a) such Loan Party shall not propose or agree to any compromise, arrangement or reorganization of a type or in a manner described in Article 12 of the Orion COI as in effect on the date hereof (or any similar clause in any other Governing Document of any Loan Party as may be in effect from time to time), or otherwise under Sections 102(b)(2) and/or 302 of the Delaware General Corporation Law, or directly or indirectly seek to have a court order a meeting of creditors in respect of any such compromise, arrangement or reorganization, and (b) notwithstanding anything to the contrary set forth in the Orion COI (or any other Governing Document of any Loan Party as may be in effect from time to time), Agents and the Lenders (and the Obligations) shall not be bound by or subject to any compromise of creditors of the type described in Article 12 of the Orion COI as in effect on the date hereof (or any similar clause in any other Governing Document of any Loan Party as may be in effect from time to time) or Sections 102(b)(2) and 302 of the Delaware General Corporation Law.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
SECTION 8.01	EVENTS OF DEFAULT.

Each of the following shall constitute an event of default hereunder (each, an "Event of Default"):

(a)Non-Payment.  A Borrower or any other Loan Party fails to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) (i) all or any portion of the Obligations consisting of fees or charges due to any Agent or Lender, reimbursement of costs and expenses under Section 10.04(a), or other amounts (other than any portion thereof consisting of principal or interest) constituting Obligations, and such failure continues for a period of three (3) Business Days, or (ii) all or any portion of the principal or interest on any of the Loans; or
(b)Specific Covenants. (i)  A Borrower or any other Loan Party or Subsidiary thereof fails to perform or observe (A) any term, covenant or agreement contained in any of Section 6.01(g) through 6.01(q), Section 6.02(a), Section 6.03, Section 6.05(a), Section 6.07, Section 6.10, Section 6.11, Section 6.12, Section 6.13, Section 6.18, Section 6.19 (other than item 1 of Schedule 6.19), or Article VII; provided that (x) any Event of Default arising under Section 6.13 shall be subject to cure pursuant to Section 8.03, and (y)  Borrowers may be not more than three (3) days late in delivering any of the materials required by Sections 6.01(h) through 6.01(q) without such delay constituting an Event of Default (but during such period such event shall constitute a Default), or (B) any other term of any Loan Document (other than item 1 of Schedule 6.19) which by its terms is incapable of cure, including, without limitation, the defaults set forth in Section 7(A)(iii) of any Ship Mortgage, or (ii) any Loan Party fails to perform or observe any term, covenant or agreement contained in the Guaranty and Security Agreement; or
(c)Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of a Borrower or any other Loan Party herein, in any other Loan Document or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) when made or deemed made; or
(d)Other Defaults.  (i) Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a), Section 8.01(b), Section 8.01(c), or Section 8.01(d)(ii)) contained in any Loan Document (other than item 1 of Schedule 6.19) on its part to be performed or observed and such failure continues for thirty (30) days (without duplication with respect to the 30-day grace period set forth in Section 7(A)(iv) of any Ship Mortgage), (ii) any Loan Party fails to perform or observe any other covenant or agreement in Section 6.01(a) through 6.01(f) and such failure continues for five (5) days, or (iii) any Loan Party fails to perform or observe any other covenant or agreement in Section 6.02(c) or Section 6.02(i) and such failure continues for ten (10) days; or
(e)[Reserved]; or
(f)Cross Default. (i) Any Loan Party or any Subsidiary thereof: (x) subject to any applicable cure period, fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Debt (other than Debt hereunder and Debt under any swap contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount; or (y) subject to any applicable cure period fails to observe or perform any other agreement or condition relating to any such Debt described in clause (i) above or contained in any document evidencing, securing or relating to any of such Debt, or any other default or event occurs, the effect of which failure, default or other event is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Debt to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Debt to be made, prior to its stated maturity, or (ii) there occurs under any swap contract an early termination date (as defined in such swap contract) resulting from (A) any event of default under such swap contract as to which any Loan Party or any Subsidiary is the Defaulting Party (as defined in such swap contract) or (B) any Termination Event (as so defined) under such swap contract as to which any Loan Party or any Subsidiary is an Affected Party (as so defined) and, in either event, the swap termination value owed by a Loan Party or any Subsidiary as a result thereof is greater than the Threshold Amount; provided that this clause (f) shall not apply to secured Debt that becomes due, or which any Loan Party or any Subsidiary thereof shall be required to prepay or repurchase, as a result of the sale or transfer (including by way of condemnation or casualty) of the property or assets securing such Debt if such sale or transfer is permitted hereunder and under the documents providing for such Debt; or
(g)Insolvency Proceedings, Etc.  Any Loan Party or any Subsidiary thereof (i) institutes or consents to the institution of any proceeding under any Bankruptcy Law, or makes an assignment for the benefit of creditors; (ii) applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) days; or (iii) is the subject of any proceeding under any Bankruptcy Law relating to any such Person or to all or any material part of its property that is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) days, or an order for relief is entered in any such proceeding; or
(h)Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within forty-five (45) days after its issue or levy; or
(i)Judgments.  There is entered against any Loan Party or any Subsidiary thereof: (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage); or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case: (A) enforcement proceedings are commenced by any creditor upon such judgment or order; or (B) there is a period of forty-five (45) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(j)ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount or a Lien on the assets of any Loan Party under Section 303(k) of ERISA or Section 4068 of ERISA or Section 430(k) of the Code; or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
(k)Invalidity of Loan Documents.  Any Loan Document or any material provision thereof, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or the satisfaction in full of all of the Obligations (other than Unasserted Obligations) and other than as a result of an action or inaction by an Agent or any Lender, ceases to be in full force and effect other than in accordance with its terms; or any Loan Party or any other Person (other than a Lending Party) contests in any manner in writing the validity or enforceability of any Loan Document or any provision thereof; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to limit, revoke, terminate or rescind any Loan Document or any provision thereof; or
(l)Impairment of Collateral.  Any Lien purported to be created by any Collateral Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid, perfected, first-priority (except as otherwise expressly provided in this Agreement or such Collateral Document) Lien in the assets covered thereby, other than in respect of assets that, individually and in the aggregate, do not have a value in excess of the Threshold Amount; or
(m)Certain Actions.  Any Loan Party or any of its senior officers is criminally indicted or convicted of (i) a felony or (ii) violating any state or federal Laws (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that has resulted in, or could reasonably be expected to lead to, a forfeiture of any material property or any assets (including the Collateral) upon which such Loan Party has granted a Lien to an Agent or the right to conduct a material part of such Loan Party's business; or
(n)Invalidity of Subordination Provisions.  The subordination provisions of any Subordination Agreement or any other agreement or instrument governing any subordinated obligations shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Agreement or such subordination provisions; or
(o)[Reserved];
(p)Guaranty.  If the obligation of any Guarantor under the guaranty contained in the Guaranty and Security Agreement is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement or such Guaranty) or if any Guarantor repudiates or revokes or purports to repudiate or revoke any such guaranty; or
(q)Change of Control.  There occurs a Change of Control.

SECTION 8.02	RIGHTS AND REMEDIES.
(a)Rights and Remedies Generally.  Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent may (and, at the instruction of the applicable Required Lenders, shall), in each case except as otherwise provided in clauses (i) and (ii) below, in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, without notice or demand, do any one or more of the following:
(i)Administrative Agent may, and at the instruction of the Required Revolver Lenders, Administrative Agent shall terminate the Revolver Commitments, or adjust the Revolver Borrowing Base (but if an Event of Default described in Section 8.01(g) occurs, all Revolver Commitments shall immediately be terminated without any action by Administrative Agent or any Revolver Lender), and Administrative Agent may, and at the instruction of the Required Term Loan Lenders, Administrative Agent shall adjust the Term Loan Borrowing Base;
(ii)(A) Administrative Agent may, and at the instruction of the Required Term Loan Lenders, Administrative Agent shall declare all Term Loan Obligations (including the applicable Make-Whole Amount) immediately due and payable (but if an Event of Default described in Section 8.01(g) occurs, all Term Loan Obligations (including the applicable Make-Whole Amount) outstanding shall immediately be due and payable without any action by Administrative Agent or any Term Loan Lender) and (B) Administrative Agent may, and at the instruction of the Required Revolver Lenders, Administrative Agent shall declare all Revolver Obligations (including the applicable Make-Whole Amount) immediately due and payable (but if an Event of Default described in Section 8.01(g) occurs, all Revolver Obligations (including the applicable Make-Whole Amount) outstanding shall immediately be due and payable without any action by Administrative Agent or any Revolver Lender);
(iii)stop advancing money or extending credit for a Borrower's benefit under this Agreement or under any other agreement between any Loan Party and Administrative Agent or any Revolver Lender;
(iv)settle or adjust disputes and claims directly with Account Debtors on accounts of any Loan Party for amounts on terms and in any order that either Agent considers advisable, notify any Person owing any Loan Party money of either Agent's Lien on such funds, and verify the amount of such account.  Each Loan Party shall collect all payments in trust for Administrative Agent for the benefit of the Lenders and, if requested by either Agent, immediately deliver the payments to the Lenders in the form received from the Account Debtor, with proper endorsement for deposit;
(v)make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its Lien upon the Collateral.  Each Loan Party shall assemble the Collateral if either Agent so requests and make it available as such Agent so designates.  Any Agent or any Lender may enter the premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to such Agent's Lien thereon and pay all expenses incurred.  Each Loan Party grants the Agents for the benefit of Lenders a license to enter and occupy any of its premises, without charge, to exercise any of Agents' or any other Lending Party's rights or remedies;
(vi)(A) apply to the Term Loan Obligations any (x) balances and deposits of any Loan Party that it holds, or (y) any amount held by either Agent or any Lender owing to or for the credit or the account of any Loan Party and (B) apply to the Revolver Obligations any

(x) balances and deposits of any Loan Party that it holds, or (y) any amount held by either Agent or any Lender owing to or for the credit or the account of any Loan Party;
(vii)ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  For the purpose of enabling the Collateral Agent to exercise the rights and remedies under this Agreement when an Event of Default is continuing and for no other purpose, to the extent of such Loan Party's rights and subject to any limitations set forth in any Intellectual Property license, each Agent is hereby granted a non-exclusive, royalty-free license or other right to use without charge, each Loan Party's or any of its Subsidiaries' labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, other Intellectual Property, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with such Agent's exercise of its rights under this Section 8.02, Each Loan Party's and each of its Subsidiaries' rights under all licenses and all franchise agreements inure to each Agent for benefit of Lenders;
(viii)place a "hold" on any account maintained with the Agents and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;
(ix)demand and receive possession of the Books and Records of each Loan Party; and
(x)exercise all default rights and remedies available to any of the Lending Parties under the Loan Documents or at law or equity, including all default remedies provided under the UCC (including disposal of the collateral (including all Collateral) pursuant to the terms thereof).
(b)Power of Attorney.  Each Loan Party hereby irrevocably appoints (A) WOABL as Collateral Agent and (B) WOCF as Administrative Agent, in each case, as its lawful attorney-in-fact, to: (i) if such Loan Party refuses to, or fails timely to execute and deliver any of the documents required to be delivered by it pursuant to the terms hereof, sign the name of such Loan Party on any of such documents; (ii) endorse such Loan Party's name on any checks or other forms of payment or security, sign such Loan Party's name on any invoice or bill of lading for any account or drafts against Account Debtors or sign such Loan Party's name on any notices to Account Debtors; (iii) send requests for verification of Accounts; (iv) endorse each Loan Party's name on any collection item that may come into either Agent's possession; (v) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under such Loan Party's policies of insurance and make all determinations and decisions with respect to such policies of insurance; (vi) at any time that an Event of Default has occurred and is continuing, take control, in any manner, of any item of payment or proceeds relating to any Collateral; (vii) at any time that an Event of Default has occurred and is continuing, prepare, file, and sign such Loan Party's name to a proof of claim in bankruptcy or similar document against any Account Debtor, or to any notice of lien, assignment, or satisfaction of lien or similar document in connection with any of the Collateral; (viii) at any time that an Event of Default has occurred and is continuing, receive, open and dispose of all mail addressed to such Loan Party, and notify postal authorities to change the address for delivery thereof to such address as either Agents may designate; (ix) at any time that an Event of Default has occurred and is continuing, use the information recorded on or contained in any data processing equipment, computer hardware, and software relating to the Collateral; (x) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the Accounts, Chattel Paper or General Intangibles directly with Account Debtors, for amounts and upon terms that each Agent determines to be reasonable, and such Agent may cause to be executed and delivered any documents and releases that such Agent determines to be necessary; (xi)  file UCC-3 assignments reflecting such Agent as assignee of such Loan Party with respect to UCC-1 financing statements filed by such Loan Party in connection with Collateral; (xii) to the extent any Loan Party has the right to do so, cause an Account Debtor's insurers to add Agents as loss payee under the relevant insurance policy; (xiii) at any time that an Event of Default has occurred and is continuing, pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (xiv) at any time that an Event of Default has occurred and is continuing, transfer any Collateral into the name of each Agent for the benefit of Lenders or a third-party as the UCC permits; and (xv) do all other acts and things necessary, in the Applicable Agent's determination, to fulfill each Loan Party's obligations under this Agreement.  Each Loan Party hereby appoints each Agent as its lawful attorney-in-fact to sign such Loan Party's name on any documents necessary to perfect or continue the perfection of any security interest or other Lien  in the Collateral regardless of whether an Event of Default has occurred and is continuing until all Obligations have been Repaid in Full.  Each Agent's foregoing appointment as the attorney-in-fact for each Loan Party, and all of the Agents' rights and powers, being coupled with an interest, are irrevocable until all Obligations have been fully paid and performed when due (as applicable).
(c)Protective Advances.  Each Agent, any Lender (or any of them) with the consent of the Administrative Agent shall be authorized, in their sole discretion, to make Loans ("Protective Advances") if such Agent deems such Loans necessary or desirable (a) to preserve or protect Collateral, or to enhance the collectability or repayment of Obligations, (b) to obtain any insurance if any Loan Party fails to obtain the insurance required by the terms hereof or fails to pay any premium thereon, (c); to pay any other amounts chargeable to Loan Parties under any Loan Documents, including interest, costs, fees and expenses.  Any Agent or any Lender which intends to make any Protective Advance shall use commercially reasonable efforts, to the extent practicable, to consult with the Agents and/or the other Lenders (as applicable) prior to making any Protective Advance.  Notwithstanding the foregoing, in no event shall any Agent or any Lender have any duty or obligation to make any Protective Advance(s).  All Protective Advances paid shall constitute expenses reimbursable under Section 10.04, shall be immediately due and payable, shall bear cash interest until paid at the then highest interest rate applicable to any of the Obligations and shall be secured by the Collateral.  Required Revolver Lenders may at any time revoke any Administrative Agent's and any Revolver Lender's authority to make Protective Advances hereunder by written notice to such Administrative Agent.  Required Term Loan Lenders may at any time revoke any Administrative Agent's and any Term Loan Lender's authority to make Protective Advances hereunder by written notice to such Administrative Agent. Absent such revocation, each Agent's determination that funding of a Protective Advance is appropriate shall be conclusive. Each Agent will use good faith commercially reasonable efforts (with no liability for failing to do so) to provide Borrowers with notice of such Agent or Lenders obtaining any insurance on behalf of Administrative Borrower or any other Loan Party at the time it is obtained or within a reasonable time thereafter.  The making of any Protective Advances shall not be or be deemed to be an agreement to make Protective Advances in similar or different circumstances in the future and shall not operate or be deemed to operate as a waiver by any Agent or any Lender of any Event of Default.
(d)Application of Funds.
(i)No Loan Party shall have the right to specify the order or the accounts to which Administrative Agent shall allocate or apply any payments required to be made by any Loan Party to Administrative Agent on behalf of Term Loan Lenders or otherwise received by Administrative Agent on behalf of Term Loan Lenders under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

(ii)Following an Application Event, all payments or prepayments to Administrative Agent or any Term Loan Lender on account of the Term Loan Obligations shall be applied by Administrative Agent until exhausted in the following order:
(A)first, to Administrative Agent, to pay all fees, costs, expenses and indemnification payments then due to Administrative Agent under the Loan Documents (excluding all Protective Advances made by Administrative Agent);
(B)second, pro rata, to Administrative Agent and any Term Loan Lender which has made a Protective Advance, to pay all Protective Advances held by Administrative Agent or any Term Loan Lender and all unpaid interest on such Protective Advances;
(C)third, pro rata, to the Term Loan Lenders according to their respective Percentage Shares, to pay all accrued but unpaid interest and fees (including interest at the applicable Default Rate and any Make-Whole Amounts) on the Term Loans owing to Term Loan Lenders;
(D)fourth, pro rata, to the Term Loan Lenders according to their respective Percentage Shares, to pay the Outstanding Amount of the Term Loans until such time as the Outstanding Amount of the Term Loans has been Paid in Full;
(E)fifth, pro rata, to Administrative Agent and the Term Loan Lenders, to pay all remaining Credit Outstandings and other Term Loan Obligations owing to Administrative Agent or any Term Loan Lenders;
(F)sixth, to Administrative Agent, to pay all fees, costs, expenses and indemnification payments then due to Administrative Agent under the Loan Documents (excluding all Protective Advances made by Administrative Agent);
(G)seventh, pro rata, to Administrative Agent and any Revolver Lender which has made a Protective Advance, to pay all Protective Advances held by Administrative Agent or any Revolver Lender and all unpaid interest on such Protective Advances;
(H)eighth, pro rata, to the Revolver Lenders according to their respective Percentage Shares, to pay all accrued but unpaid interest and fees (including interest at the applicable Default Rate and any Make-Whole Amounts) on the Revolver Loans owing to Revolver Lenders;
(I)ninth, pro rata, to the Revolver Lenders according to their respective Percentage Shares, to pay the Outstanding Amount of the Revolver Loans until such time as the Outstanding Amount of the Revolver Loans has been Paid in Full; and
(J)tenth, pro rata, to Administrative Agent and the Revolver Lenders, to pay all remaining Credit Outstandings and other Revolver Obligations owing to Administrative Agent or any Revolver Lenders.
(iii)No Loan Party shall have the right to specify the order or the accounts to which Administrative Agent shall allocate or apply any payments required to be made by any Loan Party to Administrative Agent on behalf of Revolver Lenders or otherwise received by

Administrative Agent on behalf of Revolver Lenders under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.
(iv)Following an Application Event, all payments or prepayments to Administrative Agent or any Revolver Lender on account of the Revolver Obligations shall be applied by Administrative Agent until exhausted in the following order:
(A)first, to Administrative Agent, to pay all fees, costs, expenses and indemnification payments then due to Administrative Agent under the Loan Documents (excluding all Protective Advances made by Administrative Agent);
(B)second, pro rata, to Administrative Agent and any Revolver Lender which has made a Protective Advance, to pay all Protective Advances held by Administrative Agent or any Revolver Lender and all unpaid interest on such Protective Advances;
(C)third, pro rata, to the Revolver Lenders according to their respective Percentage Shares, to pay all accrued but unpaid interest and fees (including interest at the applicable Default Rate and any Make-Whole Amounts) on the Revolver Loans owing to Revolver Lenders;
(D)fourth, pro rata, to the Revolver Lenders according to their respective Percentage Shares, to pay the Outstanding Amount of the Revolver Loans until such time as the Outstanding Amount of the Revolver Loans has been Paid in Full;
(E)fifth, pro rata, to Administrative Agent and the Revolver Lenders, to pay all remaining Credit Outstandings and other Revolver Obligations owing to Administrative Agent or any Revolver Lenders;
(F)sixth, to Administrative Agent, to pay all fees, costs, expenses and indemnification payments then due to Administrative Agent under the Loan Documents (excluding all Protective Advances made by Administrative Agent);
(G)seventh, pro rata, to Administrative Agent and any Term Loan Lender which has made a Protective Advance, to pay all Protective Advances held by Administrative Agent or any Term Loan Lender and all unpaid interest on such Protective Advances;
(H)eighth, pro rata, to the Term Loan Lenders according to their respective Percentage Shares, to pay all accrued but unpaid interest and fees (including interest at the applicable Default Rate and any Make-Whole Amounts) on the Term Loans owing to Term Loan Lenders;
(I)ninth, pro rata, to the Term Loan Lenders according to their respective Percentage Shares, to pay the Outstanding Amount of the Term Loans until such time as the Outstanding Amount of the Term Loans has been Paid in Full; and
(J)tenth, pro rata, to Administrative Agent and the Term Loan Lenders, to pay all remaining Credit Outstandings and other Term Loan Obligations owing to Administrative Agent or any Term Loan Lenders.

After payment in full of all Obligations (other than Unasserted Obligations), any surplus remaining shall be paid to Borrowers or other Persons legally entitled thereto; if any deficiency exists, Borrowers shall remain liable to the Agents and Lenders for such deficiency.  If any Agent or any Lender, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of any collateral (including the Collateral), such Agent or such Lender, as applicable, shall have the option, exercisable at any time, of either reducing the applicable Obligations by the principal amount of the purchase price or deferring the reduction of the applicable Obligations until the actual receipt by such Agent or such Lender of cash therefor.

(e)Cash Collateralization.  With respect to all Letters of Credit outstanding at the time of the acceleration of the Obligations under Section 8.02(a) or otherwise at any time after the Maturity Date, Borrowers shall at such time deposit in a cash collateral account established by or on behalf of Administrative Agent an amount equal to 105% of the aggregate Letter of Credit Usage.  Amounts held in such cash collateral account shall be under the sole dominion and control of Administrative Agent and applied by Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the balance, if any, in such cash collateral account, after all such Letters of Credit shall have expired or been fully drawn upon shall be applied to repay the other Obligations.  After all such Letters of Credit shall have expired or been fully drawn upon and all Obligations shall have been satisfied, the balance, if any, in such cash collateral account shall be returned to Borrowers or to such other Person as may be lawfully entitled thereto.  If Borrowers fail to provide Collateralization as required by this Section 8.02(e), Revolver Lenders may (and, upon direction of Administrative Agent, shall) advance, as Revolver Loans the amount of the cash collateral required pursuant to the definition of Collateralization so that the then existing Letter of Credit Usage is cash collateralized in accordance with the definition of Collateralization (whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 4.02 are satisfied).
(f)Agent's Liability for Collateral.  So long as the Agents and Lenders comply with reasonable banking practices regarding the safekeeping of any collateral the subject of the Collateral Documents, the Agents and Lenders shall not be liable or responsible for: (i) the safekeeping of all or any such collateral; (ii) any loss or damage to all or any such collateral; (iii) any diminution in the value of all or any such collateral; or (iv) any act or default of any carrier, warehouseman, bailee, or other Person.  The Loan Parties bear all risk of loss, damage or destruction of any collateral the subject of the Collateral Documents.
(g)No Waiver.  Any Agent's or any Lender's failure, at any time or times, to require strict performance by any Loan Party of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of such Agent or such Lender thereafter to demand strict performance and compliance herewith or therewith.  Each Agent and Lenders have all rights and remedies provided under the UCC, by law, or in equity.  Any amounts paid by any Agent or any Lender on any Loan Party's behalf as provided herein are expenses reimbursable under Section 10.04 and shall bear interest at the highest interest rate then applicable to any of the Obligations and shall be secured by the collateral the subject of the Collateral Documents.  No payments by any Agent or any Lender shall be deemed an agreement to make similar payments in the future or a waiver of any Event of Default by any Agent or any Lender.
(h)Right to Appoint Receiver.  Upon the occurrence of an Event of Default and at all times thereafter during the continuance of an Event of Default, each Agent shall be entitled to the immediate appointment of a receiver for all or any part of the Collateral, whether or not waste or deterioration of the Collateral has occurred; whether or not there is a risk that the Collateral is in danger of being lost, removed, or materially injured; and whether or not other arguments based on equity or pursuant to statute would justify the appointment.  Each Agent and the Loan Parties agree and consent that said receiver shall be directed to manage, protect, preserve, sell and otherwise dispose of all or any portion of the Collateral and continue the operation of the business of the Loan Parties, and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership, including the compensation of the receiver, and to the payment of the Loans and other fees and expenses due hereunder and under the Loan Documents as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY HEREBY IRREVOCABLY AND FOR VALUABLE CONSIDERATION CONSENTS TO AND WAIVES ANY RIGHT TO OBJECT TO OR OTHERWISE CONTEST THE APPOINTMENT OF A RECEIVER AS PROVIDED ABOVE. EACH LOAN PARTY (I) GRANTS SUCH WAIVER AND CONSENT KNOWINGLY AFTER HAVING DISCUSSED THE IMPLICATIONS THEREOF WITH COUNSEL, (II) ACKNOWLEDGES THAT (A) THE UNCONTESTED RIGHT TO HAVE A RECEIVER APPOINTED FOR THE FOREGOING PURPOSES IS CONSIDERED ESSENTIAL BY EACH AGENT IN CONNECTION WITH THE ENFORCEMENT OF THE LENDERS' AND AGENTS' RIGHTS AND REMEDIES HEREUNDER AND UNDER THE OTHER LOAN DOCUMENTS, AND (B) THE AVAILABILITY OF SUCH APPOINTMENT AS A REMEDY UNDER THE FOREGOING CIRCUMSTANCES WAS A MATERIAL FACTOR IN INDUCING THE LENDERS TO MAKE THE LOANS TO BORROWERS; AND (III) AGREES TO ENTER INTO ANY AND ALL STIPULATIONS IN ANY LEGAL ACTIONS, OR AGREEMENTS OR OTHER INSTRUMENTS IN CONNECTION WITH THE FOREGOING AND TO COOPERATE FULLY WITH EACH AGENT AND THE LENDERS IN CONNECTION WITH THE ASSUMPTION AND EXERCISE OF CONTROL BY THE RECEIVER OVER ALL OR ANY PORTION OF THE COLLATERAL.
(i)Remedies Cumulative. The rights and remedies of the Agents and the Lenders under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. In addition to the other rights and remedies set forth in this Agreement or in any other Loan Documents, the Agents and the Lenders shall have all other rights and remedies not inconsistent herewith as provided under the UCC, by law, or in equity. No exercise by an Agent or any Lender of one right or remedy shall be deemed an election, and no waiver by any Agent or any Lender of any Default or Event of Default shall be deemed a continuing waiver. No delay by any Agent or any Lender shall constitute a waiver, election, or acquiescence by it.
SECTION 8.03	EQUITY CURE.
(a)Subject to the limitations set forth in clauses (e) and (f) below, Borrowers may cure an Event of Default arising solely out of a breach of any of the financial covenants set forth in Sections 6.13(a) and (d) (the "Specified Financial Covenants") if a Borrower (A) provides notice to Administrative Agent within two (2) days' after the date that is the earlier to occur of (i) the date on which the Compliance Certificate is delivered to Administrative Agent in respect of the applicable Test Period with respect to which any such breach occurred, and (ii) the date on which the Compliance Certificate is required to be delivered to Administrative Agent pursuant to Section 6.02(a) in respect of the applicable Test Period with respect to which any such breach occurred and (B) receives Curative Equity within ten (10) days in the case of the financial covenants set forth in Section 6.13(a), after the date that is the earlier to occur of (i) the date on which the Compliance Certificate is delivered to Administrative Agent in respect of the applicable Test Period with respect to which any such breach occurred, and (ii) the date on which the Compliance Certificate is required to be delivered to Administrative Agent pursuant to Section 6.02(a) in respect of the applicable Test Period with respect to which any such breach occurred; provided, that Borrowers' right to so cure an Event of Default shall be contingent on its timely delivery of such Compliance Certificate as required under Section 6.02(a).
(b)Each Borrower shall promptly notify Administrative Agent of its receipt of any proceeds of Curative Equity (and shall immediately apply the same to the payment of the Obligations to the extent required by Section 2.03(c)(iv)).

(c)Any investment of Curative Equity shall be in immediately available funds and, subject to the limitations set forth in clause (e) below, shall be in an amount that is sufficient to cause the applicable Borrower to be in compliance with the Specified Financial Covenants as at the end of the applicable Test Period (but not greater than such amount), calculated for such purpose as if such amount of Curative Equity were additional Consolidated EBITDA for the last Fiscal Quarter in such Test Period (such Fiscal Quarter, the "Designated Fiscal Quarter").  Contemporaneously with the receipt and application of Curative Equity, such Borrower shall deliver to Administrative Agent an updated Compliance Certificate that shall (i) include evidence of such Borrower's receipt of Curative Equity proceeds, and (ii) to cure the financial covenants in Section 6.13(a), set forth a calculation of the financial results and balance sheet of such Borrower as at the end of the applicable Test Period (including for such purposes the proceeds of such Curative Equity (broken out separately) as deemed Consolidated EBITDA for the Designated Fiscal Quarter), which shall confirm that on a pro forma basis after taking into account the receipt of such Curative Equity proceeds, such Borrower would have been in compliance with the Specified Financial Covenants in Sections 6.13(a) as of such date.
(d)Upon (i) the receipt of Curative Equity pursuant to this Section 8.03 and inclusion of such Curative Equity in the calculation of the Specified Financial Covenants in Sections 6.13(a) as deemed Consolidated EBITDA for any Test Period including the applicable Designated Fiscal Quarter, and (ii) delivery of an updated Compliance Certificate conforming to the requirements of this Section 8.03, any Event of Default that occurred and is continuing as a result of a breach of any of the Specified Financial Covenants shall be deemed cured with no further action required by any Lenders.  In the event a Borrower does not cure all financial covenant violations, the existing Event(s) of Default shall continue unless waived in writing by in accordance with Section 10.01 hereof.
(e)From and after the receipt by Administrative Agent of a written notice from a Borrower (a "Notice of Intent to Cure"), on or prior to the date which is two (2) days after the date on which the Compliance Certificate is required to be delivered to Administrative Agent pursuant to Section 6.02(a) in respect of the Test Period with respect to which the Curative Equity is to be invested, that Orion's existing equityholders intend to invest Curative Equity in such Borrower with respect to a particular Test Period until the expiration of the tenth (10th) day after the date that is the earlier to occur of (i) the date on which the Compliance Certificate is delivered to Administrative Agent in respect of the applicable Test Period with respect to which any such breach occurred, and (ii) the date on which the Compliance Certificate is required to be delivered to Administrative Agent pursuant to Section 6.02(a) in respect of the applicable Test Period with respect to which any such breach occurred; provided, that such Borrower's right to so cure an Event of Default shall be contingent on its timely delivery of such Compliance Certificate as required under Section 6.02(a) and to the extent no Event of Default exists (other than an Event of Default arising solely out of a breach of the Specified Financial Covenants), neither Agent nor any Lender shall exercise any right under Section 8.02 solely on the basis of an Event of Default having occurred and being continuing in respect of a failure to comply with the requirements of Section 6.13; provided that such written notice shall be irrevocable upon receipt by Administrative Agent; provided, further, during such period (until the Curative Equity has been received by such Borrower and has been used to prepay the Loans to the extent provided in this Agreement), an Event of Default in respect of such failure to comply shall continue to exist for all purposes of this Agreement and the other Loan Documents (including for the purposes of Section 4.02 hereof).
(f)Notwithstanding anything to the contrary contained in the foregoing or this Agreement, (i) a Borrower's rights under this Section 8.03 may (A) be exercised not more than three (3) times during the term of this Agreement and (B) not be exercised more in more than two consecutive Fiscal Quarters, (ii) the amount of any Curative Equity in any Fiscal Quarter shall be no greater than the amount required to cause such Borrower to be in compliance with the Specified Financial Covenants as at the end of the applicable Test Period ending as of the last day of such Fiscal Quarter, and (iii) the Curative Equity shall be disregarded for purposes of determining Consolidated EBITDA for any pricing, financial covenant-based conditions or any baskets with respect to the covenants contained in this Agreement and for all other purposes under this Agreement or any other Loan Document (other than determining compliance with the Specified Financial Covenants) and there shall be no pro forma reduction in Debt with the proceeds of any Equity Cure for determining compliance with the Specified Financial Covenants or for determining any pricing, financial covenant-based conditions or baskets with respect to the covenants contained in this Agreement or for any other purposes under this Agreement or any other Loan Document (other than determining compliance with the Specified Financial Covenants), in each case in the Fiscal Quarter in which such Curative Equity is received.
ARTICLE IX
AGENTS
SECTION 9.01	APPOINTMENT AND AUTHORIZATION OF AGENTS.

Each Secured Party hereby irrevocably appoints WOCF to act on its behalf as Administrative Agent, Collateral Agent and security trustee hereunder and under the other Loan Documents and authorizes each such Agent to take such actions on its behalf and to exercise such powers as are delegated to each such Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the use of the term "agent" or "security trustee" in this Agreement or the other Loan Documents with reference to Administrative Agent or Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. The provisions of this Article IX are solely for the benefit of Lending Parties, and neither Borrowers nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions.

SECTION 9.02	RIGHTS AS A LENDER.

If the Person serving as an Agent hereunder is also a Lender, such Person shall have the same rights and powers in such capacity(ies) as any other Person in such capacity(ies) and may exercise the same as though it were not an Agent.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for, make equity investments in, and generally engage in any kind of business with any Loan Party or any Subsidiary or Affiliate of any Loan Party as if such Person were not an Agent hereunder and without any duty to account therefor to any other Lending Party.

SECTION 9.03	EXCULPATORY PROVISIONS.

No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder are administrative in nature.  Without limiting the generality of the foregoing, the Agents and White Oak and its Affiliates (in each of their respective capacities as attorney-in-fact, general partner or manager for one or more of the Lenders):

(a)No Fiduciary Duties.  Shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
(b)No Obligations Regarding Certain Actions.  Shall not have any duty to take any discretionary action or exercise any discretionary powers (including any consent, approval, acceptance, election, designation, use of judgment or expression of satisfaction) contemplated hereby or by the other Loan Documents unless directed in writing to take such discretionary action or exercise such discretionary power by the applicable Required Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in any other Loan Documents with respect to such discretionary action or discretionary power); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Laws;
(c)Disclosure Obligations.  Shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity; and
(d)Limitation on Liability.  Shall not be liable for any action taken or not taken by it: (i) with the consent or at the request of Required Lenders (or such other number or percentage of Lenders as shall be necessary, or as the Agents shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.02 and Section 10.01); or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgment.  The Agents shall be deemed not to have knowledge of any Default or Event of Default, unless and until a Loan Party, or a Lending Party provides written notice to an Agent describing such Default or Event of Default and stating that such notice is a "Notice of Default".  The Agents shall not be responsible for or have any duty to ascertain or inquire into: (A) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document; (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith; (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default; (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document; or (E) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.
SECTION 9.04	RELIANCE BY THE AGENTS.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of the Loans that by its terms must be fulfilled to the satisfaction of a specified Lending Party, each Agent may presume that such condition is satisfactory to such Lending Party, unless such Agent shall have received notice to the contrary from such Lending Party prior to the making of the Loans.  Each Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts it selects and shall not be liable for any action it takes or does not take in accordance with the advice of any such counsel, accountants or experts.

SECTION 9.05	DELEGATION OF DUTIES.

Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents it appoints.  Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent and shall apply to their respective activities in connection with the administration and/or syndication of the credit facilities provided for herein, as well as activities as Agent. No Agent shall be responsible for the negligence or misconduct of any sub-agents, except to the extent that a court of competent jurisdiction determines in a final, non-appealable judgment that an Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 9.06	RESIGNATION OF THE AGENTS.

Each Agent may at any time give notice of its resignation to Lending Parties and Administrative Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with, unless an Event of Default exists, the consent of Administrative Borrower (which consent shall not be unreasonably withheld, conditioned or delayed), to appoint a successor.  If no such successor shall have been so appointed by the Required Lenders, and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may (but shall not be obligated to) on behalf of Lending Parties, with, unless an Event of Default exists, the consent of Administrative Borrower (which consent shall not be unreasonably withheld, conditioned or delayed), appoint a successor Agent meeting the qualifications set forth in this Section 9.06; provided that, if such Agent shall notify Lending Parties and Administrative Borrower that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by any Agent on behalf of any Lending Party under any of the Loan Documents, the retiring Agent shall continue to hold such Collateral until such time as a successor Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lending Party directly, until such time as the Required Lenders appoint a successor Agent as provided for in this Section 9.06.  Upon the acceptance of a successor's appointment as an Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent (other than any rights to indemnity payments and expense reimbursement owed to the retiring Agent), and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided in this Section 9.06).  The fees payable by Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between such Borrower and such successor.  After the retiring Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

SECTION 9.07	NON-RELIANCE ON AGENT AND OTHER LENDERS.

Each Lending Party acknowledges that it has, independently and without reliance upon any Agent, any other Lending Party or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lending Party also acknowledges that it will, independently and without reliance upon any Agent, any other Lending Party or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 9.08	NO OTHER DUTIES, ETC.

Notwithstanding anything to the contrary contained herein, no Person identified herein or on the facing page or signature pages hereof as a "Documentation Agent," "Co Agent," "Book Manager," "Book Runner," "Arranger," "Lead Arranger," "Co-Lead Arranger" or "Co-Arranger," if any, shall have or be deemed to have any right, power, obligation, liability, responsibility or duty under this Agreement or the other Loan Documents, other than: (a) in such Person's capacity as: (i) an Agent or a Lender hereunder; and (ii) an Indemnitee hereunder; or (b) under Section 9.05.

SECTION 9.09	EACH AGENT MAY FILE PROOFS OF CLAIM.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, any Agent (irrespective of whether the principal of the Loans shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether any Agent shall have made any demand on any Loan Party) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise: (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lending Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of Lending Parties and their respective agents and counsel and all other amounts due Lending Parties under Sections 2.04, Section 2.09 and Section 10.04) allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lending Party to make such payments to such Agent and, in the event that such Agent shall consent to the making of such payments directly to Lenders, to pay to such Agent any amount due for the reasonable compensation, expenses, disbursements and advances of such Agent and its agents and counsel, and any other amounts due to such Agent under Section 2.09 and Section 10.04.  Nothing contained herein shall be deemed to authorize any Agent to authorize or consent to or accept or adopt on behalf of any Lending Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lending Party or to authorize any Agent to vote in respect of the claim of any Lending Party in any such proceeding.

SECTION 9.10	GUARANTY MATTERS.

Each Secured Party hereby: (a) irrevocably authorizes each Agent, at its option and in its discretion, to release any Guarantor from its obligations under a Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and (b) agrees that, upon request by Administrative Agent at any time, it will confirm in writing each Agent's authority to release any such Guarantor pursuant to this Section 9.10.

SECTION 9.11	COLLATERAL AND OTHER MATTERS.
(a)Directions by Lenders.
(i)Each Secured Party hereby irrevocably authorizes and directs each Agent:  (i) to enter into the Collateral Documents for the benefit of such Person; (ii) without the necessity of any notice to or further consent from any such Person from time to time prior to an Event of Default, to take any action with respect to any Collateral Documents or the collateral the subject thereof that may be necessary to perfect and maintain perfected the Liens upon the collateral granted pursuant to the Collateral Documents; (iii) [reserved]; (iv) to subordinate any Lien on any property granted to or held by any Agent under any Loan Document to the holder of any Lien on such property that is permitted by this Agreement or any other Loan Document to be senior to the Lien of any Agent; (v) to consent to the sale of, credit bid, or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code; (vi) to credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC; and (vii) to credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by any Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy.  In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of any Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of any Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of the any entities that are used to consummate such credit bid or purchase), and (ii) any Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith any Agent may reduce the Obligations owed to the Lenders (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration.  Upon request by any Agent at any time, each Lender will confirm in writing any Agent's authority to release or subordinate its interest in particular types or items of collateral the subject of any Collateral Document pursuant to this Section 9.11.
(ii)Secured Parties authorize each Agent to release any Lien on any Collateral (a) upon Payment in Full of the Obligations; (b) that is the subject of a Disposition that a Borrower certifies in writing is a Disposition permitted hereunder (and each Agent may rely conclusively on such certificate without further inquiry); (c) in connection with any foreclosure sale or other disposition of any collateral the subject of any Collateral Document after the occurrence of an Event of Default; or (d) subject to Section 10.01, if approved, authorized or ratified by the Required Lenders.
(iii)[Reserved].
(iv)Secured Parties authorize the Agents to subordinate their applicable Liens to any Purchase Money Lien or other Lien entitled to priority hereunder. No Agent has any obligation to assure that any Collateral exists or is owned by a Loan Party, or is cared for, protected or insured, nor to assure that such Agent's Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.
(b)Certain Actions by the Agents.  Subject to Section 9.11(a)(iii) and Section 9.11(a)(iv), Each Agent shall (and is hereby irrevocably authorized by each Lender to) execute such documents as may be necessary to evidence the release or subordination of Liens granted to each Agent herein or pursuant hereto upon the applicable collateral; provided that: (i) no Agent shall be required to execute any such document on terms that, in any Agent's opinion, would expose such Agent to or create any liability or entail any consequence other than the release or subordination of such Liens without recourse or warranty; and (ii) such release or subordination shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrowers or any other Loan Party in respect

of) all interests retained by Borrowers or any other Loan Party, including the proceeds of the sale, all of which shall continue to constitute part of the collateral the subject of the Collateral Documents.  In the event of any sale or transfer of any collateral the subject of any of the Collateral Documents, or any foreclosure with respect to any of the collateral the subject of any of the Collateral Documents, each Agent shall be authorized to deduct all expenses reasonably incurred by such Agent in connection with such action for which an Agent is entitled to reimbursement pursuant to Section 10.04(a) from the proceeds of any such sale, transfer or foreclosure.
(c)No Obligations Regarding Certain Actions.  The Agents shall have no obligation whatsoever to any Lending Party or any other Person to assure that all or any of the collateral the subject of the Collateral Documents exists or is owned by a Borrower or any other Loan Party or is cared for, protected or insured or that the Liens granted to any Agent herein or in any of the Collateral Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to each Agent in this Section 9.11 or in any of the Collateral Documents, it being understood and agreed that in respect of the collateral the subject of the Collateral Documents, or any act, omission or event related thereto, each Agent may act in any manner it may deem appropriate, in its sole discretion, if such Agent has an interest in the collateral the subject of the Collateral Documents by virtue of being one of the Lending Parties.
(d)Appointment of Lending Parties as Agents.  Each Lending Party hereby appoints each other such Person as agent for the purpose of perfecting each Agent's or such Person's security interest in assets that, in accordance with Article 9 of the UCC, can be perfected only by possession.  Should any such Person (other than an Agent) obtain possession of any collateral the subject of the Collateral Documents, such Person shall notify the Agents thereof, and, promptly upon such Agent's request therefor, shall deliver such collateral to such Agent or in accordance with such Agent's instructions.

Notwithstanding the foregoing, except as expressly set forth in Section 9.11(a)(iii), in no event shall this Section 9.11 require any Agent to release (i) the Liens securing the Obligations on any Material Intellectual Property or any of the Equity Interests of any Person that owns any Material Intellectual Property or (ii) any Subsidiary from its obligations under the Guaranty if such Subsidiary owns any Material Intellectual Property or any Equity Interests of any Person that owns any Material Intellectual Property.

ARTICLE X
GENERAL PROVISIONS
SECTION 10.01	AMENDMENTS, ETC.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by a Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or the Agents specified below at the written request of the applicable Required Lenders specified below) (such request may be by electronic means)) and Borrowers or the applicable Loan Party, as the case may be, with receipt acknowledged by each  Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that:

(i)no such amendment, waiver or consent shall, unless in writing and signed by each Borrower and by any such Lender as to whom such amendment, waiver or consent is intended to apply, with receipt acknowledged by Administrative Agent, do any of the following:

(A)increase, or extend the expiry of, the Commitment of any Lender (or reinstate any such Commitment to the extent terminated pursuant to Section 8.02) without the written consent of such Lender;
(B)postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, any applicable Make-Whole Amount, fees or other amounts due to any Lender hereunder or under any other Loan Document, including any prepayments specified under Section 2.03, or reduce the amount due to any Lender on any such date, in each case without the written consent of such Lender; provided, however, that only the consent of (x) the Required Revolver Lenders shall be necessary to amend the definition of "Default Rate", to the extent that such amendment solely impacts the Revolver Loans, or waive any obligation of the Borrowers to pay interest on the Revolver Loans at the Default Rate, or (y) the Required Term Loan Lenders shall be necessary to amend the definition of "Default Rate", to the extent that such amendment solely impacts the Term Loans, or waive any obligation of the Borrowers to pay interest on the Term Loans at the Default Rate;
(C)reduce or forgive the principal of, or the rate of interest or the Make-Whole Amount specified herein on, any or all of the Loans or other amounts payable to any Lender hereunder or under any other Loan Document, in each case without the written consent of such Lender; provided, however, that only the consent of (x) the Required Revolver Lenders shall be necessary to amend the definition of "Default Rate", to the extent that such amendment solely impacts the Revolver Loans, or waive any obligation of the Borrowers to pay interest on the Revolver Loans at the Default Rate, or (y) the Required Term Loan Lenders shall be necessary to amend the definition of "Default Rate", to the extent that such amendment solely impacts the Term Loans, or waive any obligation of the Borrowers to pay interest on the Term Loans at the Default Rate; or
(D)amend any provision herein or in any other Loan Document providing for consent or other action by Required Lenders so that such consent or other action requires the consent of a lesser or greater portion of the Lenders without the written consent of all Lenders directly and adversely affected thereby; or
(E)(1) subordinate, or have the effect of subordinating, the Obligations hereunder in right of payment to any other Debt, or (2) subordinate or have the effect of subordinating, the Liens securing the Obligations to Liens securing any other Debt without the written consent of all Lenders directly affected thereby; or
(ii)no such amendment, waiver or consent shall, unless in writing and signed by all Lenders and Borrowers, with receipt acknowledged by Administrative Agent, do any of the following:
(A)amend this Section 10.01, Section 2.09, Section 2.10 or Section 8.02(d) or any provision herein providing for consent or other action by all Lenders;
(B)release, compromise or subordinate all or any substantial portion of the collateral the subject of the Collateral Documents and securing the Obligations, except as otherwise expressly provided herein or in any of the Collateral Documents, or amend the definition of the obligations secured by any of the Collateral Documents;

(C)release, compromise, subordinate or terminate any of the Guaranties except as otherwise expressly provided herein or in any of the Loan Documents;
(D)amend the definition of "Required Lenders", "Required Term Loan Lenders" and "Required Revolver Lenders" contained in Section 1.01;
(E)amend Section 10.06(b)(v);
(F)effect any waiver, amendment or modification of any Loan Document that would alter the relative priorities of the rights of the Secured Parties in the Collateral; or
(G)amend or otherwise modify this Agreement to (x) subordinate the Liens on all or substantially all of the Collateral securing the Obligations to any Lien securing other Indebtedness or (y) provide for payment subordination of the Obligations;
(iii)any such amendment, waiver or consent shall be effective if in writing and signed by the Required Term Loan Lenders and Borrowers, with receipt acknowledged by Administrative Agent, to the extent that it does any of the following:
(A)amend Sections 2.01(a), 2.03(c)(i), (ii) or (iii), 2.03(d), 2.03(h), or 6.13(b) and provided that such amendments are not in any manner adverse to the Revolver Secured Parties, or waive any Event of Default resulting from the failure to comply with any of the foregoing;
(B)amend the definitions of "Borrowing Base Report", "Eligible Equipment", "Eligible Fleet Equipment", "Eligible Real Estate", "Equipment Formula Amount", "Fleet Equipment Formula Amount", "NOLV", "Real Estate Formula Amount", "Term Loan", "Term Loan Amount", "Term Loan Borrowing Base", "Term Loan Exposure", "Term Loan Fee Letter", "Term Loan Lender", "Term Loan Obligations", "Term Loan Overadvance", "Term Loan Reserves" or "Term Loan Secured Parties";
(C)amend the definition of Applicable Margin (other than clause (b) thereof) or the definitions of Term Loan Commitment, or Term Loan Maturity Date, subject to the provisions of subclause (i) above;
(D)amend the definitions of "Anti-Corruption Laws," "Anti-Money Laundering Laws," "OFAC," "PATRIOT Act," "Sanctioned Jurisdiction," "Sanctioned Person," or "Sanctions," or Sections 5.22, 6.08, 6.11, or 7.11 (or any other defined terms used therein) in a manner that would make such definitions or provisions to be more restrictive with respect to any Loan Party than the respective provisions as currently in effect in this Agreement;
(E)amend the definition of "Floor" with respect to Term Loans; or
(F)amend Section 6.13(b), amend any of the reporting covenants  set forth in any of the Loan Documents, add new covenants regarding leverage ratios, financial reporting, financial performance and compliance with respect to such matters or described therein, and add or amend Events of Default with respect to the foregoing, if such amendments would cause such provisions to be more restrictive on the Loan Parties than the applicable provisions of the Loan Documents in effect immediately prior to such amendment;
(iv)any such amendment, waiver or consent shall be effective if in writing and signed by the Required Revolver Lenders and Borrowers, with receipt acknowledged by Administrative Agent, do any of the following:
(A)amend the definitions of "Accounts Formula Amount", "Borrowing Base Report", "Eligible Accounts", "Eligible Retainage Accounts", "Eligible Unbilled Retainage Accounts", "Rent and Charges Reserve", "Retainage Accounts Formula Amount", "Revolver Availability", "Revolver Availability Reserve", "Revolver Borrowing Base", "Fee Letter", "Revolver Lender", "Revolver Loan", "Revolver Overadvance", "Revolver Secured Parties", "Revolver Obligations", "Revolver Usage", "Unbilled Retainage Accounts Formula Amount", "Value" (or any defined term used in such definitions for the purposes of such definitions);
(B)amend clause (b) of the definition of "Applicable Margin", or the definitions of "Average Excess Revolver Availability", "Revolver Commitment", or "Revolver Commitment Termination Date", subject to the provisions of subclause (i) above;
(C)amend any of Sections 2.01(b), 2.03(c)(v), 2.03(i) or 6.01(g), (h)  (i), (j) or (k) or waive any Event of Default resulting from the failure to comply with any of the foregoing;
(D)amend the definitions of "Anti-Corruption Laws," "Anti-Money Laundering Laws," "OFAC," "PATRIOT Act," "Sanctioned Jurisdiction," "Sanctioned Person," or "Sanctions," or Sections 5.22, 6.08, 6.11, or 7.11 (or any other defined terms used therein) in a manner that would make such definitions or provisions to be more restrictive with respect to any Loan Party than the respective provisions as currently in effect in this Agreement; or
(E)amend the definition of "Floor" with respect to Revolver Loans;

provided further that, notwithstanding anything to the contrary contained herein: (1) no amendment, waiver or consent shall, unless in writing and signed by the Applicable Agent in addition to such Lenders (other than any Defaulting Lender) as are otherwise required by this Section 10.01, affect the rights or duties of such Agent under this Agreement or any other Loan Document; (2) no consent of a Borrower shall be required with respect to any amendment or waiver described in Section 10.01(i)(D) or Section 10.01(ii)(A), if at the time of such amendment or waiver a Default or Event of Default exists; (3) any amendment, waiver, or consent with respect to any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lending Parties among themselves, and that does not affect the rights or obligations of the Loan Parties (or any of them), shall not require consent by, or the agreement of, any Loan Party; (4) Administrative Agent, and Borrower may amend any Loan Document without the consent of any other party in order to correct technical errors, omissions or inconsistencies within or between the Loan Documents; and (5) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

SECTION 10.02	NOTICES; ELECTRONIC COMMUNICATIONS.
(a)Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.02(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by facsimile transmission or sent by approved electronic communication in accordance with Section 10.02(b), and all notices and other communications expressly permitted to be given by telephone shall be made to the applicable telephone number, as follows:
(i)if to Borrowers, any other Loan Party or an Agent, to the address, facsimile number, e-mail address or telephone number specified for such Person on Schedule 10.02; and
(ii)if to any Lender, to the address, facsimile number, e-mail address or telephone number specified in its Administrative Detail Form.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, and notices sent by facsimile transmission or by means of approved electronic communication shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient); provided that notices delivered through electronic communications to the extent provided by Section 10.02(b) shall be effective as provided in such subsection (b).

(b)Electronic Communications.
(i)Each Lender agrees that notices and other communications to it hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by each Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified each Agent that it is incapable of receiving notices under Article II by electronic communication; provided further that, as of the Closing Date, each Lender which is a party hereto confirms that it is capable of receiving notices under Article II by electronic communication.  In furtherance of the foregoing, each Lender hereby agrees to notify each Agent in writing, on or before the date such Lender becomes a party to this Agreement, of such Lender's e-mail address to which a notice may be sent (and from time to time thereafter to ensure that each Agent has on record an effective e-mail address for such Lender).  Each of the Agents and Borrowers may, in such Person's discretion, agree to accept notices and other communications to it hereunder by means of electronic communication pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless an Agent otherwise prescribes: (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient; and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor.

(ii)Each Loan Party hereby acknowledges that: (A) each Agent may make Specified Materials available to Lending Parties by posting some or all of the Specified Materials on an Electronic Platform; (B) the distribution of materials and information through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with any such distribution; (C) the Electronic Platform is provided and used on an "As Is," "As Available" basis; and (D) neither Agents nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency or sequencing of the Specified Materials posted on the Electronic Platform.  Each Loan Party further acknowledges that certain of the Lending Parties (each, a "Public Lender") may have personnel who do not wish to receive material non-public information with respect to the Loan Parties or their Subsidiaries or Affiliates or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons' securities.  Each Loan Party hereby agrees that: (1) all Specified Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked "PUBLIC," which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof; (2) by marking Specified Materials "PUBLIC," each Loan Party shall be deemed to have authorized Lending Parties to treat such Specified Materials as not containing any material non-public information with respect to each Loan Party or its securities for purposes of United States federal and state securities laws (provided that, to the extent such Specified Materials constitute Information, they shall be treated as set forth in Section 10.07); (3) all Specified Materials marked "PUBLIC" may be made available through a portion of the Electronic Platform designated "Public Investor" (or words to similar effect); and (4) each Agent shall be entitled to treat any Specified Materials that are not marked "PUBLIC" as being suitable only for posting on a portion of the Electronic Platform not designated "Public Investor" (or words of similar effect).

EACH AGENT, ON BEHALF OF ITSELF AND ITS AFFILIATES, EXPRESSLY AND SPECIFICALLY DISCLAIMS, WITH RESPECT TO THE ELECTRONIC PLATFORM, DELAYS IN POSTING OR DELIVERY, OR PROBLEMS ACCESSING THE SPECIFIED MATERIALS POSTED ON THE ELECTRONIC PLATFORM, AND ANY LIABILITY FOR ANY LOSSES, COSTS, EXPENSES OR LIABILITIES THAT MAY BE SUFFERED OR INCURRED IN CONNECTION WITH THE ELECTRONIC PLATFORM.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSES, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AN AGENT OR ANY OF ITS AFFILIATES IN CONNECTION WITH THE ELECTRONIC PLATFORM.

(iii)Each Lender hereby agrees that notice to it in accordance with Section 10.02(b)(i) specifying that any Specified Materials have been posted to the Electronic Platform shall, for purposes of this Agreement, constitute effective delivery to such Lender of such Specified Materials.  EACH LENDER: (A) ACKNOWLEDGES THAT THE SPECIFIED MATERIALS, INCLUDING INFORMATION FURNISHED TO IT BY ANY LOAN PARTY OR ANY AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THE LOAN DOCUMENTS, MAY INCLUDE MATERIAL, NON-PUBLIC INFORMATION CONCERNING THE LOAN PARTIES AND THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES OR THEIR RESPECTIVE SECURITIES; AND (B) CONFIRMS THAT: (1) IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL, NON-PUBLIC INFORMATION; (2) IT WILL HANDLE SUCH MATERIAL, NON-PUBLIC INFORMATION IN ACCORDANCE WITH SUCH PROCEDURES AND APPLICABLE LAWS, INCLUDE FEDERAL AND STATE SECURITIES LAWS; AND (3) TO THE EXTENT IT HAS SUCH A PERSON, IT HAS IDENTIFIED IN ITS ADMINISTRATIVE DETAIL FORM

A CONTACT PERSON WHO MAY RECEIVE SPECIFIED MATERIALS THAT MAY CONTAIN MATERIAL, NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAWS.
(c)Change of Address, Etc.  Borrowers and the Agents may change their respective address(es), facsimile number(s), telephone number(s) or e-mail address(es) for notices and other communications hereunder by notice to the other parties hereto.  Each Lender may change its address(es), facsimile number(s), telephone number(s) or e-mail address(es) for notices and other communications hereunder by notice to Borrowers and each Agent.
(d)Reliance by Lending Parties.  Lending Parties shall be entitled to rely and act upon any notices purportedly given by or on behalf of any Loan Party even if: (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein; or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  Each Loan Party shall indemnify each Indemnitee from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Loan Party.  All telephonic notices to and other telephonic communications with an Agent may be recorded by such Agent, and each of the parties hereto hereby consents to such recording.
SECTION 10.03	NO WAIVER; CUMULATIVE REMEDIES.

No failure by any Agent or any other Lending Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; no single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

SECTION 10.04	EXPENSES; INDEMNITY; DAMAGE WAIVER.
(a)Costs and Expenses.  Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses incurred by each Agent, Lenders and their respective Affiliates, (A) in connection with this Agreement and the other Loan Documents, including without limitation the reasonable and documented fees, charges and disbursements of (1) one separate counsel for Administrative Agent (including fees, time charges and disbursements of counsel who may be employees of Administrative Agent or its Affiliates), and the Revolver Lenders, taken as a whole (and, in the case of an actual or potential conflict of interest, one additional lead counsel for each affected party similarly situated) and if reasonably necessary, one local counsel in each relevant jurisdiction and one regulatory counsel in each regulatory area of law (and, in the case of an actual or potential conflict of interest, one additional local counsel in each relevant jurisdiction and one additional regulatory counsel in each regulatory area of law for each affected party similarly situated) for the Administrative Agent and the Revolver Lenders, taken as a whole (the "Revolver Single Counsel Limitation"), (2) one separate counsel for Term Loan Lenders (including fees, time charges and disbursements of counsel who may be employees of Term Loan Lenders or their Affiliates), taken as a whole (and, in the case of an actual or potential conflict of interest, one additional lead counsel for each affected party similarly situated) and if reasonably necessary, one local counsel in each relevant jurisdiction and one regulatory counsel in each regulatory area of law (and, in the case of an actual or potential conflict of interest, one additional local counsel in each relevant jurisdiction and one additional regulatory counsel in each regulatory area of law for each affected party similarly situated) for the Administrative Agent and the Term Loan Lenders, taken as a whole (the "Term Loan Single Counsel Limitation"), (3) outside consultants for the each Agent, (4) appraisers, (5) all out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations, and (6) environmental site assessments,

(B) subject to the Revolver Single Counsel Limitation and the Term Loan Single Counsel Limitation, in connection with (1) the administration and/or syndication of the credit facilities provided for herein, (2) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of, or consents relating to, the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (3) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral, or (4) any workout, restructuring or negotiations in respect of any Obligations, (ii) subject to the Revolver Single Counsel Limitation, all reasonable and documented out-of-pocket expenses incurred by any Agent or any Revolver Lender or any Affiliate of any of them after the occurrence and during the continuance of an Event of Default and (iii) subject to the Term Loan Single Counsel Limitation, all reasonable and documented out-of-pocket expenses incurred by any Term Loan Lender or any Affiliate of any of them after the occurrence and during the continuance of an Event of Default.
(b)Indemnification by Loan Parties.  Each Loan Party shall indemnify each Indemnitee against, and hold harmless each Indemnitee from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by a Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any document, agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, or any other transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom; or, in the case of an Agent (and any sub-agent thereof) and its Affiliates only, the administration of this Agreement and the other Loan Documents, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Claim or Environmental Liability related to the operations of any Loan Party, (iv) any claims of, or amounts paid by any Lending Party to, a Collateral Account bank or other Person which has entered into a control agreement with any Lending Party hereunder or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by a Borrower or any other Loan Party or Subsidiary, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by a Borrower against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if a Borrower has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim not involving an act or omission of a Borrower and that is brought by an Indemnitee against another Indemnitee (other than against the arranger or Agent in their capacities as such). This Section 10.04(b) shall not apply with respect to Taxes other than Taxes arising from a non-Tax claim.
(c)Reimbursement by Lenders.  If a Borrower for any reason fails to pay when due any amount that it is required to pay under Section 10.04(a) or Section 10.04(b) to each Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, (i) each Revolver Lender severally agrees to pay to Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Revolver Lender's pro rata share (based on its Percentage Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought)) of such unpaid amount and (ii) each Term Loan Lender severally agrees to pay to Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Term Loan Lender's pro rata share (based on its Percentage Share

(determined as of the time that the applicable unreimbursed expense or indemnity payment is sought)) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against an Agent (or any such sub-agent) or any Related Party of any of the foregoing acting for such Agent (or any such sub-agent) in connection with such capacity.  The obligations of Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).
(d)Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Laws, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any document contemplated hereby, any of the other transactions contemplated hereby or thereby, any of the Loans or the use of the proceeds thereof provided that this sentence shall not limit the Loan Parties' indemnity or reimbursement obligations to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which an Indemnitee is otherwise entitled to indemnification under this Agreement or any other Loan Document.  No Indemnitee referred to in Section 10.04(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby. Each Loan Party acknowledges that  White Oak and certain of its Affiliates are signing this agreement in their respective capacities as attorney-in-fact, general partner or manager for certain of the Lenders solely for administrative purposes, and neither White Oak nor any of its Affiliate shall have any responsibility or liability for any action taken by any of the Lenders, nor shall White Oak or any of its Affiliates have any obligation to disclose any information regarding any of the Lenders to any Loan Party or any other Person.
(e)Payments.  All amounts due under this Section 10.04 shall be payable not later than ten (10) Business Days after demand therefor.
(f)Survival.  The agreements in this Section 10.04 shall survive the resignation of any Agent, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
SECTION 10.05	MARSHALLING; PAYMENTS SET ASIDE.

Neither Agent nor any other Lending Party shall be under any obligation to marshal any asset in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any payment by or on behalf of any Loan Party is made to any Agent or any other Lending Party, or any Agent or any other Lending Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Agent or any other Lending Party in such Person's discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Bankruptcy Law or otherwise, then: (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred; and (b) each Lending Party severally agrees to pay to each Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by such Agent plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate.  The obligations of each Lending Party under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 10.06	SUCCESSORS AND ASSIGNS.
(a)Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither a Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lending Party, and no Lender may assign or otherwise transfer any of its rights or obligation hereunder except: (i) to an Eligible Assignee, in accordance with the provisions of subsection (b) of this Section 10.06; (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 10.06; or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 10.06; and any other attempted assignment or transfer by any party hereto shall be null and void.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 10.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and each other Lending Party) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by any Lender.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment (if any), the Loans at the time owing to it, no minimum amount need be assigned; or
(B)in any case not described in the immediately preceding subclause (A), the aggregate amount of any Commitment (which, for this purpose, includes the Outstanding Amount of all Loans) or, if the applicable Commitment is not then in effect, the Outstanding Amount of all Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent) shall not be less than $1,000,000 (or, if less, the remaining portion of Lender's Outstanding Amount in the case of any assignment in respect of the Outstanding Amount of the Loans), unless (I) Administrative Agent consents (which consent shall not be unreasonably withheld or delayed) and (II) so long as a Default has not occurred and is continuing, Administrative Borrower consents (which consent shall not be unreasonably withheld or delayed); provided that such Borrower shall be deemed to have consented to any such amount unless it shall have objected thereto by written notice to Administrative Agent within ten (10) Business Days following the date it receives notice of such amount, and the consent of such Borrower shall not be required in the event any Lender is assigning such lesser amount to an Eligible Assignee under clauses (a) through (d) of either clause (I) or clause (II) of the definition thereof.
(ii)Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender's rights and obligations under this Agreement with respect to the Loans or Commitments assigned.

(iii)Required Consents.  No consent shall be required for any assignment other than:
(A)any consent required by Section 10.06(b)(i)(B);
(B)the consent of Administrative Borrower (which consent shall not be unreasonably withheld, conditioned or delayed); provided that such Borrower shall be deemed to have consented to any such assignment unless it shall have objected thereto by written notice to Administrative Agent within ten (10) Business Days following the date it received notice of such assignment; provided further that no consent of Administrative Borrower shall be required under this Section 10.06(b)(iii)(B) if (I) an Event of Default has occurred and is continuing or (II) such assignment is to an Eligible Assignee under clauses (a) through (d) of either clause (I) or clause (II) of the definition thereof; and
(C)the consent of Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed) if such assignment is: (I) an assignment of a Commitment to a Person (irrespective of whether such Person is an Eligible Assignee) who does not then have a Commitment; or (II) an assignment of Loans to a Person that is not an Eligible Assignee under clauses (a) through (d) of either clause (I) or clause (II) of the definition thereof.
(iv)Assignment and Assumption.  The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided that Administrative Agent: (A) may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and (B) shall waive such processing and recordation fee in the case of any assignment by a Lender to an Eligible Assignee.  The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Detail Form and all documentation and other information with respect to the assignee that is required by regulatory authorities under applicable "know your customer" provisions of Anti-Money Laundering Laws, including the PATRIOT Act and all tax forms required by Section 2.07.
(v)No Assignment to any Loan Party or Affiliate.  No such assignment shall be made to any Loan Party or any of its Affiliates or Subsidiaries.
(vi)No Assignment to Certain Persons.  No such assignment shall be made to  a natural person.

Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection (c) of this Section 10.06, from and after the date recorded in the Register, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of the assigning Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lending Party's rights and obligations under this Agreement, such Lending Party shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.07, Section 2.08 and Section 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, each Borrower (at its expense) shall execute and deliver Notes to the assignee Lending Party.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such

Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 10.06.

Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents: (A) no Lender shall be required to comply with this Section 10.06(b) in connection with any assignment of all or any portion of its rights and other obligations under or relating to the Loans, this Agreement and the other Loan Documents to any Affiliate of such Lender (other than any Loan Party, any Affiliate thereof or a natural person) or any Approved Fund related to such Lender, and such Lender shall have no obligation to disclose any such assignment to any such Person; provided that such Lender shall continue to be liable as a "Lender" under this Agreement and the other Loan Documents until such time, if at all, that such Lender and such other Person have complied with the provisions of this Section 10.06(b) in order for such other Person to become a "Lender" hereunder; (B) a Lender may pledge, or grant a security interest in, all or any portion of its rights and other obligations under or relating to the Loans, this Agreement and the other Loan Documents to a financial institution or other funding source (other than any Loan Party, any Affiliate thereof or any natural person) or any trustee or agent therefor in support of obligations owing by such Lender to such Person(s); (C) any Lender which is a fund may pledge, or grant a security interest in, all or any portion of its rights and other obligations under or relating to the Loans, this Agreement and the other Loan Documents to its trustee (except if such trustee is any Loan Party, any Affiliate thereof or a natural person) in support of its obligation to its trustee; and (D) no pledge or grant of a security interest pursuant to the immediately preceding clauses (A) or (C) shall release the transferor Lender from any of its obligations hereunder or under any of the other Loan Documents and such Lender such Lender shall continue to be liable as a "Lender" under this Agreement and the other Loan Documents until such time, if at all, that such Lender and such other Person have complied with the provisions of this Section 10.06(b) in order for such other Person to become a "Lender" hereunder.

(c)Register.  Administrative Agent, acting solely for this purpose as a non-fiduciary agent of each Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a Register.  The entries in the Register shall be conclusive absent manifest error, and each Borrower and Lending Parties may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by any Borrower and each Lender at any reasonable time and from time to time upon reasonable prior written notice. It is intended that the Register and any Participant Register (as defined below) be maintained such that the Loans are in "registered form" for the purposes of the Code.
(d)Participations.  Any Lender may at any time, without the consent of, or notice to, any Borrower or any Agent, sell participations to any Person (other than a natural Person, any Loan Party or any Loan Party's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) each Borrower, Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 2.08(d) with respect to any payments made by such Lender to its Participant(s).

Any document pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that such document may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Each Borrower agrees that each Participant shall be entitled to the benefits of

Section 2.07 and Section 2.08, (subject to the requirements and limitations therein) (it being understood that the documentation required under Section 2.08(f) shall be delivered to the participating Lender who shall hold such documentation for its behalf and on behalf of Borrowers and Agents)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b); provided that such Participant shall not be entitled to receive any greater payment under Section 2.07 or Section 2.08, with respect to any participation, than its participating Lender would have been entitled to receive.  To the extent permitted by applicable Laws, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.09 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of a Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant's interest in the Loans or other obligations under the Loan Documents (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form for the purposes of the Code.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, neither Agent (in its capacity as an Agent) shall have any responsibility for maintaining a Participant Register.

(e)Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender owing to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)Electronic Execution of Assignments.  The words "execution," "signed," "signature," and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 10.07	TREATMENT OF CERTAIN INFORMATION; CONFIDENTIALITY.

Each Agent and each other Lending Party (on behalf of itself and its Related Parties) each agrees to treat the Information in a confidential manner and to not disclose the Information to Persons not party to this Agreement (or Affiliates thereof), except that Information may be disclosed (including by means of the Electronic Platform): (a) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, advisors, representatives and funding and financing sources (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and agree to keep such Information confidential on the same terms as provided herein); (b) to the extent requested by any regulatory authority, purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners); provided that each Agent or such Lender, as applicable, will use commercially reasonable efforts to give Administrative Borrower advance notice of such disclosure (to the extent not prohibited and reasonably possible); provided further that no such advance notice shall be required to be delivered with respect to any routine audit or examination conducted by any banking authority, auditor, or any governmental agency or other authority exercising examination or regulatory authority over any Agent or any Lender which such examination is not directly focused on a Borrower, Guarantor or any of their Subsidiaries; (c) to the extent required by applicable Laws or by any subpoena or similar legal process (in which case the Agents or Lenders, as applicable, shall notify the Borrowers to the extent practicable and to the extent permitted by applicable Laws); (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) to "Gold Sheets" or other similar bank trade publications announcements; provided that such information consist solely of deal terms and other information customarily found in such publications; (g) subject to an agreement containing provisions substantially the same as those of this Section 10.07 to: (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement; or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction or credit insurance relating to any Loan Party; (h) with the consent of each Borrower; or (i) to the extent such Information: (i) becomes publicly available other than as a result of a breach of this Section 10.07; or (ii) becomes available to any Agent, any Lending Party or any of their respective Affiliates on a non-confidential basis from a source other any Loan Party and not in contravention of this Section 10.07.  For purposes of this Section 10.07, "Information" means all material non-public information (including financial information) received from any Loan Party relating to such Loan Party or its business, other than any such information that is available to any Agent or any other Lending Party on a non-confidential basis, and not in contravention of this Section 10.07, prior to disclosure by such Loan Party.  Any Person required to maintain the confidentiality of Information as provided in this Section 10.07: (A) shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information; and (B) shall not disclose any financial information concerning any Loan Party or its business (including any information based on any such financial information) or use any such financial information for commercial purposes without the prior written consent of the applicable Loan Party.  Notwithstanding the foregoing, each Loan Party authorizes each Lending Party to make announcements which are commonly known as "tombstones" of the financial arrangements entered into among the Loan Parties, the Agents, and Lenders,  in such publications as each Lending Party may in its sole and absolute discretion deem appropriate.  Any other announcements regarding the financing arrangements among the Loan Parties, the Agents and Lenders may only be made with the Borrowers' prior consent.

SECTION 10.08	RIGHT OF SETOFF.

If an Event of Default shall have occurred and be continuing, each of Lending Parties and their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Laws, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lending Party to or for the credit or the account of a Borrower or any other Loan Party against any and all of the Obligations to such Lending Party or such Affiliate, irrespective of whether or not such Lending Party shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lending Party different from the branch or office holding such deposit or obligated on such obligations.  The rights of each Lending Party and its Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lending Party or its Affiliates may have.  Each Lending Party agrees to notify each Borrower and Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.  NOTWITHSTANDING THE FOREGOING, NO LENDING PARTY SHALL EXERCISE, OR ATTEMPT TO EXERCISE, ANY RIGHT OF SET OFF, BANKER'S LIEN, OR THE LIKE, AGAINST ANY DEPOSIT ACCOUNT OR PROPERTY OF A BORROWER OR ANY OTHER LOAN PARTY HELD OR MAINTAINED BY

SUCH LENDING PARTY WITHOUT THE PRIOR WRITTEN CONSENT OF ADMINISTRATIVE AGENT.

SECTION 10.09	INTEREST RATE LIMITATION.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the Maximum Rate.  If an Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower.  In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Laws: (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 10.10	COUNTERPARTS; INTEGRATION; EFFECTIVENESS.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous documents, agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed and delivered by each Agent and when each Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in portable document format or by electronic signature shall be effective as delivery of a manually executed counterpart of this Agreement. Electronic signatures shall be of the same legal effect, validity or enforceability as a manually executed signature to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.11	SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loans or any other Obligations (other than Unasserted Obligations) have not been Paid in Full.

SECTION 10.12	SEVERABILITY.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.13	PATRIOT ACT NOTICE.

Each Lending Party that is subject to the PATRIOT Act and each Agent (for itself and not on behalf of any Lending Party) hereby notify each Borrower and each other Loan Party that, pursuant to the requirements of the PATRIOT Act, they are each required to obtain, verify, and record, and each Borrower and each other Loan Party agrees to provide to the requesting Lending Party or Agent promptly upon request, information that identifies each Borrower and each other Loan Party, which information includes the name and address of each Borrower and each other Loan Party and other information that will allow such Lending Party or Agent, as applicable, to identify each Borrower and each other Loan Party in accordance with the PATRIOT Act.

SECTION 10.14	[RESERVED].
SECTION 10.15	TIME OF THE ESSENCE.

Time is of the essence of the Loan Documents.

SECTION 10.16	GOVERNING LAW; JURISDICTION; ETC.
(a)GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW OTHER THAN NEW YORK GENERAL OBLIGATIONS LAW 5-1401 AND 5-1402).
(b)SUBMISSION TO JURISDICTION.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT TO WHICH EACH IS A PARTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURTS OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, IN SUCH FEDERAL COURTS.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY AGENT OR ANY OTHER LENDING PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ANY OF ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTION.
(c)WAIVER OF VENUE.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN

DOCUMENT IN ANY COURT REFERRED TO IN SUBSECTION (B) OF THIS SECTION 10.16.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)SERVICE OF PROCESS.  EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAWS.
SECTION 10.17	WAIVER OF RIGHT TO JURY TRIAL.

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAWS, EACH OF THE PARTIES HERETO HEREBY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM.  EACH OF THE PARTIES HERETO REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

SECTION 10.18	RELEASE.

Upon the proposed Disposition of any Collateral (including any Equity Interests) that is permitted by this Agreement or to which Required Lenders have otherwise consented for which a Loan Party desires to obtain a security interest release from an Agent and/or release of a Guarantor under its guaranty, such Loan Party shall deliver an officer's certificate: (a) stating that the Collateral or Guarantor the subject to such Disposition is being sold or otherwise disposed of in compliance with the terms of this Agreement; and (b) specifying the Collateral being sold or otherwise disposed of in the proposed transaction.  To the extent permitted by this Agreement (and each Agent shall be permitted, but not required to rely on such certificate), upon receipt thereof, each Agent shall, at such Loan Party's expense, return to such Loan Party any such Collateral in the possession or control of such Agent and execute and deliver such releases of its security interest in such Collateral and/or guaranty as may be reasonably requested by such Loan Party.

SECTION 10.19	TERMINATION.

This Agreement will terminate (other than indemnification provisions and other provisions that by their express terms survive termination of this Agreement) upon the payment in full of all Obligations of each Borrower (other than Unasserted Obligations).  Upon any such termination, each Agent will, at each Borrower's expense, return to the applicable Loan Party any Collateral in the possession or control of each Agent or any Lender and execute and deliver to the Loan Parties such documents as any Loan Party shall reasonably request to evidence such termination and release of security interests and guarantees.

SECTION 10.20	ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF AFFECTED FINANCIAL INSTITUTIONS.

Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability  in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
SECTION 10.21	ACKNOWLEDGEMENT REGARDING ANY SUPPORTED QFCS.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, "QFC Credit Support" and each such QFC a "Supported QFC"), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the "U.S. Special Resolution Regimes") in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a "Covered Party") becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.  In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

SECTION 10.22	ERRONEOUS PAYMENTS.
(a)Each Lender and any other party hereto hereby severally agrees that if (i) an Agent notifies (which such notice shall be conclusive absent manifest error) such Lender (or a Lender which is an Affiliate of such Lender) or any other Person that has received funds from an Agent or any of its Affiliates, either for its own account or on behalf of a Lender (each such recipient, a "Payment Recipient") that such

Agent has determined in its sole discretion (whether or not after receipt of any notice under clause (b) below) that any funds received by such Payment Recipient were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from an Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by an Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by an Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 10.22(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an "Erroneous Payment"), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require such Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by an Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on "discharge for value" or any similar doctrine.
(b)Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify Administrative Agent in writing of such occurrence.
(c)In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of such Agent, and upon demand from such Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to such Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to such Agent at the greater of the Federal Funds Rate and a rate determined by such Agent in accordance with banking industry rules on interbank compensation from time to time in effect (such amount, the "Erroneous Payment Return").
(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by an Agent for any reason, after demand therefor by such Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an "Erroneous Payment Return Deficiency"), then at the sole discretion of such Agent and upon such Agent's written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the "Erroneous Payment Impacted Loans") to such Agent or, at the option of such Agent, such Agent's applicable lending affiliate (such assignee, the "Agent Assignee") in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as such Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Loans, the "Erroneous Payment Deficiency Assignment") plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Agent Assignee as the assignee of such Erroneous Payment Deficiency Assignment.  Without limitation of its rights hereunder, following the effectiveness of the Erroneous Payment Deficiency Assignment, such Agent may make a cashless reassignment to the applicable assigning Lender of any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such reassignment all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration.  The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 10.06 and (3) an Agent may reflect such assignments in the Register without further consent or action by any other Person.
(e)Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, each Agent (1) shall be subrogated to all the rights of such Payment Recipient and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by such Agent to such Payment Recipient from any source, against any amount due to such Agent under this Section 10.22 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by Borrowers or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by such Agent from Borrowers or any other Loan Party for the purpose of making a payment on the Obligations and (z) to the extent that an Erroneous Payment (other than an Erroneous Payment comprised of funds received by an Agent from Borrowers or any other Loan Party for the purpose of making a payment on the Obligations) was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.
(f)Each party's obligations under this Section 10.22 shall survive the resignation or replacement of an Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
(g)The provisions of this Section 10.22 to the contrary notwithstanding, (i) nothing in this Section 10.22 will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient's receipt of an Erroneous Payment and (ii) there will only be deemed to be a recovery of the Erroneous Payment to the extent that such Agent has received payment from the Payment Recipient in immediately available funds the Erroneous Payment Return, whether directly from the Payment Recipient, as a result of the exercise by such Agent of its rights of subrogation or set off as set forth above in clause (e) or as a result of the receipt by Agent Assignee of a payment of the outstanding principal balance of the Loans assigned to Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment, but excluding any other amounts in respect thereof (it being agreed that any payments of interest, fees, expenses or other amounts (other than principal) received by Agent Assignee in respect of the Loans assigned to Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment shall be the sole property of the Agent Assignee and shall not constitute a recovery of the Erroneous Payment).

[Signature pages follow.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

BORROWERS:

ORION GROUP HOLDINGS INC., a Delaware corporation

ORION MARINE CONTRACTORS, INC., a Delaware corporation

ORION CONCRETE CONSTRUCTION, LLC, a Delaware limited liability company

TAS CONCRETE CONSTRUCTION LLC, a Delaware limited liability company

TONY BAGLIORE CONCRETE, INC., a Texas corporation

T.A.S. COMMERCIAL CONCRETE SOLUTIONS, LLC, a Texas limited liability company

T.A.S. PROCO, LLC, a Texas limited liability company

ORION CONSTRUCTION, LLC, a Texas limited liability company

ORION INDUSTRIAL CONSTRUCTION, LLC, a Louisiana limited liability company

INDUSTRIAL CHANNEL AND DOCK COMPANY, a Texas corporation

COMMERCIAL CHANNEL AND DOCK COMPANY, a Texas corporation

T.LAQUAY DREDGING, LLC, a Texas limited liability company

KING FISHER MARINE SERVICE, LLC, a Texas limited liability company

ORION CORPORATE SERVICES, LLC, a Texas limited liability company

ORION ADMINISTRATIVE SERVICES, INC., a Texas corporation

EAST & WEST JONES PLACEMENT AREAS, LLC, a Texas limited liability company

PREFERRED TOOL SERVICES, INC., a Texas corporation

ORION MARINE GROUP, LLC, a Texas limited liability company

SCHNEIDER E&C COMPANY, INC., a Florida corporation

ORION MARINE CONSTRUCTION INC., a Florida corporation

SSL SOUTH, LLC, a Florida limited liability company

ORION GOVERNMENT SERVICES, LLC, a Washington limited liability company

MISENER MARINE CONSTRUCTION, INC., a Georgia corporation

ARTEMIS BUSINESS SOLUTIONS, LLC, a Louisiana limited liability company

By: /s/ Travis J. Boone Name: Travis J. Boone Title: President & Chief Executive Officer

AGENTS: WHITE OAK COMMERCIAL FINANCE, LLC, a Delaware limited liability company, as Administrative Agent and Collateral Agent By: /s/ Robert L. Dean Name: Robert L. Dean Title: Executive Vice President

LENDERS:

WHITE OAK ABL, LLC,
a Delaware limited liability company, as attorney-in-fact for each of the Lenders so identified on Schedule 2.01(a) to the Agreement

By: /s/ Thomas K. Otte
Name: Thomas K. Otte
Title: Manager

WHITE OAK COMMERCIAL FINANCE, LLC, not in its individual capacity but as attorney-in-fact for all Revolver Lenders By: /s/ Robert L. Dean Name: Robert L. Dean Title: Executive Vice President

SCHEDULE 5.08

Schedule of Permitted Uses of Proceeds of Loans

Borrowers shall use the proceeds of the Term Loan made on the Closing Date (i) to refinance certain of the existing Debt of the Borrowers, and (ii) to pay fees, costs and expenses incurred in connection with the Loan Agreement, (iii) to satisfy certain past due accounts payable, including certain past due amounts owing to subcontractors and material suppliers, and (iv) for working capital and general corporate purposes (including investments, restricted payments and capital expenditures), in each case, in accordance with the Loan Agreement.

Borrowers shall use the proceeds of the Revolver Loans (i) to refinance certain of the existing Debt of the Borrowers, and (ii) to pay fees, costs and expenses incurred in connection with the Loan Agreement, (iii) to satisfy certain past due accounts payable, including certain past due amounts owing to subcontractors and material suppliers, and (iv) for working capital and general corporate purposes (including investments, restricted payments and capital expenditures), in each case, in accordance with the Loan Agreement.